UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LUMINEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 20, 2021

Dear Stockholder:

We cordially invite you to attend a special meeting (the “Special Meeting”) of stockholders of Luminex Corporation (the “Company” or “we”), to be held on June 21, 2021 at 10:00 a.m., local time, at 12212 Technology Boulevard, Austin, Texas 78727.

At the Special Meeting you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of April 11, 2021 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among the Company, DiaSorin S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent”) and Diagonal Subsidiary Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”) and approve the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

You will also be asked to consider and vote upon a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

You also will be asked to consider and vote upon a proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

If the Merger is completed, you will be entitled to receive $37.00 in cash, without interest thereon, less any applicable withholding taxes, for each share of our common stock, par value $0.001 per share (“Common Stock”), owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares), which represents a premium of approximately (i) 30.6% to the average closing per share price of our Common Stock for the 30-calendar day period ending April 9, 2021, the last day of trading prior to the public announcement of the execution of the Merger Agreement and (ii) 23.1% to the last closing per share price of our Common Stock on February 24, 2021, the last day of trading prior to the publication of the Bloomberg News article first reporting that Parent was considering an acquisition of the Company.

The Company’s board of directors (the “Board of Directors”) has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board of Directors recommends that you VOTE:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Adjournment Proposal; and

•	“FOR” approval of the Compensation Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of our Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to vote, or to instruct your bank, brokerage firm or other nominee to vote, your shares of our Common Stock “FOR” approval of the Merger Proposal will have the same effect as voting against.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

Please note that we are actively monitoring the coronavirus (COVID-19) outbreak. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication. We encourage you to vote your shares prior to the Special Meeting.

If you have any questions or need assistance voting your shares of our Common Stock, please contact our proxy solicitor at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

Thank you in advance for your cooperation and continued support.

Sincerely,

Nachum Shamir

Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and a proxy card are first being mailed on or about May 21, 2021 to our stockholders as of the close of business on May 14, 2021.

LUMINEX CORPORATION

12212 Technology Boulevard

Austin, Texas 78727

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	June 21, 2021

TIME:	10:00 a.m., local time

PLACE:

12212 Technology Boulevard, Austin, Texas 78727

We are actively monitoring the coronavirus (COVID-19) outbreak. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication.

ITEMS OF BUSINESS:

1.  To consider and vote on a proposal (the “Merger Proposal”) to adopt the Merger Agreement and approve the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.  To consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

3.  To consider and vote on a proposal (the “Compensation Proposal”), to approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

RECORD DATE:	Only stockholders of record at the close of business on May 14, 2021 are entitled to notice of, and to vote at, the Special Meeting. All stockholders of record as of that date are cordially invited to attend the Special Meeting.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of Common Stock you own.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

Even if you plan to attend the Special Meeting in person, we request that you complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of Common Stock will be represented at the Special Meeting if you are unable to attend.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, and fail to attend the Special Meeting in person, your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Proposal.

If you are a stockholder of record, voting in person at the Special Meeting will revoke any proxy previously submitted. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:

The Board of Directors has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board of Directors recommends that you vote:

•  “FOR” approval of the Merger Proposal;

•  “FOR” approval of the Adjournment Proposal; and

•  “FOR” approval of the Compensation Proposal.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. The Special Meeting will follow the agenda and rules of conduct provided to all stockholders and proxy holders upon entering the meeting. The purpose and order of the Special Meeting will be strictly observed, and the chairman’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting. Please note that media will not be allowed to attend the Special Meeting and the taking of photographs and the use of audio and video recording devices, will not be permitted at the Special Meeting.

APPRAISAL:	If the Merger is consummated, stockholders who do not vote in favor of the Merger Proposal and who follow the procedures described under “Appraisal Rights” beginning on page 83 will have the right to seek appraisal of the fair value of their shares of Common Stock if they submit a written demand for appraisal before the vote is taken on the Merger Agreement and do not withdraw a demand for (or lose their right to) appraisal and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors, Richard W. Rew, II Senior Vice President, General Counsel and Corporate Secretary; Chief Compliance Officer

May 20, 2021

Austin, Texas

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger

Luminex Corporation, which we refer to as the Company, is a Delaware corporation headquartered in Austin, Texas. The Company’s mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. The Company offers a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. The Company accelerates reliable answers while simplifying complexity and delivering certainty with a seamless experience. The Company’s Common Stock is listed on The NASDAQ Global Select Market LLC (“NASDAQ”) under the symbol “LMNX.” The principal executive offices of the Company are located at 12212 Technology Blvd, Austin, Texas 78727, and its telephone number is (512) 219-8020.

DiaSorin S.p.A., which we refer to as Parent, is a societa per azioni organized under the laws of the Republic of Italy. Parent is a global leader in the laboratory diagnostics market, specializing in the immunodiagnostics and molecular diagnostics segments. For over 50 years, Parent has been developing, producing and marketing reagent kits used by diagnostic laboratories worldwide. They are a multinational company operating across 5 continents and with headquarters in Saluggia, Italy and additional offices in Germany, the U.K. and California and Minnesota in the United States. Parent is listed on the Italian Stock Exchange in the FTSE MIB Index under the symbol of “DIA.” The principal executive offices of Parent are located at via Crescentino snc, 13040 Saluggia (VC), Italy, and its telephone number is +39 0161 487.1.

Diagonal Subsidiary Inc., which we refer to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. The principal executive offices of Merger Sub are located at 1951 Northwestern Avenue, Stillwater, Minnesota 55082, United States of America, and its telephone number is (651) 439-9710.

The Special Meeting

Time, Place and Purpose of the Special Meeting

The Special Meeting will be held on June 21, 2021, at 10:00 a.m., local time, at 12212 Technology Boulevard, Austin, Texas 78727. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication.

At the Special Meeting, holders of our Common Stock will be asked to:

1.

consider and vote upon the proposal (the “Merger Proposal”) to adopt the Merger Agreement and approve the Merger, as more fully described in this proxy statement and under “Proposal 1: Adoption of the Merger Agreement” beginning on page 78;

2.

consider and vote upon the proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, as more fully described in this proxy statement and under “Proposal 2: Adjournment of the Special Meeting” beginning on page 78; and

3.

consider and vote upon the proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as more fully described in this proxy statement and under “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 79.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of Common Stock at the close of business on May 14, 2021, which the Company has set as the record date for the Special Meeting (the “Record Date”). You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 47,311,982 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote against approval of the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote against approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such Merger-related compensation for the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended) (the “Exchange Act”). Abstentions will have the same effect as a vote against approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal, which will have the same effect as a vote against approval of the Merger Proposal, and your shares of Common Stock will not have an effect on the Adjournment Proposal or on the Compensation Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), will become a wholly owned indirect subsidiary of Parent and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of Parent or the Surviving Corporation.

At the effective time of the Merger (the “Effective Time”), the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of the Merger Sub immediately prior to the Effective Time. The officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the officers of the Company immediately prior to the Effective Time.

Per Share Merger Consideration

In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company as treasury stock and shares of Common Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company and shares of Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of Common Stock (collectively the “Excluded Shares”)) will be converted into the right to receive an amount in cash equal to $37.00, without interest thereon (the “Per Share Merger Consideration”).

Recommendation of the Board of Directors

The Board of Directors has (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. For some of the factors considered, see “The Merger—Reasons for Recommendation.”

In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See under the heading “The Merger—Interests of Directors and Executive Officers in the Merger.”

The Board of Directors recommends that you vote:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Adjournment Proposal; and

•	“FOR” approval of the Compensation Proposal.

Opinion of the Company’s Financial Advisor

The Company retained Perella Weinberg Partners LP (“Perella Weinberg”) to act as its financial advisor in connection with the Merger. The Company selected Perella Weinberg based on its qualifications, expertise and reputation and its knowledge of the business and affairs of the Company and the industry in which the Company conducts its businesses. On April 10, 2021, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated April 10, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Perella Weinberg in preparing its opinion, is attached hereto as Annex C and is incorporated herein by reference. Holders of Common Stock should read the opinion carefully and in its entirety. Perella Weinberg’s opinion does not address the Company’s underlying business decision to enter into the Merger Agreement or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Common Stock or any other person as to how such person should vote or otherwise act with respect to the Merger or any other matter. Perella Weinberg’s opinion does not in any manner address the prices at which the Common Stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the Board of Directors in connection with, and for the purposes of its evaluation of, the Merger. The summary of the written opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the written opinion attached as Annex C. For a description of the opinion that the Board of Directors received from Perella Weinberg, see the section entitled “The Merger—Opinion of the Company’s Financial Advisor”.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to:

•	pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement; and

•	pay related fees and expenses in connection with the Merger and associated transactions will be approximately $1.8 billion.

We anticipate that the funds needed to pay the amounts described above will come from cash on hand, as well as obtained as follows:

•

Parent entered a senior facilities agreement, dated April 11, 2021, by and among DiaSorin Inc., as borrower, DiaSorin S.p.A., as original guarantor, Mediobanca—Banca di Credito Finanziario S.p.A., as agent, BNP Paribas, Italian Branch, Citibank, N.A., London Branch, Mediobanca—Banca di Credito

Finanziario S.p.A. and UniCredit S.p.A., as bookrunners and mandated lead arrangers, and the financial institutions listed therein as original lenders (as amended, the “Senior Facilities Agreement”). The Senior Facilities Agreement provides for a term loan of $1.1 billion due 2026 and a bridge loan of $500 million due within 12 months of the date of the Senior Facilities Agreement, with two extension options (exercisable at Parent’s option), each for an additional 6 months.

•

On May 5, 2021, Parent issued €500 million senior unsecured equity-linked bonds due 2028 (the “Bond Offering”). In connection with the Bond Offering and as permitted by the Merger Agreement, Parent canceled the $500 million of bridge loan commitments under the Senior Facilities Agreement.

We believe the amounts from the Senior Facilities Agreement and the Bond Offering, together with cash on hand, will be sufficient to complete the Merger and pay related fees and expenses in connection with the Merger and associated transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the Merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.

Each of Parent and Merger Sub have expressly acknowledged and agreed that the closing and the consummation of the Merger is not conditioned on the availability of the funding under the Senior Facilities Agreement.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the proposed Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. These interests include the following:

•

the acceleration of vesting and cash out of shares of restricted stock (“Company Restricted Stock”) and restricted stock units (“Company RSUs”) granted under the Luminex Corporation 2018 Equity Incentive Plan and Luminex Corporation 2006 Equity Incentive Plan, as amended (together, the “Equity Plans”), held by non-employee members of our Board of Directors (“non-employee directors”);

•

the acceleration of vesting and cash out of Company Restricted Stock, Company RSUs and stock options granted under the Equity Plans (“Company Options”) for all other service providers, including our executive officers;

•	for our executive officers, certain severance and other separation benefits that may be payable upon termination of employment following the consummation of the Merger; and

•	the entitlement to continued indemnification and insurance coverage under the Merger Agreement.

For further information with respect to the arrangements between the Company and our directors and executive officers, see the information included under the headings “The Merger—Interests of Directors and Executive Officers in the Merger” and “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders that are U.S. holders and that exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received pursuant to the Merger, including any applicable withholding taxes, and their adjusted tax basis in their shares of Common Stock. Backup withholding (currently at a rate of 24%) may also apply to the cash received pursuant to the Merger unless the applicable U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals

Under the terms of the Merger Agreement, the Merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated.

On April 23, 2021, the Company and Parent filed notification of the proposed Merger with the Federal Trade Commission and the Department of Justice (the “DOJ”) under the HSR Act.

In addition, under the terms of the Merger Agreement, the Merger cannot be completed until receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”) and receipt of approval of a foreign investment filing with the French Ministry of Economy.

On April 30, 2021, the Company and Parent submitted a draft joint notice to CFIUS and, subsequently on May 17, 2021, the Company and Parent formally submitted a joint notice to CFIUS.

On May 11, 2021, Parent submitted a foreign investment filing with the French Ministry of Economy.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, the following lawsuits have been filed against the Company: (i) a lawsuit captioned Wang v. Luminex Corporation, et al., filed on May 10, 2021, in the United States District Court for the District of Delaware, (ii) a lawsuit captioned Ciccotelli v. Luminex Corporation, et al., filed on May 14, 2021, in the United States District Court for the District of Delaware and (iii) a lawsuit captioned Browning v. Luminex Corporation, et al., filed on May 17, 2021, in the United States District Court for the Eastern District of New York. The complaints, which also name as defendants the members of the Company’s Board of Directors, are similar and variously allege, among other things, that this proxy statement contains materially incomplete and misleading information concerning the Company’s financial forecasts and financial analyses and violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 arising out of the filing of this proxy statement. The complaints generally seek to enjoin the Company from proceeding with or consummating the proposed transaction and, in some cases, seek to recover damages in the event the proposed transaction is consummated.

The Company believes that the above described claims are without merit and intends to vigorously defend the actions.

The Merger Agreement

Treatment of Equity-Based Awards

At the Effective Time:

•

All unvested Company Options which are outstanding immediately prior to the Effective will fully vest and become exercisable and become vested Company Options, and to the extent not exercised prior to the Effective Time, each Company Option will be canceled at the Effective Time, and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amount as required by law) equal to (1) the number of shares of Common Stock subject to such Company Option as of the Effective Time multiplied by (2) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Option (the “Company Option Merger Consideration”). Each Company Option with an exercise price per share equal to or greater than the Per Share Merger Consideration will be canceled without consideration. The Surviving Corporation will pay the Company Option Merger Consideration at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time).

•

All unvested Company RSUs (“Unvested Company RSUs”) which are outstanding as of immediately prior to the Effective Time will fully vest and become vested Company RSUs, and each Company RSU that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company RSU becoming entitled to receive an amount in cash equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such Company RSU (the “Company RSU Merger Consideration”). The Surviving Corporation will pay the Company RSU Merger Consideration at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

•

All unvested shares of Company Restricted Stock which are outstanding as of immediately prior to the Effective Time will fully vest and become unrestricted Common Stock, and each such share of Common Stock outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into the right to receive the Per Share Merger Consideration in the same manner as any other share of Common Stock (the “Company Restricted Stock Merger Consideration”); provided that the Company Restricted Stock Merger Consideration will be paid by the Surviving Corporation at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

Treatment of Employee Stock Purchase Plan

Following April 11, 2021 (the “Agreement Date”), (i) with respect to any outstanding Option Period(s) (as defined in the Luminex Corporation Employee Stock Purchase Plan (the “Company ESPP”)) under the Company ESPP as of the Agreement Date, no participant can increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Option Period and no new participants can participate in such Option Period; (ii) no new Option Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Option Period under the Company ESPP that does not end prior to the Effective Time will terminate and an Exercise Date (as such term is defined in the Company ESPP) will occur immediately prior to the Effective Time, in which case any shares of Common Stock purchased under the Option Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.

No Solicitation or Negotiation of Takeover Proposals

From the Agreement Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiry or the making of any inquiry, proposal or offer that constitutes or would be reasonably expected to lead to an Acquisition Proposal (as defined below) (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing person of these restrictions) or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

•

except as permitted by a Company Board Recommendation Change (as defined below), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar contract relating to an Acquisition Proposal (other than certain permitted confidentiality agreements) (such contract, an “Alternative Acquisition Agreement”).

Notwithstanding the restrictions described above, under certain circumstances, prior to the adoption of the Merger Agreement by our stockholders, the Company may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its outside legal and financial advisors that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals.”

Conditions to Completion of the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect. See “The Merger Agreement—Conditions to the Completion of the Merger.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, under the following circumstances:

•	by mutual written agreement of Parent and the Company; or

•	by either Parent or the Company if:

•	the Effective Time shall not have occurred on or before October 11, 2021; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of, or resulted in the failure of the Effective Time to have occurred on or before the Termination Date;

•	the Stockholders Meeting shall have been held and the Company’s stockholders shall have failed to adopt the Merger Agreement at such meeting or at any adjournment or postponement of such meeting; or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or

•	by the Company:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Parent or Merger Sub prior to the Termination Date through the exercise of commercially reasonable efforts, in which case the Company shall not be permitted to terminate the Merger Agreement under this provision until the earlier to occur of (x) 30 days after receipt of notice from Company to the Parent of such breach or inaccuracy or (y) the Parent or Merger Sub failing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

•

at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, if the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company pays Parent the termination fee described in the section captioned “The Merger Agreement—Termination Fees and Expenses” below; or

•	by Parent if:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured the Company prior to the Termination Date through the exercise of commercially reasonable efforts, in which case Parent shall not be permitted to terminate the Merger Agreement under this provision until the earlier to occur of (x) 30 days after receipt of notice from Parent to the Company of such breach or inaccuracy or (y) the Company failing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

•	a Company Board Recommendation Change shall have occurred; or

•	if any law, regulation or order imposes, or would upon the consummation of the Merger impose, a Burdensome Condition to be in effect and becomes final and non-appealable.

Termination Fees

The Company must pay Parent a termination fee of $59.22 million if any of the following occurs:

•

(i) either party effects an Outside Date Termination or a Stockholder No-Vote Termination; (ii) following the Agreement Date and prior to the termination the Merger Agreement, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn without qualification at least ten (10) business days prior to the

Stockholders Meeting, and (iii) within twelve (12) months following the termination of the Merger Agreement, a Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction.

•	the Company effects a Superior Proposal Company Termination (as defined below under “The Merger Agreement—Termination of the Merger Agreement”).

•	the Parent effects a Change of Recommendation Termination (as defined below under “The Merger Agreement—Termination of the Merger Agreement”).

Specific Performance

The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Market Price of Common Stock

The closing price of our Common Stock on NASDAQ on April 9, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $32.95 per share of Common Stock. The last closing per share price of our Common Stock on NASDAQ on February 24, 2021, the last day of trading prior to the publication of the Bloomberg News article first reporting that Parent was considering an acquisition of the Company, was $30.05. On May 18, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Common Stock on NASDAQ was $36.58 per share of Common Stock, each share of which is entitled to one vote. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Appraisal Rights

Stockholders are entitled to appraisal rights under the General Corporation Law of the state of Delaware (the “DGCL”) in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote, either in person or by proxy, in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 83 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock

If the Merger is completed, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because the Company is holding a Special Meeting and you own shares of Common Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote.

Q.	When and where is the Special Meeting?

A.	The Special Meeting will be held on June 21, 2021 at 10:00 a.m., local time, at 12212 Technology Boulevard, Austin, Texas 78727.

In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication.

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to consider and vote on the Merger Proposal, the Adjournment Proposal, and the Compensation Proposal.

Q.	What is the proposed Merger and what effects will it have on the Company?

A.

The proposed Merger is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company becoming a wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a public company and you will cease to hold Common Stock or have any interest in the Company’s future earnings or growth. In addition, following the Merger, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?

A.

Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration, without interest thereon, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will receive $3,700.00 in cash, less any applicable withholding taxes, in exchange for your shares. Following completion of the Merger, you will not own any shares of the capital stock in Parent or the Surviving Corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the Per Share Merger Consideration compare to the market price of our Common Stock prior to announcement of the Merger?

A.	The Per Share Merger Consideration represents (i) a premium of approximately 30.6% to the average closing price of our Common Stock for the 30-calendar day period ending April 9, 2021, the last day of trading prior to the public announcement of the execution of the Merger Agreement, and (ii) a premium of approximately 23.1% to the last closing per share price of our Common Stock on February 24, 2021, the last day of trading prior to the publication of the Bloomberg News article first reporting that Parent was considering an acquisition of the Company.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that our stockholders vote “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

Q.	When do you expect the Merger to be completed?

A.

We are working toward completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the third quarter of 2021. However, we cannot assure completion by any particular date, if at all.

Q.	What happens if the Merger is not completed?

A.

If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, you will continue to hold your shares of Common Stock and you will not receive any payment for such shares in connection with the Merger. Instead, the Company will remain an independent public company, and our Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Parent, a fee with respect to the termination of the Merger Agreement as described under “The Merger Agreement—Termination Fees and Expenses.”

Q.	What conditions must be satisfied to complete the Merger?

A.

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect (as defined below).

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals”.

Q.	Is the Merger expected to be taxable to me?

A.

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock in the Merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares, including any applicable withholding taxes, and your adjusted tax basis in such shares of Common Stock. Backup withholding may also apply to the cash received by a non-corporate U.S. holder pursuant to the Merger unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q:	What will holders of Company equity-based awards receive in the Merger?

A:	At the Effective Time:

•

All unvested Company Options which are outstanding immediately prior to the Effective will fully vest and become exercisable and become vested Company Options, and to the extent not exercised prior to the Effective Time, each Company Option will be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive an amount in cash equal to the Company Option Merger Consideration. Each option with an exercise price per share equal to or greater than the Per Share Merger Consideration will be canceled without consideration. The Surviving Corporation will pay the Company Option Merger Consideration at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

•

All Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time will fully vest, and each Company RSU that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company RSU becoming entitled to receive an amount in cash equal to the Company RSU Merger Consideration. The Surviving Corporation will pay the Company RSU Merger Consideration at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

•

All unvested shares of Company Restricted Stock which are outstanding as of immediately prior to the Effective Time will fully vest and become unrestricted Common Stock, and each such share of Common Stock outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into the right to receive the Company Restricted Stock Merger Consideration; provided that the Company Restricted Stock Merger Consideration will be paid by the Surviving Corporation at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

•

Following the Agreement Date, (i) with respect to any outstanding Option Period(s) (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant can increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Option Period and no new participants can participate in such Option Period; (ii) no new Option Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Option Period under the Company ESPP that does not end prior to the Effective Time will terminate and an Exercise Date (as such term is defined in the Company ESPP) will occur immediately prior to the Effective Time, in which case any shares of Common Stock purchased under the Option Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.

Q.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger?

A.

SEC rules require us to seek a non-binding, advisory vote with respect to the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

Q.

What will happen if the Company’s stockholders do not approve the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger?

A.

Approval of the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. If the Merger Agreement is adopted by the Company’s stockholders and the Merger is completed, this compensation, which includes amounts that the Company is contractually obligated to pay, will or may be paid or become payable regardless of the outcome of the advisory vote.

For further detail, see “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What vote of stockholders is required to approve the Merger Proposal?

A.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. As a result, if you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote against the Merger Proposal.

As of close of business on the Record Date, there were 47,311,982 outstanding shares of Common Stock.

Q.	What vote of stockholders is required to approve the Adjournment Proposal?

A.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote against the Adjournment Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Adjournment Proposal.

Q.	What vote of stockholders is required to approve the Compensation Proposal?

A.

Approval of the Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting.

Accordingly, abstentions will have the same effect as a vote against the Adjournment Proposal, while broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote to approve the Compensation Proposal.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Board of Directors, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. For more information see “The Merger—Interests of Directors and Executive Officers in the Merger” and “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. In this case, we have sent this proxy statement and your proxy card to you directly. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. In this case, this proxy statement as been forwarded to you by your bank, brokerage firm or other nominee. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares. Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares will not be voted (“broker non-votes”) and the effect will be the same as a vote against approval of the Merger Proposal, and your shares will not have an effect on the Adjournment Proposal or on the Compensation Proposal.

Q.	Who can vote at the Special Meeting?

A.	All holders of record of Common Stock as of the close of business on May 14, 2021, the Record Date, are entitled to vote at the Special Meeting.

Q.	How many votes do I have?

A.

On each matter properly brought before the Special Meeting, you are entitled to one vote for each share of Common Stock held of record as of the Record Date. As of close of business on the Record Date, there were 47,311,982 outstanding shares of Common Stock.

Q.	What is a quorum?

A.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Special Meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxies by voting in person at the Special Meeting or by notifying the Company’s Secretary in writing at: Luminex Corporation, Attention: Corporate Secretary, 12212 Technology Blvd., Suite 130, Austin, Texas 78727.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

Q.	How are votes counted?

A.	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes against the Merger Proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Adjournment proposal, but broker non-votes will not have an effect on the proposal.

For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Compensation Proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares of Common Stock after the Record Date but before the Special Meeting?

A.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the

Company in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Common Stock after the Special Meeting but before the Effective Time?

A.

If you transfer your shares of Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares. In order to receive the Per Share Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay Okapi Partners LLC a fee of $9,500. The Company has also agreed to reimburse Okapi Partners LLC for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify Okapi Partners LLC, its affiliates and their respective stockholders, officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold shares of Common Stock in your own name as the stockholder of record, you may submit a proxy to have your shares voted at the Special Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. If the Merger Proposal is approved, you will be sent a letter of transmittal after the completion of the Merger describing how you may exchange your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Per Share Merger Consideration for my shares of Common Stock?

A.

Yes. As a holder of Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the Merger Agreement. See “Appraisal Rights” beginning on page 83. For the full text of Section 262 of the DGCL, please see Annex B hereto.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at + 1 (855) 305-0856 or via email at info@okapipartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contains forward-looking statements, including statements relating directly or indirectly to the timing or likelihood of completing the Merger, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. All statements included or incorporated by reference in this proxy statement, other than statements that are historical facts, are forward-looking statements. The words “believe,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s reasonable judgment based on currently available information and using numerous assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filing on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require us to pay a termination fee of $59.22 million;

•

the failure of any of the parties to the transactions contemplated by the Merger Agreement to obtain the necessary debt financing pursuant to the terms of the Senior Facilities Agreement or the failure of that financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•

the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including receipt of required regulatory approvals from various domestic and foreign governmental entities;

•	the failure of the Merger to close for any other reason;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the Merger Agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the Merger;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the Merger Agreement;

•	difficulties maintaining business and operational relationships, including relationships with clients, vendors, suppliers, distributors, resellers and other business partners;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	developments beyond our control including, but not limited to, changes in domestic or global economic conditions that may affect the timing or success of the Merger;

•	the amount of any costs, fees, expenses, impairments and charges related to the Merger; and

•

the risk that if the Merger is not completed, the market price of our Common Stock could decline, investor confidence could decline, stockholder litigation could be brought against us, relationships with clients, suppliers and other business partners may be adversely impacted, we may be unable to retain key personnel, and profitability may be adversely impacted due to costs incurred in connection with the Merger.

The Company believes the forward-looking statements contained herein are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this report. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

PARTIES TO THE MERGER

The Company

Luminex Corporation

12212 Technology Blvd

Austin, Texas 78727

USA

The Company’s mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. We offer a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. We accelerate reliable answers while simplifying complexity and deliver certainty with a seamless experience.

For more information about the Company, please visit our website at www.luminexcorp.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. For more information see “Where You Can Find More Information.”

The Company’s Common Stock is listed on The NASDAQ Global Select Market LLC under the symbol “LMNX.”

Parent

DiaSorin S.p.A.

Via Crescentino snc

13040 SALUGGIA (VC)—ITALY

Parent is a societa per azioni organized under the laws of the Republic of Italy. Parent is a global leader in the laboratory diagnostics market, specializing in the immunodiagnostics and molecular diagnostics segments. For over 50 years, Parent has been developing, producing and marketing reagent kits used by diagnostic laboratories worldwide. They are a multinational company operating across 5 continents and with headquarters in Saluggia, Italy and additional offices in Germany, the U.K. and California and Minnesota in the United States.

Parent is listed on the Italian Stock Exchange in the FTSE MIB Index under the symbol of “DIA.”

Merger Sub

Diagonal Subsidiary Inc.

1951 Northwestern Avenue

Stilwater, Minnesota 55082

USA

Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on June 21 at 10:00 a.m., local time, at 12212 Technology Blvd, Austin, Texas 78727, or at any postponement or adjournment thereof. At the Special Meeting, holders of Common Stock will be asked to approve the Merger Proposal, to approve the Adjournment Proposal and to approve the Compensation Proposal.

Our stockholders must approve the Merger Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

We are actively monitoring the coronavirus (COVID-19) outbreak. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication.

Record Date and Quorum

We have fixed the close of business on May 14, 2021 as the Record Date for the Special Meeting, and only holders of record of Common Stock on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were 47,311,982 shares of Common Stock outstanding and entitled to vote. On all matters properly coming before the Special Meeting, you will have one vote for each share of Common Stock that you owned on the Record Date.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Shares of Common Stock represented at the Special Meeting but not voted, including shares of Common Stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned, postponed or delayed. If we adjourn, postpone or delay the Special Meeting for more than 30 days, or if thereafter a new Record Date is set, a notice of the adjourned, postponed or delayed meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and the Company’s invitees may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. For the Merger Proposal, you may vote “FOR,” “AGAINST”

or “ABSTAIN.” Abstentions, if any, will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved, but will be counted as a vote against the Merger Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, it will have the same effect as a vote against the Merger Proposal.

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Merger Proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum but will have the same effect as a vote against the Merger Proposal.

The Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against approval of the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Adjournment Proposal.

The Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting. For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Compensation Proposal.

If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Special Meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

If you have any questions or need assistance voting your shares, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at + 1 (855) 305-0856 or via email at info@okapipartners.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

Shares Held by the Company’s Directors and Executive Officers

As of May 14, 2021, the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,069,068 shares of Common Stock, representing 2.26% percent of the outstanding shares of Common Stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal which will have the same effect as a vote against the proposal, and your shares will not have an effect on the Adjournment Proposal or the Compensation Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: Luminex Corporation, Attention: Corporate Secretary, 12212 Technology Boulevard, Austin, Texas 78727.

Adjournments

Although it is not currently expected, if the Adjournment Proposal is approved, the Special Meeting may be adjourned for the purpose of, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or if a quorum is not present at the Special Meeting. Any adjournment of the Special Meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. If we adjourn the Special Meeting for more than 30 days, or if after adjournment a new Record Date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the third quarter of 2021. If our stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. For more information see “The Merger—Closing and the Effective Time.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 83 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay Okapi Partners LLC a fee of $9,500. The Company has also agreed to reimburse Okapi Partners LLC for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify Okapi Partners LLC, its affiliates and their respective officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company is soliciting proxies for the Special Meeting and will bear the costs and expenses of such solicitation. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at + 1 (855) 305-0856 or via email at info@okapipartners.com.

THE MERGER

The descriptions of the Merger in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Overview

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger, will become a wholly owned indirect subsidiary of Parent and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL (or at such later time as we and Parent may agree and specify in the certificate of merger).

In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration, without interest thereon, less any applicable withholding taxes. After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, members of Company management or the representatives of the Company and other parties.

The Board of Directors and senior management regularly review the Company’s business, operations, financial performance and strategic direction. As part of this evaluation, the Board of Directors considers the Company’s long-term strategies and plans, changes in the industry and markets in which the Company operates, execution opportunities and risks, potential strategic transaction opportunities and other considerations. Over the past several years, the Company has affected many changes to its business intended to expand its technology and product offerings and to improve operating and financial performance.

Members of our senior management regularly meet with existing and potential investors in the Company, and with others involved in the diagnostics industry that may represent potential partnering or other business opportunities, and have at various points over the past several years had preliminary discussions regarding potential partnerships and other relationships and transactions, including potential business combinations. In addition, the Company has from time to time utilized the services of Perella Weinberg and its affiliates for investment banking and other financial services unrelated to the Merger, including in connection with the Company’s issuance of convertible senior notes in May 2020. In 2014, the Board of Directors engaged Perella Weinberg to facilitate a review by the Board of Directors of strategic alternatives and directed Perella Weinberg to contact third parties about a potential combination. None of the contacted parties submitted an indication of interest in a business combination at that time. Since October 2014, when Nachum “Homi” Shamir, the Company’s President and Chief Executive Officer and Chairman of the Board of Directors, joined the Company, and prior to February 12, 2020, neither the Company nor the Board of Directors had authorized nor was Perella Weinberg, or any other financial advisor, engaged to undertake a process to sell the Company. On November 3, 2020, Chen Menachem Even, the Chief Commercial Officer of Parent, called Mr. Shamir. Mr. Even and Mr. Shamir discussed Parent’s and the Company’s respective businesses, although Parent did not during the call express interest in a potential acquisition of the Company.

On November 6, 2020, at Parent’s request, Mr. Even, Carlo Rosa, Parent’s Chief Executive Officer, and Mr. Shamir had a follow-up call, during which Mr. Even and Mr. Rosa expressed a desire to learn more about the Company. Following the November 6, 2020 call with Mr. Even, Mr. Shamir informally discussed Parent’s interest with members of the Company’s Executive Committee, which is comprised of Thomas W. Erickson, who serves as Chairman of the Executive Committee of the Board of Directors, Edward A. Ogunro, Ph.D and Mr. Shamir.

On November 23, 2020, Mr. Even and Mr. Shamir had an additional call, during which Mr. Even indicated that Parent was focused on other corporate priorities and would re-engage with Mr. Shamir in February 2021.

On February 1, 2021, a representative from a potential strategic bidder for the Company (“Party A”) sent an email to representatives of Perella Weinberg, the Company’s financial advisor, requesting an introduction to Mr. Shamir. On the same day, the Chairman and Chief Executive Officer of Party A sent an email to Mr. Shamir to coordinate a call, which was scheduled for February 5, 2021.

On February 5, 2021, the Chairman and Chief Executive Officer of Party A called Mr. Shamir to express Party A’s interest in learning more about the Company.

On February 9, 2021, Mr. Even sent Mr. Shamir an email to coordinate a call, which was scheduled for February 10, 2021.

On February 10, 2021, Mr. Even called Mr. Shamir to inform him that Parent would be sending the Company an indication of interest for an acquisition of the Company, following which the Company received from Parent a letter containing a non-binding indication of interest to acquire all of the outstanding shares of Common Stock of the Company for $35.00 per share in cash (which represented a 26% premium to the closing price of $27.67 on February 9, 2021), subject to the completion of due diligence and the negotiation and execution of definitive agreements. The letter also noted that the potential acquisition would be financed through a mix of cash on hand and external financing and would not be subject to any financing condition or contingency.

On February 12, 2021, the Board of Directors held a special meeting attended by Harriss T. Currie, Chief Financial Officer, Senior Vice President, Finance and Treasurer, Richard W. Rew II, Senior Vice President, General Counsel and Corporate Secretary, and representatives of Perella Weinberg and DLA Piper LLP (US) (“DLA Piper”), outside counsel to the Company. Management discussed with the Board of Directors the unsolicited indication of interest from Parent (which had been provided to the Board of Directors on February 11, 2021 in advance of the meeting) and the history of discussions with Parent. Management also informed the Board of Directors of the call received on February 5, 2021 from Party A and that, while no explicit indication of interest was provided, Party A indicated a desire to learn more about the Company. A representative of Perella Weinberg then reviewed the Parent indication of interest with the Board of Directors, including the price per share offered. The representative of Perella Weinberg also discussed with the Board of Directors Parent’s ability to acquire the Company on the terms proposed as well as certain preliminary financial information relating to the Company and the Parent indication of interest. Representatives of Perella Weinberg also discussed with the Board of Directors potential responses to Parent and an overview of a potential process to sell the Company. A representative of DLA Piper then reviewed with the Board of Directors and the members of management present their fiduciary duties and related considerations. After further discussion and deliberation, including with respect to the potential benefits to the Company’s stockholders of a potential sale of the Company and the risks and uncertainties if the Company were to remain an independent public company, the Board of Directors determined it to be in the best interest of the Company and its stockholders to take further steps to confidentially explore the potential interest of third parties to acquire the Company, including Parent. The Board of Directors also provided feedback with respect to the potential third parties to be contacted in connection with such process, including, following discussion with representatives of Perella Weinberg, that the Company should contact a selected group of potential strategic acquirers. The Board of Directors did not instruct Perella Weinberg to contact any financial sponsors in light of its view that strategic acquirers would be more likely to pay more in an acquisition of the Company in light of the potential synergy opportunities. After a review of Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company and the industry in which the Company conducts its businesses, the Board of Directors also determined to engage Perella Weinberg to serve as its financial advisor in connection with such process and authorized the Company’s management to negotiate an agreement with Perella Weinberg with respect to such engagement. The Board of Directors also designated Mr. Erickson and Dr. Ogunro, each of whom is an independent, disinterested director, and Mr. Shamir as a transaction committee of the Board of Directors (the “Transaction Committee”) and instructed the Transaction Committee, along with management, to finalize negotiations with Perella Weinberg on the terms of their engagement, to oversee day-to-day activities of Perella Weinberg and management and supervise the negotiations among the Company, Perella Weinberg and potential acquirers, and to provide follow-up communications to the Board of Directors as appropriate. The Transaction Committee was set up for efficiency purposes, and not due to any perceived conflict of interest with respect to any member of the Board of Directors. The Board of Directors also instructed Mr. Shamir to convey to Parent that the Company would be conducting a process and would not be accepting Parent’s offer at this time.

On February 12, 2021, Mr. Shamir called Mr. Even to convey that the Company would be conducting a process to obtain the most value for shareholders. During the call, Mr. Shamir expressed his view that Parent would need to raise its offer price.

From February 12, 2021 to February 16, 2021, at the direction of the Board of Directors, representatives of Perella Weinberg contacted Party A and five other strategic parties to assess their interest in exploring a business combination transaction with the Company. Five of these six parties (including Party A) expressed an interest in such discussions and entered into confidentiality agreements with the Company with standstill provisions (none of which included “don’t ask, don’t waive” restrictions). In addition, on February 16, 2021, Parent entered into a confidentiality agreement with the Company with standstill provisions (which also did not include “don’t ask, don’t waive” restrictions).

On February 19, 2021, the Board of Directors held a special meeting attended by Mr. Shamir, Mr. Currie and Mr. Rew. Mr. Shamir provided an update on discussions with potential bidders, including that six parties had entered into confidentiality agreements with the Company. The Board of Directors then designated Kevin M. McNamara, an independent, disinterested director, as a member of the Transaction Committee (the term “Transaction Committee”, from this date forward, is inclusive of Mr. McNamara). The Board of Directors then authorized the officers of the Company to enter into an engagement letter with Perella Weinberg, in substantially the form and on the terms presented to the Board of Directors.

On February 18, 2021, the Company executed an engagement letter with Perella Weinberg to act as a financial advisor to the Company.

On February 25, 2021, a representative of Bloomberg contacted the Company asking for comment on a story Bloomberg was planning to publish indicating that Parent had an interest in acquiring the Company. The Company declined to comment.

On the same day, the Transaction Committee held a virtual meeting attended by Mr. Currie, Mr. Rew and representatives of Perella Weinberg and DLA Piper. Management informed the Transaction Committee that Bloomberg had called the Company for comment on a story Bloomberg was planning to publish indicating that Parent had an interest in acquiring the Company and explained that the Company had declined to comment. The Transaction Committee instructed management to continue to decline to comment on rumors of a potential sale of the Company.

On February 25, 2021, Bloomberg published an article in which it reported that Parent was considering an acquisition of the Company. Neither the Company nor Parent made any comment on the article.

From February 25, 2021 to March 5, 2021, representatives of the Company, including Mr. Currie, Mr. Rew and Mr. Shamir, conducted management presentations with Parent and the five other parties that entered into confidentiality agreements.

On March 1, 2021, following a management presentation to Parent, Parent conducted a site visit at the Company’s manufacturing facilities in Austin, Texas.

On March 2, 2021, Perella Weinberg delivered process letters to each of the six parties under confidentiality agreement, including Parent, indicating that they should submit indications of interest to Perella Weinberg no later than March 10, 2021.

Between March 2, 2021 and March 4, 2021, the Company engaged in in-person diligence sessions with representatives of Party A.

On March 3, 2021, a representative of Bloomberg contacted the Company asking for comment on an additional story Bloomberg was planning to publish indicating that the Company was exploring strategic options. The Company declined to comment.

On March 3, 2021, the Transaction Committee held a virtual meeting attended by Mr. Shamir, Mr. Currie, Mr. Rew and representatives of Perella Weinberg and DLA Piper. Management informed the Transaction Committee that Bloomberg had called the Company for comment on the additional story and explained that the Company had declined to comment. The Transaction Committee instructed management to continue to decline to comment on rumors of a potential sale of the Company.

On March 3, 2021, Bloomberg published an article in which it reported that the Company was exploring strategic options after receiving takeover interest, and that the Company was working with an unidentified financial adviser. Neither the Company nor Parent made any comment on the article.

Between March 4, 2021 and March 12, 2021, the Company received notification from four of the six parties that had entered into confidentiality agreements that they would not be submitting indications of interest. Following such notifications, of the parties contacted, only Parent and Party A remained interested in a potential acquisition of the Company at that time.

On March 8, 2021 and March 9, 2021, the Company engaged in additional diligence sessions with representatives of Parent, including on-site visits of the Company’s manufacturing facilities in Austin, Texas.

On March 10, 2021, the Company received from Party A a letter containing a non-binding indication of interest to acquire all of the outstanding equity of the Company for $36.00 per share in cash, subject to the completion of due diligence and the negotiation and execution of definitive agreements. The letter also noted that the potential acquisition would be financed through a mix of cash on hand and external financing and would not be subject to any financing contingency.

On March 12, 2021, the Board of Directors held a virtual meeting attended by Mr. Currie, Mr. Rew and representatives of Perella Weinberg and DLA Piper. A representative of Perella Weinberg reviewed with the Board of Directors an overview of the process undertaken by the Company, including that the Company provided management presentations to six parties, four of which had elected not to provide indications of interest, received a non-binding indication of interest from Party A (which had been provided to the Board of Directors on March 11, 2021 in advance of the meeting) and, based on conversations between representatives of Perella Weinberg and representatives of Morgan Stanley, financial advisor to Parent, was expecting to receive a revised bid from Parent. After further discussion of the proposal received by Party A and related process considerations, the Board of Directors directed Perella Weinberg to further engage with both Parent and Party A and to arrange for each party to engage in further diligence. A representative of DLA Piper then reviewed the terms of a proposed draft merger agreement that would be provided to potential acquirers as part of the process, following which the Board of Directors authorized management and Perella Weinberg to provide such agreement to both Parent and Party A for review and comment consistent with instructions to be provided by Perella Weinberg, as approved by management.

On March 15, 2021, the Company received a revised non-binding indication of interest from Parent to acquire all of the outstanding shares of Common Stock of the Company for $36.00 per share in cash. The revised letter again noted that the potential acquisition would be financed through a mix of cash on hand and external financing and would not be subject to any financing condition or contingency.

On the same day, Perella Weinberg sent process letters to Party A and Parent providing them with guidelines for the submission of a best and final definitive proposal for a potential acquisition of the Company to be submitted no later than April 6, 2021 and a markup of the draft merger agreement to be submitted on March 30, 2021. On the same day, Party A and Parent were provided access to a virtual data room containing diligence materials. A draft merger agreement was provided to Party A and Parent via the virtual data room on March 16, 2021.

On March 17, 2021, Mr. Shamir received several emails from a representative of a new potential strategic party (“Party B”), in which Party B, referencing public media reports, inquired whether the Company was considering a potential sale and indicated an interest in being involved in the sale process. On the same day, Mr. Shamir reported the emails to the Transaction Committee. Subsequently, representatives of Party B engaged in additional communication with Mr. Shamir and representatives of Perella Weinberg in which they indicated that Party B was interested in pursuing a potential acquisition of the Company. Following additional correspondence between Mr. Shamir and the Transaction Committee, Party B was told, through Mr. Shamir and representatives of Perella Weinberg, to submit a written indication of interest if it wanted to participate in the Company’s process.

From March 18, 2021 to April 1, 2021, representatives of the Company conducted four virtual due diligence sessions with Party A and an in-person due diligence session and seven virtual due diligence sessions with Parent.

On March 23, 2021, the Company received a non-binding indication of interest from Party B to acquire the Company, subject to the completion of due diligence and the negotiation and execution of definitive agreements. The indication of interest did not include a proposed price per share but indicated that Party B believed it could value the Company at a “material premium” to the Company’s unaffected share price after confirming its assumptions through the diligence process. The letter also indicated that the potential transaction would be financed through a mix of cash on hand and external financing and would not be subject to any financing condition or contingency. On that same day, Party B entered into a confidentiality agreement with the Company (which did not include “don’t ask, don’t waive” restrictions).

On March 24, 2021, a representative of the financial advisor of a new potential strategic party (“Party C”) sent an email to a representative of Perella Weinberg to indicate an interest in learning more about the Company in connection with a potential acquisition of the Company and requesting a call with Mr. Shamir. On the same day, the Chairman and Chief Executive Officer of Part C sent an email to Mr. Shamir to coordinate a call, which was scheduled for March 25, 2021.

On March 25, a representative of Party B’s financial advisor notified Perella Weinberg that Party B was no longer interested in pursuing a potential transaction with the Company.

On the same day, the Chairman and Chief Executive Officer of Party A called Mr. Shamir to convey that Party A could not increase the price per share offered in its initial indication of interest. Although Party A did not formally withdraw its offer, Party A indicated that it would not be conducting additional diligence, providing comments to the Merger Agreement or otherwise pursuing a transaction further, including on the terms previously offered.

On the same day, Mr. Shamir had a call with the Chairman and Chief Executive Officer of Party C, who indicated that Party C was interested in a potential transaction with the Company.

On the same day, the Transaction Committee held a virtual meeting attended by Mr. Shamir, Mr. Currie, Mr. Rew and representatives of Perella Weinberg and DLA Piper. A representative of Perella Weinberg informed the Transaction Committee that each of Party A and Party B had notified Perella Weinberg that it was no longer interested in pursuing a potential transaction with the Company. The representative of Perella Weinberg also informed the Transaction Committee that Party C had expressed interest in participating in the Company’s process. After further discussion and deliberation, the Transaction Committee determined that Party C should be provided with a confidentiality agreement and invited to participate in the process. The Transaction Committee also authorized management of the Company and its advisors to continue to engage with Parent with respect to the potential transaction, including the negotiation of definitive agreements with respect thereto.

On March 26, 2021, Parent’s outside counsel, Cravath, Swaine & Moore LLP (“Cravath”), provided comments on the draft Merger Agreement to DLA Piper.

On March 27, 2021, the Company received a non-binding indication of interest from Party C to acquire the outstanding equity of the Company at a value between $36.00 and $38.00 per share, subject to the completion of due diligence and the negotiation and execution of definitive agreements. The letter noted that the consideration payable would be in the form of a combination of cash and stock of Party C and did not address Party C’s ability to finance the transaction.

On March 28, 2021, Party C entered into a confidentiality agreement with the Company (which also did not include “don’t ask, don’t waive” restrictions).

Between March 29, 2021 and April 1, 2021, representatives of the Company conducted virtual management presentations and diligence meetings with Party C.

On March 31, 2021, Cravath provided DLA Piper with a draft of a senior facilities agreement, providing for a term loan and bridge loan in connection with Parent’s financing of its proposed acquisition of the Company.

Between April 1, 2021 and April 10, 2021, representatives of DLA Piper, the Company, Parent and Cravath engaged in negotiations regarding the terms of the Merger Agreement and other transaction documents. Other than those terms of the Merger Agreement that are applicable to all employees of the Company, at no point during such negotiations did members of management, including Mr. Shamir, engage in negotiations regarding potential post-closing employment arrangements.

On April 6, 2021, the Company received a revised non-binding indication of interest from Parent to acquire the outstanding Common Stock of the Company for $36.00 per share in cash, noting that since the fully diluted share count had increased since Parent’s prior indication of interest, it believed the new bid reflected an effective increased bid price of $36.67 per share in cash based on the original fully diluted share count. The letter from Parent also noted that its offer reflected its final proposal and was not subject to any further diligence requirements. The letter also set forth Parent’s anticipated sources and uses of capital in connection with the potential transaction and re-confirmed that Parent expected to be in a position to sign the senior facilities agreement concurrently with the Merger Agreement and that its offer would not be subject to any financing condition or contingency. On the same day, Mr. Even called Mr. Shamir to reiterate Parent’s belief that its revised indication of interest reflected an increase in Parent’s valuation of the Company. Mr. Shamir conveyed to Mr. Even his belief that the Board of Directors was unlikely to accept Parent’s offer unless Parent raised its price. Later during the same day, Party C notified Mr. Shamir that it was no longer interested in pursuing a potential transaction with the Company.

At approximately 8:00 a.m. Central Time on April 7, 2021, the Company received a further revised indication of interest from Parent to acquire the outstanding Common Stock of the Company for $37.00 per share in cash. The revised letter noted that it was Parent’s best and final offer and that the offer would expire if not accepted by noon Central Time on the same day.

On the same day, at 9:00 a.m. Central Time, the Board of Directors held a special meeting attended by Mr. Shamir, Mr. Currie, Mr. Rew and representatives of Perella Weinberg and DLA Piper. Management provided an update on the Company’s first quarter performance and potential trends with respect to its full year results. A representative of Perella Weinberg reviewed with the Board of Directors, based upon materials provided to the Board of Directors in advance of the meeting, an overview of the sale process to date, including the history of discussions with, and indications of interest provided by, Parent. The representatives of Perella Weinberg also reviewed the material financial terms of Parent’s offer, certain preliminary financial information relating to the Company and the proposed transaction and the absence of any other potential bidders. A representative of DLA Piper then reviewed the fiduciary duties of the Board in this context and the status of negotiations with Parent with respect to the Merger Agreement and other transaction documents. The Board of Directors then discussed Parent’s offer and, following discussion, gave management and DLA Piper feedback on various points in the Merger Agreement and authorized management to continue negotiations with Parent to finalize the terms of the proposed Merger Agreement, and to present to the Board of Directors a finalized transaction for its consideration once the documentation was finalized. Following the meeting, Mr. Shamir (at the direction of the Board of Directors) spoke with Mr. Even and indicated that the Company, while not accepting or rejecting Parent’s offer, would continue to negotiate with Parent to assess whether Parent and the Company could come to agreement on the terms of the Merger Agreement. Following this conversation, representatives of DLA Piper and Cravath continued to engage in negotiations regarding the terms of the Merger Agreement and other transaction documents.

On April 10, 2021, the Board of Directors held a special meeting attended by Mr. Shamir, Mr. Currie, Mr. Rew and representatives of Perella Weinberg and DLA Piper. A representative of DLA Piper reviewed with the Board of Directors the status of negotiations with Parent and the terms of the proposed Merger Agreement and related transaction documents. The representative of DLA Piper also reviewed the proposed structure of Parent’s financing arrangements, including Parent’s intent to enter into a senior facilities agreement concurrent with signing and Parent’s expected receipt of a conditions precedent letter in respect of the limited conditions required to be satisfied between signing and closing of the proposed transaction. A representative of Perella Weinberg then reviewed with the Board of Directors, based upon materials provided to the Board of Directors in advance of the meeting, Perella Weinberg’s financial analysis of the consideration to be received by the holders of Common Stock of the Company in the Merger. After further discussion, representatives of Perella Weinberg rendered an oral opinion, subsequently confirmed in writing on April 10, 2021, to the Board of Directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Perella Weinberg, dated April 10, 2021, is attached as Annex C to this proxy statement and is described in more detail below under “Opinion of the Company’s Financial Advisors.” The Board of Directors then further discussed and considered the proposed transaction, including the potential benefits of, and risks related to, the transaction and the Company’s standalone prospects as described in more detail below under “Reasons for the Merger.” Following such discussion and consideration, the Board of Directors determined to proceed with the transaction and unanimously adopted and approved the Merger and the entry into the Merger Agreement, determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are substantively and procedurally fair to and in the best interests of the Company and its stockholders, and resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger.

At the same meeting, the Board of Directors approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws Amendment”), which became effective immediately. The Bylaws Amendment requires that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder (including a beneficial owner) of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against any director, officer, employee or stockholder (including a beneficial owner) of the Company arising under any provision of the Delaware General Corporation Law (“DGCL”) or the bylaws or the certificate of incorporation of the Company, or (iv) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or if the Court of Chancery for the State of Delaware does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware). In addition, the Bylaws Amendment provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claim or cause of action arising under the Securities Act of 1933, as amended.

On the afternoon of April 11, 2021, the Company and Parent executed the Merger Agreement, and Parent issued a press release announcing its entry into the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with the Company’s senior management, as well as representatives of its financial advisor and outside legal counsel. In the course of making its determination (1) that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and (2) to recommend that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Board of Directors considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Board of Directors believed supported its determination and recommendation:

Per Share Merger Consideration. The Board of Directors considered:

•	the current and historical market prices of the Common Stock, including the performance of the Common Stock relative to other participants in the Company’s industry;

•

the fact that the Per Share Merger Consideration represented a premium value for the Company’s stockholders, including (i) a premium of approximately 30.6% over the average closing price of the Common Stock for the 30-calendar day period ending April 9, 2021, the last trading day before the announcement of the Merger Agreement, and (ii) a premium of approximately 23.1% to the last closing per share price of our Common Stock on February 24, 2021, the last day of trading prior to the publication of the Bloomberg News article first reporting that Parent was considering an acquisition of the Company; and

•	the trading history of the Company and the offer price relative to such history.

Business and Financial Condition. The Board of Directors considered the Company’s historical and projected business, industry, markets, financial performance and condition and its prospects.

Risks and Uncertainties. The Board of Directors considered, among other factors, that the Company’s business and that its stockholders would continue to be subject to significant risks and uncertainties if the Company remained an independent public company, including:

•

that the achievement of the Company’s standalone plan has been and would continue to be subject to numerous risks and uncertainties, including those related to the continued market for the Company’s testing products related to the COVID-19 pandemic, the regulatory approval and market acceptance of the Company’s product pipeline and the Company’s ability to continue to expand its manufacturing capacity;

•	the pace and magnitude of on-going changes in the markets in which the Company operates and competes;

•	that changes to U.S. legislative, FDA or global regulations may make it more difficult for us to obtain regulatory approval of our products and/or manufacture our products;

•	that our revenue depends in part upon a limited number of direct customers and strategic partners;

•

that we face both business disruption risks and opportunities related to the COVID-19 pandemic and that developments with respect to the pandemic, including the pace of vaccinations, the onset of additional outbreaks and changing regulatory priorities are difficult to predict and could have an adverse effect on our business;

•

that if our products contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions;

•

that developing, introducing and growing the Company’s new products and services require long-term and strategic investments, and the significant risks that these products and services will not be successful or realize favorable returns;

•	the difficulties for the Company to accurately forecast demand for its products and overall Company performance in light of these and other risks and uncertainties;

•

the uncertainty of whether future trading values would reach the Per Share Merger Consideration as compared to the certainty of realizing a compelling value for shares of Common Stock in the Merger; and

•	the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2021 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

Quality of the Sale Process. The Board of Directors considered:

•

that all of the directors on the Board of Directors (other than Nachum “Homi” Shamir) were independent and disinterested and were actively involved throughout the sale process, including the day-to-day involvement and oversight by Messrs. Thomas W. Erickson, Dr. Ed Ogunro and Kevin McNamara, all independent directors;

•

that after receiving the initial indication of interest from Parent, the Board of Directors commenced a sale process and considered each of the strategic acquirers it believed most likely and capable of acquiring the Company;

•

that representatives of the Company’s financial advisor had contact with nine potential strategic acquirers regarding their potential interest in acquiring the Company and that eight of the nine expressed an interest in such discussions, entered into confidentiality agreements with the Company and were granted further access to the Company;

•	that of the eight potential strategic acquirers that engaged in discussion regarding a potential acquisition of the Company, only one, Parent, made a final offer to acquire the Company and that the

Company would risk losing the opportunity with Parent in the event the Company sought to pursue discussions with additional third parties prior to entry into the Merger Agreement;

•

the adequacy and results of the Company’s process of exploring strategic alternatives and the Board of Directors’ belief that the Per Share Merger Consideration of $37.00 per share represents the highest price reasonably obtainable; and

•	that the Per Share Merger Consideration of $37.00 per share was the only final offer received at the conclusion of the Company’s process of exploring strategic alternatives.

Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board of Directors, and with the assistance of independent financial advisors and outside legal counsel.

Perella Weinberg’s Financial Presentation. The Board of Directors considered the financial analyses of Perella Weinberg that were presented to the Board of Directors and performed in connection with the opinion of Perella Weinberg dated April 10, 2021, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of the Company’s Financial Advisor.”

Certainty of Consideration. The Board of Directors considered that the all-cash nature of the consideration to be paid in the Merger allows Company stockholders to realize immediate and certain premium cash value and liquidity, while avoiding the significant future risks and uncertainties for the Company and the markets generally.

Management Projections. The Board of Directors considered forecasts for the Company prepared by Company management, which reflect an application of various assumptions of the Company’s senior management. The Board of Directors considered the inherent uncertainty of attaining management’s forecasts, including those set forth in “—Management Projections,” and that due to such uncertainty the Company’s actual financial results in future periods could differ materially from management’s forecasted results.

Likelihood of Completion; Certainty of Payment. The Board of Directors considered its belief that, absent a superior proposal, the Merger represented a transaction that would likely be consummated based on, among other factors:

•	the absence of any financing condition to the consummation of the Merger and Parent’s delivery of adequate financial commitments;

•

the fact that the Merger Agreement requires Parent to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the Merger as further described below under the heading “The Merger Agreement—Regulatory Approvals;”

•	the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk;

•	the fact that the conditions to the closing of the Merger are specific and limited in scope; and

•

the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the Merger Agreement, including the consummation of the Merger, under certain circumstances described in “The Merger Agreement—Specific Performance.”

Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, which are more fully described below under the heading “The Merger Agreement.” Certain provisions of the Merger Agreement that the Board of Directors considered significant include:

•

Ability to Respond to Unsolicited Acquisition Proposals. Prior to the adoption of the Merger Agreement by our stockholders, the Company may provide confidential information and/or engage in discussions or negotiations in connection with a bona fide unsolicited written acquisition proposal (as more fully described below under the headings “The Merger Agreement—Change in Recommendation or Alternative Acquisition Agreement”) if the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Parent and the entry into an acceptable confidentiality agreement with the unsolicited bidder;

•

Change in Recommendation in Response to a Superior Proposal. The ability of the Company to terminate the Merger Agreement in order to accept a superior proposal, subject to Parent’s ability to match such superior proposal and subject to paying Parent a termination fee of approximately $59.22 million and the other conditions of the Merger Agreement (as more fully described below under the heading “The Merger Agreement—Termination Fee”);

•

Company Termination Fee. The fact that the termination fee described above is approximately 3.25% of the purchase price of the Company, which amount the Board of Directors believed was reasonable in light of, among other things, the typical size of such termination fees in similar transactions, the benefits of the Merger to the Company’s stockholders, the likelihood that a fee of such size would not be preclusive of other offers and that the Company had concluded a process to explore strategic alternatives prior to entering into the Merger Agreement;

•

Termination Date. The fact that the Termination Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement; and

•	Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Merger.

Financing-Related Terms. The Board of Directors considered:

•

Parent’s entry into a Senior Facilities Agreement (as defined below) with a syndicate of banks (consisting of BNP Paribas, Italian Branch, Citibank, N.A., Mediobanca International (Luxembourg) S.A. and UniCredit S.p.A. New York Branch), which provides for a term loan of $1.1 billion due 2026 and a bridge loan of $500 million due within 12 months of the date of the Senior Facilities Agreement, with two extension options (exercisable at Parent’s option), each for an additional 6 months, the aggregate proceeds of which, together with cash on hand, would be sufficient for Parent and Merger Subsidiary to pay the aggregate Per Share Merger Consideration and all related fees and expenses. The funding of the facilities under the Senior Facilities Agreement are subject to certain limited conditions precedent during the funding period.

The Board of Directors also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•

No Participation in the Company’s Future. The Board of Directors considered that if the Merger is consummated, Company stockholders will receive the Per Share Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions;

•

Non-Solicitation Covenant. The Board of Directors considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties. However, based upon the process to review strategic alternatives described above in “—Background of the Merger,” and the fact that the most likely potential acquirers of the Company were contacted during such process, the Board of Directors believed it had a strong basis for determining that the Merger was the best transaction reasonably likely to be available to the Company;

•

Expense Reimbursement and Termination Fees. The Board of Directors considered the fact that the Company must pay Parent a termination fee of approximately $59.22 million if the Merger Agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

•

Interim Operating Covenants. The Board of Directors considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company and its subsidiaries to (A) ensure that the Company and its subsidiaries conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or the Company Subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company;

•

Risks the Merger May Not Be Completed. The Board of Directors considered the risk that the conditions to the Merger may not be satisfied and that, therefore, the Merger would not be consummated. The Board of Directors also considered the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, distributors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company shares;

•

Potential Conflicts of Interest. The Board of Directors considered that the Company’s executive officers and directors have financial interests in the transactions contemplated by the Merger Agreement, including the Merger, that may be different from or in addition to those of other stockholders, as more fully described under the heading “—Interests of Directors and Executive Officers in the Merger;”

•	Tax Treatment. The Board of Directors considered that the receipt of the Per Share Merger Consideration will generally be taxable to stockholders of the Company; and

•

Impact on Stakeholders. The Board of Directors considered the potential impact of the Merger on employees, customers, partners and communities, to the extent they may have an impact on the Company, and the risks of not closing in a timely manner (including, but not limited to, costs, attrition and disruption of the Company’s workforce).

The foregoing discussion is not meant to be exhaustive, but summarizes material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board of Directors believed that, overall, the potential benefits of the Merger to the Company’s stockholders outweighed the risks and uncertainties of the Merger and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of the Company’s Financial Advisor

The Company retained Perella Weinberg to act as its financial advisor in connection with the Merger. The Company selected Perella Weinberg based on its qualifications, expertise and reputation and its knowledge of the business and affairs of the Company and the industry in which the Company conducts its businesses. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On April 10, 2021, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated April 10, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Perella Weinberg in preparing its opinion, is attached hereto as Annex C and is incorporated by reference herein. Perella Weinberg’s opinion does not address the Company’s underlying business decision to enter into the Merger Agreement or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Common Stock or any other person as to how such person should vote or otherwise act with respect to the Merger or any other matter. Perella Weinberg’s opinion does not in any manner address the prices at which the Common Stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the Board of Directors in connection with, and for the purposes of its evaluation of, the Merger. The summary of the written opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the written opinion attached as Annex C.

In connection with rendering its opinion and performing its related financial analyses, Perella Weinberg, among other things:

•	reviewed certain publicly-available financial statements and other business and financial information with respect to the Company, including equity research analyst reports;

•

reviewed certain internal financial statements, analyses and forecasts (the “Management Projections”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company (as set forth in “—Management Projections”);

•	discussed the past and current business, operations, financial condition and prospects of the Company with the management and other representatives of the Company;

•	compared the financial performance of the Company with that of certain other publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices for the Common Stock and compared such prices with those of securities of certain other publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	participated in discussions among representatives of the Company and Parent and their respective advisors;

•	reviewed a draft, dated April 9, 2021, of the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of the Company that, to their knowledge, the information furnished by the Company for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Management Projections, Perella Weinberg was advised by the management of the Company, and assumed, with the Board of Directors’ consent, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future stand-alone financial performance of the Company and the other matters covered thereby. Perella Weinberg expressed no view as to the assumptions on which the Management Projections were based. See “—Management Projections” for a description of the Management Projections.

In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was it furnished with any such valuations or appraisals. Perella Weinberg did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of the Company. In addition, Perella Weinberg did not evaluate the solvency of any party to the Merger Agreement (or the impact of the Merger thereon), including under any applicable laws relating to bankruptcy, insolvency or similar matters. In arriving at its opinion, Perella Weinberg also assumed that the final executed Merger Agreement would not differ from the form of Merger Agreement that it reviewed in any respect material to its analysis, and that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without modification, waiver or delay in any respect material to its analysis. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals for the Merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the Merger, in each case, in any way meaningful to its analysis. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement. Perella Weinberg was not asked to, and it did not, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form, structure or financing of the Merger or the likely timeframe in which the Merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, whether relative to the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood the Company had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of the Company to enter into the Merger Agreement or the relative merits of the Merger as compared with any other strategic alternative which may have been available to the Company.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed with the Board of Directors in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

For purposes of this section, “Unaffected Share Price” means the closing per share price of $30.05 of the Common Stock on February 24, 2021 (the last day of trading prior to the publication of the Bloomberg News article first reporting that Parent was considering an acquisition of the Company) and “Last Trading Share Price” means the closing per share price of $32.95 of the Common Stock on April 9, 2021 (the last trading day prior to the public announcement of the execution of the Merger Agreement).

Selected Publicly Traded Companies Analysis

Perella Weinberg reviewed and compared certain financial information for the Company with corresponding financial information, ratios and public market multiples for 13 publicly held companies in the Diagnostics and Life Sciences industries described below (the “Selected Publicly Traded Companies”). Although none of the following companies is identical to the Company, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects, including operating in the Diagnostics and Life Sciences industries. Perella Weinberg selected the companies used in the analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to the Company’s lines of business, as well as the business models, service offerings and end-market exposure of such companies.

For the Company and each of the Selected Publicly Traded Companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information and consensus third party research estimates from FactSet and Wall Street research for forecasted information. Information for (i) GenMark Diagnostics, Inc. was as of March 14, 2021, one day prior to the announcement of Roche Holding Ltd’s proposed acquisition of GenMark Diagnostics, Inc., (ii) PerkinElmer, Inc. was calculated on a pro forma basis for the acquisitions of Horizon Discovery Group plc and Oxford Immunotec Global PLC, and a notes issuance announced on March 4, 2021, (iii) Hologic, Inc. was calculated on a pro forma basis for the acquisitions of Somatex Medical Technologies GmbH, Biotheranostics, Inc. and Diagenode SA, and the divestiture of the Cynosure business, (iv) Bio-Techne Corporation was calculated on a pro forma basis for the acquisition of Asuragen, Inc., (v) Abcam plc was calculated on a pro forma basis for an issuance of American Depository Shares and (vi) Meridian Bioscience, Inc. was calculated on a pro forma basis for the acquisition of Exalenz Bioscience Ltd. With respect to the Company and each of the Selected Publicly Traded Companies, Perella Weinberg reviewed enterprise value (“EV”) as of April 9, 2021 as a multiple of both estimated revenue for the calendar year 2021 (“2021E Revenue”) and estimated adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the calendar year 2021 (“2021E Adjusted EBITDA”), provided, that multiples for the Company were based on estimated earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The results of these analyses are summarized in the following table:

Selected Publicly Traded Companies	EV/2021E Revenue	EV/2021E Adjusted EBITDA(1)

Diagnostics Peers
bioMérieux SA	4.1x	15.9x
GenMark Diagnostics, Inc.	7.1x	NM
Hologic, Inc.	3.8x	6.8x
OraSure Technologies, Inc.	1.8x	12.2x
PerkinElmer, Inc.	4.1x	12.7x
Qiagen N.V.	5.9x	15.2x
Quidel Corporation	2.0x	3.1x
Median	4.1x	12.5x

Life Sciences Peers
Abcam plc	9.1x	31.9x
Bio-Rad Laboratories, Inc.	2.2x	10.5x
Bio-Techne Corporation	17.5x	45.6x
Bruker Corporation	4.7x	23.6x
Fluidigm Corporation	2.4x	NM
Meridian Bioscience, Inc.	3.5x	9.7x
PerkinElmer, Inc.	4.1x	12.7x
Median	4.1x	18.2x

The Company (based on estimated EBITDA)	3.3x	17.3x

(1)	EV/Adjusted EBITDA multiples less than 0.0x or greater than 50.0x were deemed to be not meaningful for the analysis.

Based on the multiples of EV to 2021E Revenue and 2021E Adjusted EBITDA described above, Perella Weinberg’s analyses of the various Selected Publicly Traded Companies and on professional judgments made by Perella Weinberg with respect to, among other things, the financial performance and competitive positioning of the Company and the Selected Publicly Traded Companies, Perella Weinberg (i) applied a range of multiples of 2.5x to 4.0x to 2021E Revenue of the Company using the Management Projections to derive a range of estimated implied values of approximately $25.47 to $39.62 per share of Common Stock and (ii) applied a range of multiples of 12.5x to 18.0x to estimated 2021E EBITDA of the Company using the Management Projections to derive a range of estimated implied values of approximately $21.52 to $30.26 per share of Common Stock. Perella Weinberg compared these ranges to the Unaffected Share Price of $30.05 per share, the Last Trading Share Price of $32.95 per share and the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement.

Although the Selected Publicly Traded Companies were used for comparison purposes, no business of any Selected Publicly Traded Companies was either identical or directly comparable to the Company’s business. Accordingly, Perella Weinberg’s comparison of Selected Publicly Traded Companies and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Publicly Traded Companies.

Selected Transactions Analysis

Using publicly available information, Perella Weinberg reviewed the financial terms of selected precedent transactions (the “Selected Transactions”) involving companies that operated in, or were exposed to, the Diagnostics and Life Sciences industries announced between February 2010 and February 2021. Perella Weinberg selected these transactions in the exercise of its professional judgment and experience because Perella Weinberg deemed them to be most similar in size, scope and impact on the industry to the Company or otherwise relevant to the Merger.

For each of the Selected Transactions, Perella Weinberg calculated and compared the resulting EV in the transaction as a multiple of (i) revenue over the last twelve months (“LTM Revenue”) publicly reported prior to the announcement of the transaction (“EV/LTM Revenue”) and (ii) Adjusted EBITDA over the last twelve months (“LTM EBITDA”) publicly reported prior to the announcement of the transaction (“EV/LTM Adjusted EBITDA”). Perella Weinberg notes that: (i) the LTM Revenue for Oxford Immunotec Global PLC represented the estimated 2020 revenue at the announcement of the transaction, (ii) the EV/LTM Revenue multiple for Merck KGaA’s Flow Cytometry Business was based on the mid-point of the range provided by the management of the Company (also the acquiror in the transaction) for the estimated 2019 revenue contribution, (iii) information for EUROIMMUN US, Inc. and Accriva Diagnostics was based on 2016 financial statements, (iv) information for Alere Inc. was based on amended transaction terms announced on April 14, 2017, (v) the LTM Revenue for BioFire Diagnostics, LLC represented estimated 2013 revenue at the announcement of the transaction, (vi) information for One Lambda, Inc. was based on 2011 financial statements, and (vii) information for Phadia AB was based on 2010 financial statements. The following table lists the Selected Transactions and summarizes the observed EV/LTM Revenue and EV/LTM EBITDA multiples:

	Target	Acquiror	Target EV (in millions)	EV / LTM
Announcement Date				Revenue Multiple	Adjusted EBITDA Multiple(1)
February 2021	GenMark Diagnostics, Inc.	Roche Holding Ltd	$1,786	10.4x	NM
January 2021	Oxford Immunotec Global PLC	PerkinElmer, Inc.	$430	7.3x	NM
November 2020	Horizon Discovery Group plc	PerkinElmer, Inc.	$365	5.2x	NM
October 2018	Merck KGaA—Flow Cytometry Business	The Company	$75	1.7x	NA
June 2017	EUROIMMUN US, Inc.	PerkinElmer, Inc.	$1,340	5.0x	22.6x
January 2017	Accriva Diagnostics	Werfen Life	$380	4.0x	NA
September 2016	Cepheid	Danaher Corporation	$3,983	7.1x	NM
May 2016	Nanosphere, Inc.	The Company	$83	3.6x	NM
February 2016	Alere Inc.	Abbott Laboratories	$7,569	3.2x	25.1x
January 2016	Affymetrix Inc.	Thermo Fisher Scientific Inc.	$1,326	3.7x	20.3x
May 2015	Pall Corporation	Danaher Corporation	$13,891	4.9x	20.7x
September 2013	BioFire Diagnostics, LLC	bioMérieux SA	$485	6.9x	NA
July 2012	One Lambda, Inc.	Thermo Fisher Scientific Inc.	$925	5.1x	10.9x
April 2012	Gen-Probe Incorporated	Hologic, Inc.	$3,762	6.4x	20.3x

	Target	Acquiror	Target EV (in millions)	EV / LTM
Announcement Date				Revenue Multiple	Adjusted EBITDA Multiple(1)
September 2011	Caliper Life Sciences, Inc.	PerkinElmer, Inc.	$601	4.1x	NM
May 2011	Phadia AB	Thermo Fisher Scientific Inc.	$3,520	6.7x	16.6x
February 2010	Millipore Corporation	Merck KGaA	$7,132	4.3x	17.5x

(1)	EV/Adjusted EBITDA multiples less than 0.0x or greater than 100x were deemed to be not meaningful for the analysis.

Perella Weinberg noted that the median and mean EV/LTM Revenue multiples for the Selected Transactions were 5.0x and 5.3x, respectively, and the median and mean EV/LTM Adjusted EBITDA multiples for the Selected Transactions were 20.3x and 19.2x, respectively.

Based on the multiples of enterprise value to LTM Revenue and LTM Adjusted EBITDA described above, Perella Weinberg’s analyses of the various Selected Transactions and on professional judgments made by Perella Weinberg with respect to, among other things, the financial performance and competitive positioning of the Company and the target companies in the Selected Transactions, Perella Weinberg applied a range of multiples of 3.25x to 5.25x to the Company’s 2020 revenue based on publicly filed financial statements and information provided by Company management to derive a range of implied values of approximately $28.34 to $44.61 per share of Company Common Stock and a range of multiples of 18.0x to 21.0x to the Company’s 2020 EBITDA based on publicly filed financial statements and information provided by Company management to derive a range of implied values of approximately $27.48 to $31.75 per share of Company Common Stock. Perella Weinberg compared these ranges to the Unaffected Share Price of $30.05 per share, the Last Trading Share Price of $32.95 per share and the Per Share Merger Consideration of $37.00 per share to be received by the holders of Company Common Stock pursuant to the Merger Agreement.

Although the Selected Transactions were used for comparison purposes, none of the Selected Transactions nor the companies involved in them was either identical or directly comparable to the Merger or the Company.

Discounted Cash Flow Analysis

Perella Weinberg conducted a discounted cash flow analysis for the Company based on the Management Projections to derive a range of implied enterprise values for the Company by:

•

calculating the present value as of April 9, 2021 of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, minus increases in working capital, plus decreases in working capital) that the Company could generate for the complete calendar years 2021 through 2031, as included in the Management Projections (treating stock based compensation as a cash expense), using discount rates ranging from 7.5% to 8.5%, and

•

adding the present value as of April 9, 2021 of the terminal value of the Company at the end of calendar year 2031 using perpetuity growth rates ranging from 2.5% to 3.5% and discount rates ranging from 7.5% to 8.5%.

Perella Weinberg estimated the range of perpetuity growth rates utilizing its professional judgment and experience, taking into account market expectations regarding long-term real growth of gross domestic product and inflation.

Perella Weinberg used discount rates ranging from 7.5% to 8.5%, which were derived from the Company’s weighted average cost of capital determined by the application of the capital asset pricing model based on Perella

Weinberg’s experience and professional judgment, and which took into account certain company-specific metrics, including the Company’s target capital structure, the cost of long-term debt, forecasted tax rate and predicted Barra beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived a range of implied equity values for the Company. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added cash and cash equivalents of approximately $272 million, subtracted debt of approximately $260 million, and added net non-operating assets (representing the carrying value of the Company’s investment in Combinati) of approximately $10 million, in each case as provided by the Company. Perella Weinberg calculated implied value per share by dividing the implied equity value by fully diluted shares outstanding, calculated by assuming 47.3 million common shares outstanding, 0.5 million Company RSUs, and 3.5 million options with a weighted average exercise price of $21.37, based on information provided by Company management. This analysis resulted in an implied per share equity value reference range for the Common Stock of approximately $28.94 to $39.57 per share. Perella Weinberg compared this range to the Unaffected Share Price of $30.05 per share, the Last Trading Share Price of $32.95 per share and the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement.

Additional Information

Perella Weinberg observed additional information that was not considered part of Perella Weinberg’s financial analysis with respect to its opinion, but which were noted as reference data for the Board of Directors, including the following:

Historical Stock Trading. Perella Weinberg reviewed the closing prices of the Common Stock on the Nasdaq for the 52 weeks ended on April 9, 2021. Perella Weinberg observed that during such period, the closing trading price of the Common Stock ranged from $20.61 to $41.69 per share. Perella Weinberg compared this range to the Unaffected Share Price of $30.05 per share, the Last Trading Share Price of $32.95 per share and the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement.

Equity Research Analyst Price Targets. Perella Weinberg reviewed and analyzed recent publicly available research analyst undiscounted price targets for the Common Stock prepared and published by four equity research analysts as of April 9, 2021. Perella Weinberg noted that the range of recent equity analyst undiscounted price targets for the Common Stock ranged from a low of $22.00 to a high of $48.00 per share, with a median price target of $35.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Common Stock. Further, these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. However, these estimates provided general reference points which enabled Perella Weinberg to compare such estimates to the Unaffected Share Price of $30.05 per share, the Last Trading Share Price of $32.95 per share and the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the Merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Board of Directors as to the fairness, from a financial point of view, as of the date of such opinion, of the Per Share Merger Consideration of $37.00 per share to be received by the holders of Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the Management Projections and other third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by Company management or third parties.

As described above, the opinion of Perella Weinberg to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration to the stockholders of the Company provided for in the Merger Agreement, which consideration was determined through arms-length negotiations between the Company and Parent. Perella Weinberg did not recommend any specific amount of consideration to the stockholders of the Company or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger. Also, as discussed above, Perella Weinberg’s opinion was not intended to be and does not constitute, a recommendation to any holder of Common Stock or any other person as to how such person should vote or otherwise act with respect to the Merger or any other matter and does not in any manner address the prices at which the Common Stock will trade at any time.

Perella Weinberg has acted as financial advisor to the Company in connection with the Merger and pursuant to the terms of the engagement letter between Perella Weinberg and the Company, dated February 18, 2021, the Company agreed to pay Perella Weinberg $2,000,000 upon the rendering of Perella Weinberg’s opinion (which amount would have become payable if Perella Weinberg had determined that it was not able to deliver its opinion), and has agreed to pay Perella Weinberg an additional fee currently estimated to be approximately $27,713,482, which is contingent upon the consummation of the Merger. In addition, the Company agreed to reimburse Perella Weinberg for certain expenses that may arise, and to indemnify Perella Weinberg for certain liabilities and other items that may arise, out of its engagement by the Company.

During the two-year period prior to the date of its opinion, no relationship existed between Perella Weinberg and its affiliates and Parent pursuant to which compensation was received by Perella Weinberg or its affiliates. In the past, Perella Weinberg and its affiliates have provided investment banking and other financial services to the Company and its affiliates unrelated to the Merger, for which they have received approximately $3.25 million in compensation. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to the Company, Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates.

Management Projections

The Company does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with the strategic and financial review process as described in this proxy statement, management prepared certain unaudited forecasts (the “Management Projections”), which were provided to the Board of Directors, Perella Weinberg and parties potentially interested in a transaction with the Company, including Parent. The Management Projections included prospective financial information for the Company on a standalone basis (the “Management Projections”).

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Management Projections were made available to participants in the strategic and financial review process in connection with their due diligence review of the Company, and made available to Perella Weinberg for use in connection with its financial analyses. The Management Projections were not prepared with a view to compliance with (1) generally accepted accounting principles in the U.S. (“GAAP”) or any other jurisdiction, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the Management Projections or expressed any opinion or given any form of assurance with respect thereto or their achievability. The report of the Company’s independent registered public accounting firm incorporated by reference relates to the Company’s historical audited financial information only and does not extend to the prospective financial information and should not be read to do so. The summary of the Management Projections is included solely to give stockholders of the Company access to certain financial projections that were made available to the Board of Directors, Perella Weinberg and parties potentially interested in a transaction with the Company, including Parent.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by the Company’s management that management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to the Company’s management at the time. However, this information should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, regulatory conditions, financial market conditions, the Company’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws or accounting treatment. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, the Company, Parent or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting or for any other purpose. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate, except as otherwise required by law. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

None of the Company, Parent or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Management Projections or that the Management Projections will be achieved. The Company has made no representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the Management Projections.

The Management Projections and the accompanying tables contain EBITDA (earnings before interest, taxes, depreciation and amortization) and unlevered free cash flow, each of which may be considered a non-GAAP financial measure within the meaning of applicable rules and regulations of the SEC. For purposes of the Management Projections, the Company defines unlevered free cash flow as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, minus increases in working capital, plus decreases in working capital. The Company believes these measures are helpful in understanding its past financial performance and future results. These financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table summarizes the Management Projections. The Management Projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the information under the section captioned “Cautionary Statement Regarding Forward-Looking Statements.”

	Year Ended December 31,											Terminal 2031E
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$484	$522	$553	$585	$615	$644	$672	$698	$722	$743	$762	$762
EBITDA	$81	$96	$117	$131	$144	$152	$159	$166	$173	$179	$185	$185
Depreciation	(17)	(14)	(15)	(17)	(18)	(20)	(23)	(25)	(28)	(30)	(33)	(33)
Amortization	(13)	(13)	(12)	(12)	(12)	(12)	(12)	(12)	(12)	(12)	(12)	—
Taxes	(14)	(17)	(16)	(18)	(26)	(27)	(29)	(29)	(30)	(30)	(29)	(39)

Net Operating Profit After Taxes	$36	$52	$73	$84	$88	$92	$95	$100	$103	$107	$111	$113
Depreciation	17	14	15	17	18	20	23	25	28	30	33	33
Amortization	13	13	12	12	12	12	12	12	12	12	12	—
Capital Expenditures	(29)	(23)	(25)	(26)	(28)	(29)	(30)	(31)	(32)	(33)	(34)	(34)
Change in Working Capital	6	(8)	(5)	(5)	(4)	(6)	(6)	(5)	(5)	(4)	(4)	(4)

Unlevered Free Cash Flows	$44	$47	$71	$82	$87	$90	$94	$101	$106	$111	$118	$107

As noted above, the Management Projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to (1) pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement and (2) pay related fees and expenses in connection with the Merger and associated transactions will be approximately $1.8 billion in the aggregate.

Parent entered into a senior facilities agreement, dated April 11, 2021, by and among DiaSorin Inc., as borrower, DiaSorin S.p.A., as original guarantor, Mediobanca—Banca di Credito Finanziario S.p.A., as agent, BNP Paribas, Italian Branch, Citibank, N.A., London Branch, Mediobanca—Banca di Credito Finanziario S.p.A. and UniCredit S.p.A., as bookrunners and mandated lead arrangers, and the financial institutions listed therein as original lenders (as amended, the “Senior Facilities Agreement”). The Senior Facilities Agreement provides for a term loan of $1.1 billion due 2026 and a bridge loan of $500 million due within 12 months of the date of the Senior Facilities Agreement, with two extension options (exercisable at Parent’s option), each for an additional 6 months.

On May 5, 2021, Parent issued €500 million senior unsecured equity-linked bonds due 2028 (the “Bond Offering”). In connection with the Bond Offering and as permitted by the Merger Agreement, Parent canceled the $500 million of bridge loan commitments under the Senior Facilities Agreement.

We believe the amounts from the Senior Facilities Agreement and the Bond Offering, together with cash on hand, will be sufficient to complete the Merger and pay related fees and expenses in connection with the Merger and associated transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the Merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.

Each of Parent and Merger Sub have expressly acknowledged and agreed that the closing and the consummation of the Merger is not conditioned on the availability of the funding under the Senior Facilities Agreement.

Closing and the Effective Time

The Merger Agreement provides that the closing of the Merger will take place no later than the third business day after the satisfaction or waiver of the conditions to closing of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger) or such other time agreed to in writing by Parent and us.

Payment of Per Share Merger Consideration and Surrender of Stock Certificates

Promptly following the Effective Time, the Exchange Agent will send to each holder of record of shares of Common Stock (other than the Company, Parent, Merger Sub or any subsidiary of the Company or Parent), a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Per Share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

If you are a holder of record of shares of Common Stock, you will not be entitled to receive the Per Share Merger Consideration until (1) any certificate representing such shares of Common Stock is surrendered to the Exchange Agent, together with a properly completed letter of transmittal or (2) an “agent’s message” is received by the Exchange Agent in respect of any such shares that are uncertificated and held in book-entry form.

The letter of transmittal will include instructions if you have lost a share certificate or if such certificate has been stolen or destroyed. If any stock certificate shall have been lost, stolen or destroyed, then before you will be entitled to receive the Per Share Merger Consideration, you will have to make an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed and, if required by Parent, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger certain of our executive officers may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates.

Indemnification and Insurance of Directors and Executive Officers

The Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification agreements existing as of the Agreement Date between the Company or any of its subsidiaries and any of their respective current or former directors and officers for a period of six years following the Effective Time.

The Surviving Corporation will indemnify, defend and hold harmless current or former directors and officers of the Company and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement for a period of six years following the Effective Time. During such six-year time period, Parent also will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses for acts, errors, omissions and service prior to the Effective Time that are at least as favorable to the current or former directors and officers of the Company and its subsidiaries as those set forth in the Company’s and its subsidiaries’ organizational documents as of the Agreement Date and will not amend, repeal or otherwise modify these provisions in the organizational documents in any manner except as required by law.

The Merger Agreement also provides that, prior to the Effective Time, the Company will purchase a six-year “tail” policy and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor the obligations under the “tail” policy. This obligation is subject to an annual premium cap of 300% of the annual premium paid by the Company prior to the Effective Time. For more information see “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

•

Each outstanding option to purchase shares of our Common Stock, whether or not vested, including those held by our executive officers, will be canceled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amount as required by law) equal to the Company Option Merger Consideration. Each option with an exercise price per share equal to or greater than the Per Share Merger Consideration will be canceled without consideration. The Surviving Corporation will pay the Company Option Merger Consideration at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time).

•

All Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time, including those held by our non-employee directors will fully vest, and each Company RSU that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company RSU becoming entitled to receive an amount in cash equal to the Company RSU Merger Consideration. The Surviving Corporation will pay the Company RSU Merger Consideration at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

•

All unvested shares of Company Restricted Stock which are outstanding as of immediately prior to the Effective Time, including those held by our executive officers, will fully vest and become unrestricted

Common Stock, and each such share of Common Stock outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into the right to receive the Company Restricted Stock Merger Consideration; provided that the Company Restricted Stock Merger Consideration will be paid by the Surviving Corporation at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

Treatment of Employee Stock Purchase Plan

Following the Agreement Date, (i) with respect to any outstanding Option Period(s) (as defined in the Company’s ESPP) under the Company ESPP as of the Agreement Date, no participant can increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Option Period and no new participants can participate in such Option Period; (ii) no new Option Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Option Period under the Company ESPP that does not end prior to the Effective Time will terminate and an Exercise Date (as such term is defined in the Company ESPP) will occur immediately prior to the Effective Time, in which case any shares of Common Stock purchased under the Option Period will be treated the same as all other shares of Common Stock; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate. To the extent our executive officers participate in the Company ESPP, they will be entitled to the treatment described above.

Equity Interests of the Company’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Common Stock that are currently held by each of the Company’s executive officers and non-employee directors, and the amounts that would be realized (subject to any required tax withholdings or deductions) by such individuals with respect to these shares based on the Per Share Merger Consideration assuming that the closing of the Merger occurs on September 1, 2021, which is the assumed closing date only for purposes of this compensation-related disclosure, but based on equity interests held as of April 20, 2021. The table below does not take into account any vesting or attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following April 20, 2021.

Name(1)	Shares (#)(2)	Shares ($)	Options (#)(3)	Options ($)	RSUs (#)(4)	RSUs ($)	Total ($)
Nachum “Homi” Shamir	240,655	8,904,235	1,538,525	24,201,903	—	—	33,106,138
Harriss T. Currie	243,170	8,997,290	372,116	6,358,309	—	—	15,355,599
Todd C. Bennett	47,579	1,760,423	116,668	1,689,411	—	—	3,449,834
Chuck Collins	49,503	1,831,611	139,827	2,114,078	—	—	3,945,689
Nancy M. Fairchild	46,687	1,727,419	104,277	1,515,334	—	—	3,242,753
Randall J. Myers	49,511	1,831,907	122,064	1,757,239	—	—	3,589,146
Richard W. Rew II	47,279	1,749,323	228,417	3,739,095	—	—	5,488,418
Eric S. Shapiro	46,319	1,713,803	143,282	2,256,709	—	—	3,970,512
Stephen Eck	4,487	166,019	—	—	33,497	1,239,389	1,405,408
Thomas W. Erickson	79,204	2,930,548	—	—	107,881	3,991,597	6,922,145
Jim D. Kever	169,505	6,271,685	—	—	60,538	2,239,906	8,511,591
Dijuana K. Lewis	6,955	257,335	—	—	—	—	257,335
Kevin M. McNamara	24,378	901,986	—	—	75,727	2,801,899	3,703,885
Edward A. Ogunro	10,836	400,932	—	—	50,002	1,850,074	2,251,006
Kenneth Samet	3,000	111,000	—	—	16,771	620,527	731,527

(1)

Under applicable SEC rules, this disclosure also covers G. Walter Loewenbaum II, who stepped down as Chairman of the Board in August 2020. However, since Mr. Loewenbaum no longer has any interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally, Mr. Loewenbaum has been omitted from this table.

(2)

Consists of shares of Common Stock directly held and shares of Common Stock beneficially owned as defined in Rule 16a-1(a)(2) under the Exchange Act, including shares of Company Restricted Stock. The number of shares of Company Restricted Stock held by each non-employee director or executive officer is as follows: Mr. Shamir, 88,798; Mr. Currie, 34,784; Mr. Bennett, 30,266; Mr. Collins, 26,550; Ms. Fairchild, 22,781; Mr. Myers, 30,266; Mr. Rew, 27,478; Mr. Shapiro, 22,001; Mr. Eck, 0; Mr. Erickson, 0; Mr. Kever, 3,696; Ms. Lewis, 3,127; Mr. McNamara, 0; Mr. Ogunro, 0; and Mr. Samet, 0. Excludes shares of Common Stock that may be purchased under the ESPP, as the option rights under the ESPP have not yet accrued and were undeterminable as of April 20, 2021 and as of the date of this proxy statement.

(3)

Represents number of vested Company Options held after giving effect to accelerated vesting provided under the Merger Agreement. Under the Merger Agreement 100% of all outstanding unvested Company Options, including those options held by our executive officers will accelerate and vest at the Effective Time. The number of unvested Company Options, and their value based on the Per Share Merger Consideration, held by each executive officer is as follows: Mr. Shamir, 586,479 and $8,110,221; Mr. Currie, 85,600 and $1,182,426; Mr. Bennett, 71,951 and $993,506; Mr. Collins, 63,728 and $880,054; Ms. Fairchild, 53,871 and $744,096; Mr. Myers, 71,951 and $993,506; Mr. Rew, 66,277 and $915,666; and Mr. Shapiro, 51,824 and $715,706.

(4)

Represents number of outstanding Company RSUs that will vest in connection with the Merger. Under the Merger Agreement, 100% of outstanding Company RSUs held by non-employee directors will accelerate and vest at the Effective Time.

Payments Upon Termination Following Change-in-Control

We have entered into employment agreements (“Employment Agreements”) with each of Nachum Shamir, Harriss T. Currie, Richard W. Rew, Todd C. Bennett, Randall J. Myers, Chuck Collins, Nancy M. Fairchild and Eric S. Shapiro. our executive officers, that provide for the payment of severance benefits if employment is terminated by us in connection with a change in control. The following descriptions of the terms of the Employment Agreements with our executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 26, 2021. For information regarding the potential total dollar value of the compensation that would be paid under the Employment Agreements with our named executive officers as of September 1, 2021 see below under “Golden Parachute Compensation.” The potential total dollar value of the compensation that would be paid under the Employment Agreements with our executive officers, other than our named executive officers, as of September 1, 2021 is $6,781,319.

Our Employment Agreements generally provide for severance payments (including premiums for certain continuing health, retirement and insurance benefits) where the executive’s employment is terminated by the Company or, in the case of Mr. Currie and Ms. Fairchild only, where the executive’s employment is terminated for any reason, in each case, within six months following a change in control, which includes the Merger (a “Qualifying Termination”).

Mr. Shamir’s Employment Agreement provides that upon a Qualifying Termination, he is entitled to 150% of (i) his base salary at the highest rate in effect for the six month period prior to the change of control and (ii) his prior year’s bonus amount. In addition, Mr. Shamir is also entitled to continuation of health benefits (including for his family) for a period of eighteen (18) months following Mr. Shamir’s Qualifying Termination to the extent permitted by the applicable plans and law. If the termination occurs other than for cause or as a result of Mr. Shamir’s voluntary termination, Mr. Shamir is entitled to additional severance in an amount equal to the prorated portion of his current year bonus to the extent the performance measures are achieved.

Other than Mr. Shamir, in the event of a Qualifying Termination, the Company must pay the executive’s prior year’s bonus amount and base salary at the highest rate in effect during the six months immediately prior to the change in control through the date of termination, in a lump sum within three business days of the date of termination. The executive (including for his or her family) is also entitled to continuation of certain health benefits for a period of twelve (12) months following his or her Qualifying Termination to the extent permitted by the applicable plans and law. Additionally, in the event the payment of any severance amounts payable pursuant to the Employment Agreements within six months of the date of the applicable executive’s Qualifying Termination would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months following such executive’s termination date.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The table below assumes that the closing of the Merger occurs on September 1, 2021 and the employment of the executive is terminated by the Company on such date. The table below is based on the equity interests held by the named executive officers as of April 20, 2021 and does not take into account any vesting or attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following April 20, 2021. Our named executive officers will not receive pension, non-qualified deferred compensation or other benefits in connection with the Merger.

The amounts set forth in the table are estimates based on the Per Share Merger Consideration. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger will differ, and may differ substantially, from the amounts set forth below.

Name	Total Cash(1)	Total Equity(2)	Perquisites/ Benefits(3)	Total
Nachum “Homi” Shamir	3,456,184	11,395,749	38,762	13,921,132
Richard W. Rew, II	706,194	1,932,352	15,287	2,653,833
Harriss Currie	839,872	2,469,434	27,131	3,336,437
Todd Bennett	663,069	2,113,348	27,131	2,803,548
Randall Myers	645,819	2,113,348	7,711	2,766,878

(1)

Pursuant to the employment agreements described in “Payments Upon Termination Following Change-in-Control” above, each named executive officer other than Mr. Shamir, who incurs a Qualifying Termination will receive, subject to the terms and conditions of the applicable Employment Agreement, (i) executive’s prior year’s bonus amount and base salary at the highest rate in effect during the six months immediately prior to the change in control through the date of termination, in a lump sum, and Mr. Shamir will receive (i) 150% of his base salary, (ii) 150% of his prior year’s bonus amount and (iii) if the termination occurs other than for cause or voluntary termination, additional severance in an amount equal to the prorated portion of his current bonus to the extent performance measures are achieved (this disclosure assumed achievement of “target” performance). These amounts are “double-trigger” benefits and will only be paid if the named executive officer incurs a Qualifying Termination.

(2)

These amounts represent the aggregate in-the-money value of the outstanding Company Options, Company Restricted Stock and Company RSUs that would vest as a direct result of the Merger, assuming the Merger occurs on September 1, 2021. These amounts do not include payments in respect of outstanding Company Options, Company Restricted Stock or Company RSUs that are already vested, because the named executive officer would already be entitled to the economic benefit of such equity. For information regarding all equity awards held by the named executive officers, see the table in the section entitled “Equity Interests of the Company’s Executive Officers and Non-Employee Directors”. These amounts are “single-trigger” benefits and will paid if the Merger is consummated.

(3)

Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months, 18 months in the case of Mr. Shamir, following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of April 20, 2021 and the premiums in effect on such date. Except with respect to Mr. Currie, these amounts are “double-trigger” benefits and will only be paid if the named executive officer incurs a Qualifying Termination. For Mr. Currie, these amounts will be paid if the Merger is consummated and Mr. Currie has a Qualifying Termination or elects to resign.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (each as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These laws and authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to beneficial owners who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and is not intended for holders of Common Stock subject to special treatment under U.S. federal income tax law, including, without limitation, the following:

•	partnerships and other pass-through entities;

•	banks and other financial institutions;

•	tax-exempt organizations and pension funds;

•	individual retirement accounts;

•	insurance companies;

•	dealers or traders in securities;

•	persons who acquired their shares of Common Stock through the exercise of options or similar derivative securities or otherwise as compensation;

•	persons whose shares of Common Stock are qualified small business stock for purposes of Section 1202 of the Code;

•	persons whose shares of Common Stock are “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons who hold their shares of Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	persons who have entered into a constructive sale of their Common Stock under the Code;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a U.S. expatriate.

This summary does not address any aspect of state, local or foreign tax laws, any estate or gift tax considerations, the application of the alternative minimum tax or any U.S. federal non-income taxes (including, for example, the additional 3.8% tax on certain net investment income that may be imposed under the Code) or any other form of taxation that may be applicable to a stockholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

U.S. Holders

For purposes of this summary, a “U.S. holder” is any beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the Effective Time. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 20% under current law and short-term capital gains are generally subject to tax at ordinary income tax rates. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Common Stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). In such case, a non-U.S. holder whose shares of Common Stock are exchanged for cash in the Merger generally is not expected to be subject to U.S. federal income tax on any gain realized on such sale or exchange unless:

•

the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Common Stock at any time during the five-year period preceding the Merger and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on any gain realized, which may be offset by U.S.-source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 24%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our U.S. holders that is a stockholder of record should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the Exchange Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent. A non-U.S. holder that that is a stockholder of record that provides the Exchange Agent with the applicable Form W-8 providing certification of non-U.S. status (such as a Form W-8BEN, W-8BEN-E or another appropriate version of Form W-8) will generally establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a stockholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The U.S. federal income tax consequences described above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder, the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws, if applicable.

Regulatory Approvals

Under the terms of the Merger Agreement, the Merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated.

On April 23, 2021, the Company and Parent filed notification of the proposed Merger with the DOJ under the HSR Act.

In addition, under the terms of the Merger Agreement, the Merger cannot be completed until receipt of approval from the Committee on Foreign Investment in the United States and receipt of approval of a foreign investment filing with the French Ministry of Economy.

On April 30, 2021, the Company and Parent submitted a draft joint notice to CFIUS and, subsequently on May 17, 2021, the Company and Parent formally submitted a joint notice to CFIUS.

On May 11, 2021, Parent submitted a foreign investment filing with the French Ministry of Economy.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, the following lawsuits have been filed against the Company: (i) a lawsuit captioned Wang v. Luminex Corporation, et al., filed on May 10, 2021, in the United States District Court for the District of Delaware, (ii) a lawsuit captioned Ciccotelli v. Luminex Corporation, et al., filed on May 14, 2021, in the United States District Court for the District of Delaware and (iii) a lawsuit captioned Browning v. Luminex Corporation, et al., filed on May 17, 2021, in the United States District Court for the Eastern District of New York. The complaints, which also name as defendants the members of the Company’s Board of Directors, are similar and variously allege, among other things, that this proxy statement contains materially incomplete and misleading information concerning the Company’s financial forecasts and financial analyses and violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 arising out of the filing of this proxy statement. The complaints generally seek to enjoin the Company from proceeding with or consummating the proposed transaction and, in some cases, seek to recover damages in the event the proposed transaction is consummated.

The Company believes that the above described claims are without merit and intends to vigorously defend the actions.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. You are encouraged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, including approval of the Merger Proposal, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about the Company, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find More Information” beginning on page 89 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The rights and obligations of the parties under the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Parent, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the Agreement Date. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure letter to the Merger Agreement (the “Company Disclosure Letter”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

The Merger

Effects of the Merger; Certificate of Incorporation; Bylaws; Officers and Directors

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), will become a wholly owned indirect subsidiary of Parent and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Common Stock will subsequently be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of the Merger Sub immediately prior to the Effective Time. The officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the officers of the Company immediately prior to the Effective Time.

Closing and Effective Time

The closing of the Merger will take place no later than the third business day after the satisfaction or waiver of the conditions to closing of the Merger (described below under the caption “The Merger Agreement – Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger) or such other time agreed to in writing by Parent and us. At the closing of the Merger, the Company will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.

Treatment of Common Stock

In the Merger, each outstanding share of our Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive an amount in cash equal to $37.00, without interest thereon (the “Per Share Merger Consideration”).

Treatment of Options and Restricted Stock Units

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Company Stock Options

As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, (i) all unvested Company Options which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to: (A) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Option; multiplied by (B) the number of shares of Common Stock underlying such Company Option (the “Company Option Merger Consideration”). If the exercise price per share of any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be canceled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding taxes, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

Company Restricted Stock Units

At the Effective Time, all Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time will fully vest, and each Company RSU that is outstanding immediately prior to the Effective

Time will be canceled at the Effective Time, with the former holder of such canceled Company RSU becoming entitled to receive, in consideration of the cancellation of such Company RSU, an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU (the “Company RSU Merger Consideration”). The Surviving Corporation will pay the Company RSU Merger Consideration without interest thereon and subject to deduction for any required withholding taxes at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

Company Restricted Stock

At the Effective Time, all unvested shares of Company Restricted Stock which are outstanding as of immediately prior to the Effective Time will fully vest and become unrestricted Common Stock, and each such share of Common Stock outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into the right to receive the Company Restricted Stock Merger Consideration; provided that the Company Restricted Stock Merger Consideration will be paid by the Surviving Corporation at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) business days after the Effective Time).

Termination of Company ESPP

Following the Agreement Date, (i) with respect to any outstanding Option Period(s) (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant can increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Option Period and no new participants can participate in such Option Period; (ii) no new Option Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Option Period under the Company ESPP that does not end prior to the Effective Time will terminate and an Exercise Date (as such term is defined in the Company ESPP) will occur immediately prior to the Effective Time, in which case any shares of Common Stock purchased under the Option Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.

Payment of Per Share Merger Consideration and Surrender of Stock Certificates

Prior to the Effective Time, Parent will appoint an agent reasonably acceptable to us (the “Exchange Agent”) to make payments of the Per Share Merger Consideration to stockholders. At or prior to the Effective Time, Parent shall provide or cause to be provided to the Exchange Agent cash sufficient to pay the aggregate Per Share Merger Consideration to stockholders (less any Per Share Merger Consideration in respect of any dissenting shares).

Promptly following the Effective Time, the Exchange Agent will send to each holder of record of shares of Common Stock (other than the Company, Parent, Merger Sub or any subsidiary of the Company or Parent), a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Per Share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

Each holder of shares of Common Stock (other than Company Restricted Stock) that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon (1) surrender to the Exchange Agent of the certificate representing such shares of Common Stock, together with a properly completed letter of transmittal or (2) receipt of an “agent’s message” by the Exchange Agent (or such other evidence of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the Per Share Merger Consideration in respect of the Common Stock represented by such certificate or uncertificated shares. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Exchange Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Per Share Merger Consideration. Any cash deposited with the Exchange Agent that remains unclaimed immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If any stock certificate shall have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Per Share Merger Consideration, such stockholder will have to make an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed and, if required by Parent, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate.

Appraisal Rights

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 83 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL, THE FULL TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement; provided, however, that with respect to clause (a) only, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following will be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:

•	general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•	conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and its subsidiaries operate;

•

conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•

political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

•

(i) any actions taken by Parent or any of its controlled affiliates, (ii) the failure of Parent or Merger Sub to comply with their respective obligations under the Merger Agreement, (iii) any actions taken by the Company or its subsidiaries to which Parent has expressly consented or requested in writing or (iv) the Company taking any action expressly required by the Merger Agreement (other than by the provisions of the Merger Agreement described in the section below captioned “Conduct of Business Prior to Effective Time”);

•

any changes in applicable law (including laws, orders or directives promulgated in connection with COVID-19), accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

•

other than for purposes of the Company’s representations and warranties addressing the consequences of the execution, delivery and performance by the Company of the Merger Agreement, the announcement, pendency or completion of the Merger Agreement, including to the extent resulting therefrom, (i) the loss or departure of officers or other employees of the Company or any of its subsidiaries or (ii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners;

•

any natural or man-made hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;

•

changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) will not be excluded);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub; or

•

any litigation, claim, action or other proceeding threatened, made or brought based upon, arising out of or with respect to allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to the Merger Agreement or any of the transactions contemplated thereby except, in the case of the first, second, third, fourth, sixth and eighth items described in the above bullet points, to the extent the Company or its subsidiaries are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect).

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the Company Disclosure Letter. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing, and authority to conduct business with respect to the Company and its subsidiaries;

•	the capital structure of the Company, the ownership and capital structure of the Company’s subsidiaries and the ownership of equity interests;

•	the Company’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the necessary approval of the Board;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•

the absence of conflicts with, or violations of, organizational documents, laws, orders, or material contracts, in each case as a result of the Company’s execution, delivery and performance of the Merger Agreement;

•	the Company’s SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	the Company’s internal controls over financial reporting and disclosure controls and procedures;

•

the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since the Agreement Date;

•	the absence of legal proceedings and orders;

•	the absence of broker’s or finder’s fees payable in connection with the transactions contemplated by the Merger Agreement;

•	employee benefit plans;

•	the Board’s receipt of the opinion of Perella Weinberg;

•	tax matters;

•	the Company’s compliance with laws and possession of governmental permits;

•	regulatory matters, including with respect to laws regarding medical device and health care products and services;

•	trademarks, patents, copyrights and other intellectual property matters;

•	labor and employment matters;

•	insurance matters;

•	material contracts;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	the inapplicability of anti-takeover statutes to the Merger; and

•	environmental matters.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•

the absence of conflicts with, or violations of, organizational documents, laws, orders, or material contracts, in each case as a result of Parent’s and Merger Sub’s execution, delivery and performance of the Merger Agreement;

•	the absence of litigation challenging the Merger;

•	ownership of Common Stock of the Company by Parent and Merger Sub;

•	the absence of broker’s or finder’s fees payable in connection with the transactions contemplated by the Merger Agreement;

•	the activities of the Merger Sub;

•	the accuracy of certain information supplied by Parent and Merger Sub for use herein;

•	the solvency of Parent and the Company and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	the absence of certain related party contracts;

•	matters with respect to Parent’s financing arrangements.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Prior to Effective Time

The Merger Agreement provides that, except (1) as expressly contemplated, required or expressly permitted by the Merger Agreement; (2) as required by applicable law; (3) as disclosed in the Company Disclosure Letter; (4) as approved by the Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (5) for any actions taken reasonably and in good faith in response to COVID-19, during the period of time between the Agreement Date and the Effective Time, the Company will and will cause each of its subsidiaries to:

•	ensure that they conduct their respective businesses in the ordinary course consistent with past practice in all material respects;

•

use commercially reasonable efforts to preserve intact their respective current business organizations, keep available the services of their respective current officers and employees and maintain their respective relations and goodwill with material customers, suppliers, landlords, governmental authorities, and other persons having material business relationships with the Company or its subsidiaries; and

•	keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

In addition, the Company has also agreed that, except as (1) expressly contemplated, required or expressly permitted by the Merger Agreement; (2) disclosed in the Disclosure Letter; or (3) approved by the Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•

other than the issuance of shares of Common Stock to the extent expressly required by the Company’s 3.00% Convertible Senior Notes Due 2025 (the “Convertible Notes”) or any warrants issued in connection with the Convertible Notes (the “Convertible Note Warrants”), (1) declare, set aside, make or pay any dividend or other distribution (other than (x) dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of the Company to the Company or another direct or indirect wholly owned subsidiary of the Company or (y) dividends paid by the Company to holders of shares of Common Stock, not in excess of $0.10 per share per fiscal quarter, in each case consistent in all material respects with past practice, including with respect to the timing of the declaration, record date and payment thereof), (2) adjust, split, combine or reclassify or otherwise amend the terms of any of the Company’s or its subsidiaries’ securities, or (3) acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) under the Company’s right to acquire shares of Company Restricted Stock held by a Company employee upon termination of such employee and (2) the withholding or retirement of shares to satisfy tax obligations with respect to equity awards and (3) the acquisition of shares of Common Stock in connection with the surrender of shares by record holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof;

•

sell, issue, grant or authorize the sale, issuance, or grant of any equity interests of the Company, except for (x) shares of Common Stock pursuant to the exercise or settlement of Company Options, Company RSUs and Company Restricted Stock outstanding on the Agreement Date; (y) shares issued in connection with the conversion of the Convertible Notes to the extent expressly required by terms of the Company’s indenture, dated as of May 13, 2020 relating to the Convertible Notes in effect as of the Agreement Date and (z) shares issued to the extent expressly required by the terms of the agreements governing the Convertible Notes Warrants;

•	except as otherwise contemplated by the Merger Agreement, amend or otherwise modify any of the terms of any outstanding Company Options, Company RSUs and Company Restricted Stock;

•	amend the organizational documents of the Company or any of its subsidiaries;

•

acquire, by means of a merger, consolidation, recapitalization, or otherwise, any equity interests or any assets (with certain exceptions) of another entity or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or propose or adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its subsidiaries;

•

make or authorize any capital expenditures, other than (1) those consistent with the Company’s current capital expenditure budget or (2) unbudgeted capital expenditures in an amount not to exceed $1,000,000 (net of commitments or obligations from third parties to reimburse such expenditures) in the aggregate in any given year;

•

enter into certain types of material contracts of the Company or, other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy, or default under certain material contracts of Company;

•

sell, assign, transfer, or otherwise dispose of, lease or license or subject to any lien (other than permitted liens) any right, asset or property, except (1) dispositions of inventory or products in the ordinary course of business or (2) rights, assets or property having an aggregate value not in excess of $5,000,000;

•

sell, lease, sublease, license, sublicense, assign, or otherwise grant rights under any material intellectual property (except for non-exclusive licenses granted in the ordinary course of business) or transfer, cancel, abandon, or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any material intellectual property;

•

lend money, make advances, capital contributions, or investments (other than advances to customers or employees of the Company in the ordinary course of business or loans, advances, capital contributions or investments to or in a direct or indirect wholly owned subsidiary of the Company), guarantee certain types of indebtedness (other than in the ordinary course of business), incur certain types of indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business), enter into any “keep well” or other agreements to maintain any financial statement condition, or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

•

except as required pursuant to the terms of any compensation or benefit plan, program or agreement of the Company or any of its subsidiaries (collectively, the “Company Plans”) in effect as of the Agreement Date or applicable law, (1) provide for any increase in compensation or benefits payable to any current or former director, officer or employee of the Company or any of its subsidiaries, other than base salary increases in the ordinary course of business with respect to employees below the Vice President level; (2) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer or employee of the Company or any of its subsidiaries, other than (x) providing severance in the ordinary course of business consistent with past practice to employees of the Company terminated other than for cause (as determined by the Company in its reasonable discretion or as defined in any applicable agreement with an employee of the Company) and (y) providing cash bonus awards not to exceed $500,000 in the aggregate to employees below the Vice President level; (3) establish, adopt, enter into or amend in any material respect any Company Plan or collective bargaining agreement, other than entry into offer letters or other employment contracts with new hires permitted by subsection (5) hereof in the ordinary course of business consistent with past practice or in connection with the payment of severance to the extent permitted by subsection (2) hereof; (4) take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan of the Company or any of its subsidiaries; (5) hire any employee at the level of Vice President or above; or (6) terminate the employment of any employee at the level of Vice President or above, other than for cause;

•	other than as required by changes to GAAP or SEC rules and regulations, change the Company’s financial accounting methods or practices in any material respect;

•

make any material change to any method of tax accounting or any annual tax accounting period, make or change any material tax election, file any amended U.S. federal or other material tax return, enter into any closing agreement or settlement with respect to any material tax claim, surrender any right to claim a refund with respect to material taxes or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim;

•	settle litigation or similar proceedings involving the Company, subject to certain monetary and materiality thresholds and other exceptions; and

•	authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

No Solicitation or Negotiation of Takeover Proposals

From the Agreement Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiry or the making of any inquiry, proposal or offer that constitutes or would be reasonably expected to lead to an Acquisition Proposal (as defined below) (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing person of the provisions contained in the Merger Agreement relating to Acquisition Proposals) or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

•

except as permitted by a Company Board Recommendation Change (as defined below), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar contract relating to an Acquisition Proposal (other than certain permitted confidentiality agreements) (such contract, an “Alternative Acquisition Agreement”).

Exceptions

Notwithstanding the restriction described above, at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company and its representatives may (i) provide information in response to a request therefor by a person who makes an unsolicited bona fide Acquisition Proposal following the Agreement Date if (x) such Acquisition Proposal did not result from a violation of the restriction described above, (y) prior to providing such information, the Company receives from such person an executed confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the confidentiality agreement previously executed by the Company and the Parent and (z) the Company promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any non-public information concerning the Company or its subsidiaries that the Company provides to any such person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited Acquisition Proposal; or (iii) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) prior to taking any action described in clause (i) or (ii) above, the Board of Directors has determined in good faith (after consultation with the Company’s outside legal and financial advisors) based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Board of Directors determines in good faith that such Acquisition Proposal is a Superior Proposal and the Company has complied its obligations under the Merger Agreement with respect to such Acquisition Proposal prior to taking such action.

For purposes of this proxy statement and the Merger Agreement:

•

“Acquisition Proposal” means any offer, proposal or similar indication of interest relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Sub or one of Parents’ other subsidiaries).

•	“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger and the other transactions contemplated by the Merger Agreement) involving:

•

any acquisition or purchase by any third party, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company;

•

any merger, consolidation, share exchange, business combination, equity investment, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any third party; or

•

any, sale, lease exchange, transfer or other disposition to any Person of more than fifteen percent (15%) of the consolidated assets, revenue or net income of the Company and its subsidiaries (with assets being measured by the fair market value thereof).

•	“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”

•

“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a third party owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Common Stock or (b) more than 50% of the assets of the Company and its subsidiaries, taken as a whole, in either case, which the Board of Directors determines in good faith: (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the party making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

No Change in Recommendation or Alternative Acquisition Agreement

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Common Stock vote “FOR” the Merger Proposal.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following bullets being referred to as a “Company Board Recommendation Change”):

•

withhold, withdraw, qualify or modify (or publicly propose or withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board of Directors’ recommendation with respect to the Merger;

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, an Acquisition Proposal

•	fail to include the Board of Directors’ recommendation in this proxy statement; or

•

fail to recommend in a solicitation/recommendation statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Sub) within ten (10) business days after the commencement of such tender offer or exchange offer.

In addition, the Board of Directors may not cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal.

Fiduciary Exception

Notwithstanding the foregoing, prior to the adoption of the Merger Agreement by the stockholders of the Company:

•

the Board of Directors may make a Company Board Recommendation Change (1) if the Company receives a bona fide unsolicited Acquisition Proposal after the Agreement Date that did not result from a violation of the restriction against soliciting Acquisition Proposals described above and the Board of Directors determines in good faith (after consultation with outside legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal or (2) other than in connection with an Acquisition Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known by the Board of Directors prior to such time, in each case of (1) and (2), only if the Board of Directors determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and

•

if the Board is permitted to make a Company Board Recommendation Change pursuant to clause (1) of the preceding bullet, the Company may also terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal;

provided, however, that neither the Board of Directors nor the Company will take any such action unless:

•

the Company shall have provided prior written notice to Parent at least five (5) business days in advance to the effect that the Board of Directors intends to take any such action (which notice will include in reasonable detail the circumstances giving rise to such proposed action);

•

the Company shall have during such five (5) business day period negotiated with Parent in good faith (to the extent that Parent desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that (A) the failure to take any such action would no longer be inconsistent with the directors’ fiduciary duties under applicable law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company will be required to deliver a new notice to Parent with respect to such revised Superior Proposal (except that the notice period in respect of such revised Superior Proposal will be the longer of (x) three business days and (y) the period remaining under the initial notice period);

•

at or following the end of such notice period described above, the Board of Directors shall have determined in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that (A) failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination; and

•

in the event of a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated the Merger Agreement in accordance with its terms and shall have paid Parent the termination fee described in the section captioned “Termination Fees and Expenses” below.

Certain Permitted Disclosure

Nothing in the Merger Agreement will prevent the Company from complying with its disclosure obligations under U.S. federal securities laws with regard to an Acquisition Proposal, except that the Company must nevertheless comply with its obligations under the Merger Agreement with respect to resolving to make or making a Company Board Recommendation Change.

Existing Discussions

The Company was required under the terms of the Merger Agreement to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the Agreement Date with respect to any Acquisition Proposal, to request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries furnished under a confidentiality agreement, to immediately cease providing any further information to any such person and to promptly terminate all access granted to any physical or electronic data room to any such person.

Company Stockholders Meeting

The Company must take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of the Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of the Merger Agreement to consider and vote upon the adoption of the Merger Agreement.

Proxy Statement

The Company must prepare and file with the SEC, as promptly as practicable after the Agreement Date, this proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to the Company’s ability to make a Company Board Recommendation Change as described above, will include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company are required provide the other with information as may be reasonably necessary or advisable in connection with this Proxy Statement.

Efforts to Complete the Merger; Regulatory Approvals

The Company and Parent agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including antitrust laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event making appropriate filings pursuant to the HSR Act within ten business days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any governmental authority in order to consummate the Merger and the transactions contemplated by the Merger Agreement and executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

In furtherance of the foregoing, the Company and Parent are required to submit, or cause to be submitted as promptly as practicable following the Agreement Date, (a) a draft of the joint notice (“CFIUS Notice”) to CFIUS and each member agency thereof, acting in such capacity contemplated under 31 C.F.R. § 800.501(g) with respect to the Merger, (b) as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS Notice referenced in clause (a), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a), and (c) as soon as possible (and in any event in accordance with applicable regulatory requirements) any other submissions that are formally requested by CFIUS to be made, or which the Company and Parent mutually agree should be made, in each case in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws or the CFIUS Notice hereunder.

The Company and Parent have each agreed to take or cause to be taken the following actions: (1) the prompt provision to each and every federal, state, local or foreign court or governmental authority of non-privileged information and documents requested by any governmental authority or to permit consummation of the transactions contemplated by the Merger Agreement and (2) the prompt use of its reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated, or threatened injunction, decision, order, judgment, determination, decree, or enactment so as to permit the consummation of the transactions on a schedule as close as possible to that contemplated by the Merger Agreement.

However, neither the Company nor any of its subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any material contract of the Company in each case unless payment, consideration or security is contingent upon the occurrence of the closing of the Merger.

Convertible Note Hedge Options and Convertible Note Warrants

Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the call options entered into in connection with the Convertible Notes (the “Convertible Note Hedge Options”) and the Convertible Note Warrants are terminated at or as promptly as practicable following the Effective Time. The Company will cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Convertible Note Hedge Options and the Convertible Note Warrants with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Hedge Options or the Convertible Note Warrants, including with respect to any cash amounts or shares of Common Stock that may be receivable, issuable, deliverable or payable by the Company under the Convertible Note Hedge Options and the Convertible Note Warrants; provided that the Company is not be required to enter into any agreements unless the agreements are subject to the occurrence of the Effective Time. The Company will not, without Parent’s prior written consent, (x) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of, the Convertible Note Hedge Options or the Convertible Note Warrants, (y) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Convertible Note Hedge Options or the Convertible Note Warrants or (z) enter into any discussions, negotiations or agreements with the counterparties to Convertible Note Hedge Options and the Convertible Note Warrants with respect to any of the foregoing.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation, its subsidiaries and Parent will honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and its subsidiaries and the current or former directors and/or officers of the Company or any of the Company’s subsidiaries (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company’s or its subsidiaries’ certificate of incorporation or bylaws or other similar organizational documents and any indemnification agreement between any Indemnified Person and the Company or any of its subsidiaries (in each case, as in effect on the Agreement Date). In addition, during the six-year period commencing at the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company’s or its subsidiaries’ certificate of incorporation or bylaws or other similar organizational documents as of the Agreement Date, as applicable, and such provisions will not be repealed, amended or otherwise modified (whether by operation of law or otherwise) in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person, from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or the Company’s subsidiaries or other affiliates that occurred prior to or at the Effective Time; and (2) any of the transactions contemplated by the Merger Agreement; provided, however that if, at any time during the six-year period commencing at the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement as described above, then the claims asserted in such notice will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

In addition, without limiting the foregoing, the Merger Agreement requires that prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”); provided, that the Company shall not be permitted to expend, on such “tail” policy, an annual premium amount in excess of three hundred percent (300%) of the annual premium currently paid by the Company for the D&O Insurance; provided, further, that, if the amount necessary to procure such “tail” policy exceeds such maximum amount, the Company shall procure as much coverage as may be obtained for such maximum amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

Employee Benefits

From the Effective Time until the first anniversary of the closing of the Merger, Parent has agreed to the following for each employee of the Company and its subsidiaries who continues in the employ of Parent (each a “Covered Employee”):

•

provide compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time and benefits (including the costs thereof to participants in employee benefit plan of the Company) that are, in the aggregate, substantially comparable to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time;

•

for Covered Employees who become eligible to participate in any employee benefit plan, program, policy or arrangement of Parent, the Surviving Corporation or any of their respective subsidiaries (collectively, “Parent Benefit Plans”) during the calendar year including the Effective Time, use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation was waived or satisfied under the Company Plan the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Plan the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the employee benefit plan of the Parent; and

•

use commercially reasonable efforts to recognize the service of each Covered Employee prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. However, in no event will any provision of the Merger Agreement result in any duplication of benefits for the same period of service.

However, nothing in the Merger Agreements will (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular person for any fixed period of time following the Effective Time; or (iv) create any third-party beneficiary rights or obligations in any person (including any Covered Employee).

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants related to:

•

the Company affording Parent reasonable access during normal business hours to the Company’s and its subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and its subsidiaries and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent or third parties providing financing may reasonably request;

•	cooperation between the parties to de-list the Company’s securities from NASDAQ and de-register the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time;

•	cooperation between the parties in connection with public announcements;

•

the Company (1) providing Parent with notice of any legal proceedings arising from or otherwise relating to the Merger, (2) providing Parent with the opportunity to participate in (but not control) the defense of any such legal proceedings, and (3) consulting with the Parent with respect to the settlement or prosecution of any such legal proceedings, subject to certain conditions;

•

causing any dispositions of Common Stock, Company Options and Company RSUs resulting from the Merger by each individual who is or may become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act;

•	Parent causing Merger Sub and the Surviving Corporation, as applicable, to fully comply with all of their respective obligations under the Merger Agreement;

•	Parent causing the sole stockholder of Merger Sub to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement by written consent;

•

each of Parent and Company promptly notifying the other party upon receiving knowledge of (1) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement or (2) any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to failure of a condition precedent in the Merger Agreement;

•	cooperation between the parties in connection with tax-related matters; and

•

the Company (1) furnishing Parent, in a timely manner, with any information, documents, work papers and other materials as Parent may reasonably request in connection with Tax-related matters (including with respect to due diligence, restructuring and integration planning and Tax reform), (2) making its employees, representatives and advisors available upon reasonable advance notice during normal business hours to provide explanations of such information, documents, work papers and other materials (3) reasonably cooperating in connection with such matters, (4) reasonably consulting with Parent prior to the Company or any of the Company Subsidiaries effecting or otherwise engaging in any material Tax planning strategies or transactions and (5) considering in good faith any restructuring steps that Parent requests the Company or any of the Company Subsidiaries to consummate prior to the Closing.

Conditions to Completion of the Merger

The obligations of each of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon;

•

the waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable antitrust laws shall have expired or have been terminated, and the consents, approvals, permits, orders or declarations of, filings with, or notice to, any governmental authority that required to be made or obtained in connection with the consummation of the Merger (as further detailed in the section captioned “The Merger—Regulatory Approvals” above) shall have been made or obtained; and

•

the absence of any law, regulation or order that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:

•

the Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by the Merger Agreement to be performed and complied with by the Company at or prior to the closing date;

•

the representations and warranties of the Company relating to the Company’s capitalization shall be true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made as of such date, except (1) for any de minimis inaccuracies and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any de minimis inaccuracies);

•

the representations and warranties of the Company relating to the Company’s organization, authorization and subsidiaries and the absence of broker’s or finder’s fees being true and correct in all material respects as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date);

•

the other representations and warranties of the Company set forth in the Merger Agreement (other than those described in the two bullets above) shall be true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	since the Agreement Date, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing;

•

the receipt by Parent and Merger Sub of a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying that the conditions described in the preceding five bullets have been satisfied; and

•

the absence of any law, regulation or order that imposes, or would upon the consummation of the Merger impose, an obligation on Parent or any of its subsidiaries to take, offer to take or agree to take any action (x) with respect to any assets, rights, product lines, licenses, categories of assets or businesses or other operations (A) of Parent or any of its subsidiaries (excluding the Company and its subsidiaries) or (B) of the Company or any of its subsidiaries (but limited to certain agreed categories) or (y) with respect to any consents, approvals, permits, orders or declarations required by CFIUS, if such actions would or would reasonably be expected to have, a Company Material Adverse Effect (clauses (x) or (y), a “Burdensome Condition”).

In addition, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

Parent and Merger Sub shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the closing date;

•

the representations and warranties of Parent and Merger relating to Parent’s and Merger Sub’s organization and authorization and the absence of broker’s or finder’s fees being true and correct in all material respects as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date);

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement (other than those described in the bullet above) shall be true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub or Parent to consummate the transactions contemplated by the Merger Agreement and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement; and

•

the receipt by the Company of a certificate, signed for and on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, only as follows:

•	by mutual written agreement of Parent and the Company; or

•	by either Parent or the Company if:

•

the Effective Time shall not have occurred on or before October 11, 2021 (the “Termination Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date (an “Outside Date Termination”);

•

the Stockholders Meeting shall have been held and the Company’s stockholders shall have failed to adopt the Merger Agreement at such meeting or at any adjournment or postponement of such meeting (a “Stockholder No-Vote Termination”); or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or

•	by the Company:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Parent or Merger Sub prior to the Termination Date through the exercise of commercially reasonable efforts, in which case the Company shall not be permitted to terminate the Merger Agreement under this provision until the earlier to occur of (x) 30 days after receipt of notice from Company to the Parent of such breach or inaccuracy or (y) the Parent or Merger Sub failing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

•

at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, if the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company pays Parent the termination fee described in the section captioned “Termination Fees and Expenses” below (a “Superior Proposal Company Termination”); or

•	by Parent:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured the Company prior to the Termination Date through the exercise of commercially reasonable efforts, in which case Parent shall not be permitted to terminate the Merger Agreement under this provision until the earlier to occur of (x) 30 days after receipt of notice from Parent to the Company of such breach or inaccuracy or (y) the Company failing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

•	a Company Board Recommendation Change shall have occurred (a “Change of Recommendation Termination”); or

•	if any law, regulation or order that imposes, or would upon the consummation of the Merger impose, a Burdensome Condition is in effect and becomes final and non-appealable.

Termination Fees and Expenses

The Company must pay Parent a termination fee of $59.22 million if any of the following events occur:

•

(i) either party effects an Outside Date Termination or a Stockholder No-Vote Termination; (ii) following the Agreement Date and prior to the termination of the Merger Agreement, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn without qualification at least ten (10) business days prior to the Stockholders Meeting, and (iii) within twelve (12) months following the termination of the Merger Agreement, a Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction;

•	the Company effects a Superior Proposal Company Termination; or

•	Parent effects a Change of Recommendation Termination.

Modification or Amendment

Subject to applicable law, the Merger Agreement may be amended by the parties only by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company. However, after adoption of the Merger Agreement by stockholders, no amendment to the Merger Agreement that requires the further approval of such stockholders shall be made without such further approval.

Specific Performance

The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

No Third Party Beneficiaries

The Merger Agreement is not intended to and does not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, except for:

•	the indemnification and insurance rights of the Indemnified Persons described in the section captioned “Indemnification and Insurance” above; and

•	from and after the Effective Time, the right of the holders of Common Stock to receive the Per Share Merger Consideration payable in accordance with the Merger Agreement.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement and approve the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 27 of this proxy statement and “The Merger Agreement” beginning on page 58 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Common Stock voting in favor of the Merger Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to provide Company stockholders with time to review any supplement or amendment to this proxy statement, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act of 1934 and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

The compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is summarized and included under the heading “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 49 of this proxy statement. That summary includes all the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger as of the date of this proxy statement.

The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement.

The Board of Directors recommends that our stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Company approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Directors and Executive Officers in the Merger.”

The affirmative vote of holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such proposal is required to approve the advisory proposal concerning the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. The vote on this advisory proposal is a vote separate and apart from the vote to adopt the Merger Proposal. Accordingly, you may vote not to approve this advisory proposal and vote to adopt the Merger Proposal. Because the vote on this advisory proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders.

The Board of Directors recommends that you vote “FOR” this proposal.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on NASDAQ under the symbol “LMNX.” The closing price of Common Stock on NASDAQ on April 9, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $32.95 per share of Common Stock, each share of which is entitled to one vote. On May 18, 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Common Stock on NASDAQ was $36.58 per share of Common Stock. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares of Common Stock.

At the close of business on May 14, 2021, 47,311,982 shares of Common Stock were issued and outstanding, held by approximately 520 holders of record.

In February 2017, the Board of Directors initiated a cash dividend program under which the Company anticipates paying a regular quarterly cash dividend. On February 8, 2021, we announced that our Board declared a quarterly cash dividend of $0.10 per share of common stock, which was paid to shareholders of record as of the close of business on March 25, 2021 with a payment date of April 15, 2021. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the Company’s Board of Directors. The Merger Agreement prohibits declaring, setting aside, making or paying any dividend or other distribution with respect to the capital stock of the Company, other than (x) dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of the Company to the Company or another direct or indirect wholly owned subsidiary of the Company or (y) dividends paid by the Company to holders of shares of Common Stock, not in excess of $0.10 per share per fiscal quarter, in each case consistent in all material respects with past practice, including with respect to the timing of the declaration, record date and payment thereof).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 22, 2021 (unless otherwise noted) for:

•	each of our directors;

•	each of our named executive officers;

•	each person who is known by us to beneficially own more than five percent (5%) of the outstanding shares of our Common Stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares as to which a person has sole or shared voting or investment power and also includes any shares which a person has the right to acquire within 60 days after March 22, 2021 through the vesting and/or exercise of any equity award or other right. Except as otherwise indicated, the named persons below have sole voting and investment power with respect to beneficially owned shares or shares such voting and investment power with his or her spouse. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. The inclusion of any such shares, however, does not constitute an admission that the named person is a direct or indirect beneficial owner of such shares for other purposes.

The percentages of shares outstanding provided in the table are based on 47,304,319 shares outstanding as of March 22, 2021. Shares issuable upon the exercise of options that are exercisable within 60 days after March 22, 2021 and Company RSUs which are able to be settled in stock at the holder’s election within 60 days after March 22, 2021 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Owned(1)	Total as a Percentage of Shares Outstanding
Directors and Named Executive Officers(2)
Stephen L. Eck, M.D., Ph.D.	37,907	*
Thomas W. Erickson	186,815	*
Jim D. Kever	229,886	*
Dijuana K. Lewis	6,955	*
Kevin M. McNamara	99,853	*
Edward A. Ogunro, Ph.D.	60,721	*
Kenneth A. Samet	19,738	*
Nachum “Homi” Shamir	1,192,701	2.5%
Harriss T. Currie	529,676	1.1%
Richard W. Rew	209,412	*
Todd C. Bennett	92,296	*
Randall J. Myers	99,624	*

All directors and executive officers as a group (15) persons	3,126,056	6.6%

Other 5% Stockholders

BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	8,163,784	17.3%

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Owned(1)	Total as a Percentage of Shares Outstanding

The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	5,228,690	11.1%

RGM Capital, LLC(7) 9010 Strada Stell Court, Suite 105 Naples, FL 34109	2,703,199	5.7%

*	Less than 1%.
(1)

Includes shares issuable upon the exercise of currently exercisable options as well as those options which will become exercisable within 60 days after March 22, 2021, as follows: Dr. Eck—0 shares; Mr. Erickson—0 shares; Mr. Kever—0 shares; Ms. Lewis—0 shares; Mr. McNamara—0 shares; Dr. Ogunro—0 shares; Mr. Samet—0 shares; Mr. Shamir—952,046 shares; Mr. Currie—286,506 shares; Mr. Rew—162,140 shares; Mr. Bennett—44,717 shares; Mr. Myers—50,113 shares; and all directors and executive officers as a group—1,713,485 shares. In addition, includes shares issuable upon the vesting of Company RSU awards, the vesting of which has been deferred until termination of the individual’s service as a director, as follows: Dr. Eck—33,420 shares; Mr. Erickson—107,611 shares; Mr. Kever—60,381 shares; Ms. Lewis—0 shares; Mr. McNamara—75,541 shares; Dr. Ogunro—49,885 shares; and Mr. Samet—16,738 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.
(3)

This information is as of December 31, 2020, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 4, 2021. BlackRock, Inc. is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 7,957,670 shares and sole dispositive power as to 8,163,784 shares.

(4)

This information is as of December 31, 2020, and is based solely on a Schedule 13G/A filed by The Vanguard Group on February 8, 2021. The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 0 shares, sole dispositive power as to 5,094,596 shares, shared voting power as to 100,751 shares and shared dispositive power as to 134,094 shares.

(5)

This information is as of December 31, 2020, and is based solely on a Schedule 13G filed by RGM Capital, LLC on February 12, 2021. RGM Capital, LLC is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended and an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended, and reports shared voting power and shared dispositive power as to 2,703,199 shares.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the Per Share Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of Common Stock and to receive payment in cash for the fair value of your shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $37.00 per share, without interest thereon, less any applicable withholding taxes, that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the Merger Proposal and must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement and is incorporated herein by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Merger Agreement at the Special Meeting, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Common Stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Common Stock before the vote is taken on the Merger Proposal, which must reasonably inform us of the identity of the holder of record of the Company’s Common Stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Common Stock, and you must not vote or submit a proxy in favor of the Merger Proposal.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive Per Share Merger Consideration for your shares of the Company’s Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of the Company’s Common Stock. A holder of shares of the Company’s Common Stock wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Common Stock are transferred prior to the Effective Time. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

All demands for appraisal should be addressed to Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727, and must be delivered before the vote is taken on the Merger Proposal at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Common Stock.

To be effective, a demand for appraisal by a stockholder of Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made directly by the beneficial owner if he or she does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of the Company’s Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of the Company’s Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, and holders should not assume that the Surviving Corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the Surviving Corporation. A person who is the beneficial owner of shares of the Company’s Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock or (2) the value of the consideration provided in the Merger for such total number of shares of Common Stock exceeds $1,000,000.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Delaware Court of Chancery will appraise the shares of Common Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of Common Stock and, in the case of holders of uncertificated stock, forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the Per Share Merger Consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Per Share Merger Consideration. In determining “fair value,”

the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to distributions payable to stockholders as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $37.00 per share in cash, without interest thereon, less any applicable withholding taxes, for his, her or its shares of Common Stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our Common Stock.

STOCKHOLDER PROPOSALS

It is contemplated that our 2022 annual meeting of stockholders will take place in May 2022. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2021 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 3, 2021. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not earlier than February 19, 2022 nor later than April 20, 2022 in the manner specified in the bylaws. For proposals that are not timely filed, we retain discretion to vote proxies that we receive. For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

The amended and restated bylaws are filed as an exhibit to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.luminexcorp.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (filed with the SEC on February 26, 2021);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (filed with the SEC on May 5, 2021);

•	Current Report on Form 8-K, as amended, filed with the SEC on April 12, 2021;

•	Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders filed on March 31, 2021; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement and prior to the date of the special meeting.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727, Telephone (512) 219-8020, on the Investor Relations page of our corporate website at www.luminexcorp.com, or Okapi Partners LLC, our proxy solicitor, at the contact information listed below, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have any questions about this proxy statement, special meeting or the Merger or need assistance with the voting procedures, please contact our proxy solicitor at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone (Collect): + 1 (212) 297-0720

Telephone (Toll-Free): + 1 (855) 305-0856

Email: info@okapipartners.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 20, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

DIASORIN S.P.A.

DIAGONAL SUBSIDIARY INC.

AND

LUMINEX CORPORATION

DATED AS OF

APRIL 11, 2021

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of April 11, 2021 (the “Agreement Date”) by and among DiaSorin S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent”), Diagonal Subsidiary Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), and Luminex Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, each of the boards of directors of Parent and Merger Subsidiary has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and Merger Subsidiary, respectively;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly owned indirect Subsidiary of Parent.

(b)    The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)    At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger) (the time as of which the Merger becomes effective, the “Effective Time”).

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2    Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary or Parent:

(a)    except as otherwise provided in Section 1.2(b), Section 1.2(c) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $37.00 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.8, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3 or Section 1.5, as applicable;

(b)    each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)    each share of Company Common Stock held by a wholly owned Company Subsidiary, if any, and each share of Company Common Stock that is owned directly or indirectly by Parent, if any, in each case outstanding immediately prior to the Effective Time, shall be converted into a number of validly issued, fully paid and nonassessable shares (or fractional shares) of common stock, par value $0.001 per share, of the Surviving Corporation such that each such holder shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such holder owned in the Company immediately prior to the Effective Time, with the same rights, powers and privileges as the shares so converted;

(d)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute, together with any shares issued in accordance with Section 1.2(c), the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a).

Parent shall provide (or shall cause to be provided) to the Exchange Agent, at or prior to the Effective Time, cash sufficient to pay the Merger Consideration in respect of (i) the certificates representing shares of Company Common Stock (the “Certificates”) and (ii) the uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company RSU Merger Consideration or the Company RSA Merger Consideration) (such cash, the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration in respect of the Certificates and the Uncertificated Shares (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company RSU Merger Consideration or the Company RSA Merger Consideration), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Company Common Stock (other than Company Restricted Shares) that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g)    Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b) or converted in accordance with Section 1.2(c)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5    Company Equity Awards.

(a)    Neither Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, (i) all Unvested Company Options which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to: (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; multiplied by (B) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time).

(b)    Neither Surviving Corporation nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Surviving Corporation or Parent stock in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, (i) all Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company RSUs, and (ii) each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, with the former holder of such canceled Company RSU becoming entitled to receive, in consideration of the cancellation of such Company RSU, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU (the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time); provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code.

(c)    Neither Surviving Corporation nor Parent shall assume any Company Restricted Shares or substitute for any Company Restricted Shares any similar award for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Restricted Shares, (i) all unvested Company Restricted Shares which are outstanding as of immediately prior to the Effective Time shall fully vest and become unrestricted Company Common Stock, and (ii) each such share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive the Merger Consideration in the same manner as any other share of Company Common Stock (the “Company RSA Merger Consideration”); provided that, notwithstanding anything to the contrary contained in this Agreement, the Company RSA Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, shall be paid by the Surviving Corporation at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time).

(d)    The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary in connection therewith.

(e)    Promptly following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Option Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Option Period and no new participants may participate in such Option Period; (ii) no new Option Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any Option Period under the Company ESPP that does not end prior to the Effective Time shall terminate and an Exercise Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately prior to the Effective Time with respect to such Option Period, in which case any shares of Company Common Stock purchased pursuant to such Option Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

Section 1.6    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options, Company RSUs and Company Restricted Shares, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article I.

Section 1.8    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.8 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), as set forth on Exhibit B, until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2    Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), as set forth on Exhibit C, until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3    Directors and Officers.

(a)    The directors of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are directors of Merger Subsidiary immediately prior to the Effective Time.

(b)    The officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are officers of the Company immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports that are publicly available on the internet website of the SEC at least two (2) Business Days prior to the Agreement Date (excluding in each case any disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) under the captions “Risk Factors,” “Safe Harbor Cautionary Statement,” “Quantitative or Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) (it being agreed that any matter disclosed in the Company SEC Reports shall not qualify the Capitalization Representations) or (ii) set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other applicable Section if the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the applicability of such disclosure to such other Section) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1    Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where (other than with respect to the Company’s due organization and valid existence) the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on April 7, 2021 (the “Capitalization Date”): (A) 46,251,087 shares of Company Common Stock (excluding Company Restricted Shares) were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 3,528,121 shares of Company Common Stock; (E) 454,126 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) there were outstanding 1,054,961 Company Restricted Shares; (G) 824,858 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs); and (H) 83,044 shares of Company Common Stock were reserved for future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, the Convertible Notes or as contemplated or permitted by this Agreement will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards and Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of the Company or any Company Subsidiary. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of the holders of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Equity Award, the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan and the vested or unvested status of such Company Equity Award. No Company Equity Awards are subject to performance-based vesting conditions and all shares of Company Common Stock issuable upon exercise of Company Options and the settlement of Company RSUs have been duly reserved for issuance by the Company.

(b)    Except as set forth in Section 3.2(a) and in Section 3.2(a) of the Company Disclosure Letter, and other than pursuant to the terms of the Convertible Notes and Convertible Note Warrants, as of the Capitalization Date, no (i) shares of capital stock or other voting securities of, (ii) other equity or voting interests in, (iii) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in or (iv) stock appreciation rights, “phantom” stock rights or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (i), (ii), (iii) and (iv), collectively, “Equity Interests”) the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Letter or pursuant to the terms of the Convertible Notes or Convertible Note Warrants, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (B) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such commitment, agreement, arrangement or undertaking. From and after the Capitalization Date through the Agreement Date, the Company has not issued any Equity Interests, other than pursuant to the Company Options, the Company RSUs and other purchase rights granted pursuant to the Company ESPP, in each case that were outstanding as of the Capitalization Date, and in accordance with their respective terms as in effect at such time.

(c)    The Company shall have made available to Parent true and correct copies of all Contracts related to the Convertible Note Hedge Options and the Convertible Note Warrants

Section 3.3    Authorization; No Conflict.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL, contained herein) and the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Nasdaq, (v) compliance with Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565 (“Section 721”), and (vi) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    The Company Stockholder Approval is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement.

Section 3.4    Subsidiaries.

(a)    The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b)    All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Other than the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any Person.

Section 3.5    SEC Reports and Financial Statements.

(a)    Since January 1, 2019, the Company has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) required to be filed or furnished by the Company with the SEC (such documents, together with any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”). As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports (i) complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)    The consolidated balance sheets and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)    Neither the Company nor any of the Company Subsidiaries has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company, except: (i) liabilities reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2020 included in the Company SEC Reports, (ii) liabilities incurred after December 31, 2020 in the ordinary course of business, (iii) liabilities incurred in connection with the Transactions, (iv) executory obligations under any Contract (none of which is a liability for a breach thereof), or (v) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d)    The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. As of the Agreement Date, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting, in each case that has not been subsequently remediated.

(e)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)    The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Proxy Statement (including any amendment or supplement thereto), in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Subsidiary.

Section 3.6    Absence of Material Adverse Changes, etc. Between December 31, 2020 and the Agreement Date, (i) except for actions expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; (ii) the Company and the Company Subsidiaries have not taken any actions that, if taken after the Agreement Date, would require Parent’s consent pursuant to clauses (v), (viii), (ix), (x), (xii) or (xiii) of Section 5.2(b) (or clause (xv) of Section 5.2(b) in respect of any of the foregoing clauses); and (iii) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7    Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8    Broker’s or Finder’s Fees. Except for Perella Weinberg Partners or any of its Affiliates (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9    Employee Plans.

(a)    Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the Agreement Date of each material Company Plan (other than any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, equity or equity-based compensation or retention, change of control, transaction or similar bonuses other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law).

(b)    With respect to each material Company Plan, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan within the past three (3) years; and (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)    Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or receive any other favorable tax treatment, has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law.

(d)    Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and other applicable Law; (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; (iii) no disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in connection with any Company Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure; and (iv) the Company, each of the Company Subsidiaries and, to the Knowledge of the Company, all fiduciaries of a Company Employee Benefit Plan are and at all times have been in compliance with all applicable Laws relating to the Company Plans and the provision of compensation and benefits.

(e)    Neither the Company nor any of the Company Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act or (ii) deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA or I.R.S. Notice 2020-65.

(f)    No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code or otherwise.

(g)    The Company does not maintain or contribute to an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA) that is a defined benefit pension plan, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA). No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

(h)    Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer or employee of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries.

Section 3.10    Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, based on various assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than in respect of Dissenting Shares, shares of Company Common stock held by the Company or a wholly-owned Company Subsidiary or shares of Company Common Stock held directly or indirectly by Parent).

Section 3.11    Taxes.

(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true and complete in all respects; and (ii) all Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due.

(b)    There is no claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or Tax Return.

(c)    Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)    Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes), or (ii) any other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)    Within the past three years, neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Authority in a jurisdiction in which the Company or such Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is or may be subject to Tax by such jurisdiction.

(g)    Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(h)    Neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or has any material liability for the Taxes of any Person (other than the Company and current and former Company Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law) or by operation of Law as a transferee or successor (in each case, other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes).

(i)    Neither the Company nor any Company Subsidiary has waived any statute of limitation in respect of any material Taxes or agreed to any extension of time with respect to a material assessment or deficiency for any Tax, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business and statute of limitations waivers for ongoing routine Tax audits).

(j)    Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

Section 3.12    Compliance with Laws; Permits.

(a)    Neither the Company nor the Company Subsidiaries is, or has been since January 1, 2019, in violation of any Law or Order applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to, any such Law or Order, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery, anti-corruption, anti-money laundering, export controls or sanctions Laws promulgated by any Governmental Authority. The Company and the Company Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Laws described in the preceding sentence. None of the Company, any of the Company Subsidiaries or any of its or their directors or officers or, to the Knowledge of the Company, employees is designated on the list of Specifically Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

(c)    Each of the Company and the Company Subsidiaries is, and has been since January 1, 2019, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13    Regulatory Matters.

(a)     Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have in effect all Regulatory Permits (including, for the avoidance of doubt, all establishment registrations and device listings, 510(k) clearances and Emergency Use Authorizations

(EUAs) (or their foreign equivalents)) required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Regulatory Permits are in full force and effect and (iii) the Company is in compliance with, and is not in default under, each such Regulatory Permit.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and the Company Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and the Company Subsidiaries) are the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority, that, assuming such investigations were determined or resolved adversely, would reasonably be expected to have a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, the Company and each of the Company Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and the Company Subsidiaries), has been in compliance in all material respects with all Health Laws. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and the Company Subsidiaries) (i) have received any material written notice from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, (ii) are subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened, or (iii) are a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the Knowledge of the Company, no such action is pending as of the date hereof.

(d)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, since January 1, 2019, filed with the applicable Health Authority all required and material filings, including Medical Device Reports or similar required reports of adverse events or device malfunctions, and reports of corrections or removals. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such filings were in material compliance with applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such filings.

(e)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all preclinical studies and clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, (ii) as of the date hereof, no clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons, (iii) as of the date hereof, neither the FDA nor any other applicable Governmental Authority, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has commenced, or, to the Knowledge of the Company and the Company Subsidiaries, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of the Company and the Company Subsidiaries.

(f)    None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, or Collaboration Partners has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result in being disqualified, debarred or deregistered, or excluded by any Governmental Authority from participation in any Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b(f)) or under 21 U.S.C. § 335a or comparable foreign applicable Law.

Section 3.14    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”), indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance.

(b)    Each material item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement). The Company and Company Subsidiaries solely own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c)    Neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries. The Company Intellectual Property and Licensed Intellectual Property include all material Intellectual Property Rights owned by or licensed to the Company and the Company Subsidiaries and material to the operation or conduct of the businesses of the Company and the Company Subsidiaries as currently being conducted.

(d)    To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, violated, or misappropriated the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third party between January 1, 2019 and the Agreement Date (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.

(e)    To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating any material Company Intellectual Property and since January 1, 2019, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Legal Proceeding against any third party alleging that such third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property.

(f)    No current or former director, officer, employee, contractor or consultant of the Company or the Company Subsidiaries jointly owns or retains any license or similar right under any material Company Intellectual Property. All Persons who contributed to the creation or development of any material Company Intellectual Property have signed written documents obligating them to assign and have assigned, in writing, to the Company or the Company Subsidiaries their rights and interests therein that do not vest with the Company and Company Subsidiaries initially by operation of law, except where failure to do so would not be material. No current or former directors, officers, employees, contractors or consultants of the Company or any of the Company Subsidiaries has made a written claim, or to the Company’s Knowledge, threatened to make any claim, of ownership or right, in whole or in part, to any material Company Intellectual Property or to any remuneration in connection therewith.

(g)    The Company and each of the Company Subsidiaries have exercised commercially reasonable efforts to protect their rights in the Trade Secrets material to the business of the Company that are Company Intellectual Property, including through the development of policies for the protection of such Trade Secrets, and, to the Knowledge of the Company, there has been no unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets, except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole. Each current and former employee, consultant or independent contractor of the Company or any Company Subsidiary who has had access to any Trade Secrets that are Company Intellectual Property has entered into a written agreement with the Company or Company Subsidiary to protect the secrecy and confidentiality of such Trade Secrets, except where failure to do so would not be material. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code, except where such failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, no material Company Intellectual Property is subject to any Public Software license that (i) requires the Company or the Company Subsidiaries to license, disclose or distribute any proprietary Source Code included in the Company Intellectual Property to licensees or any other Person, (ii) prohibits or materially limits the receipt of consideration in connection with licensing, sublicensing or distributing any Software included in the Company Intellectual Property, (iii) requires the licensing of any Software included in the Company Intellectual Property to any other Person for the purpose of making derivative works or (iv) otherwise materially limits the Company’s or the Company Subsidiaries’ right to require royalty payments for the use or restrict further distribution of such Company Intellectual Property. The Company and the Company Subsidiaries are in compliance in all material respects with all the terms and conditions of any licenses applicable to any Public Software used by the Company and the Company Subsidiaries in the operation of the business as currently conducted, except where failure to do so would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

(i)    With respect to the software listed on Section 3.14(i) of the Company Disclosure Letter (the “Company Proprietary Software”), the portion of the Company Proprietary Software that is owned or purported to be owned by the Company constitutes Company Intellectual Property and was created, and the associated Source Code written, only by (i) individuals who, at the time they created and developed such Software, were employees of the Company or any of the Company Subsidiaries, (ii) in cases where title to the Company Proprietary Software was acquired by the Company or the Company Subsidiaries from third parties, by third parties that were contractors or consultants of the Company or the Company Subsidiaries and who assigned title to Company or the Company Subsidiaries or (iii) third parties who sold such Software to the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not disclosed, delivered or licensed to any Person, or obligated themselves to disclose, deliver or license to any Person, any confidential Source Code included in any Company Proprietary Software, other than to Persons who have executed written confidentiality obligations to the Company or the Company Subsidiaries restricting the use and disclosure of such Source Code, except where failure to do so would not be material. To the Knowledge of the Company, there has been no unauthorized use, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any Company Proprietary Software.

(j)    No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution was used, directly or indirectly, to create, in whole or in part, any material Intellectual Property Rights owned by the Company or any Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining any ownership of such Intellectual Property Rights.

(k)    To the Knowledge of the Company, the IT Assets operate and perform in all material respects sufficient to permit the operation of the Company’s business as currently conducted. To the Knowledge of the Company, since January 1, 2019, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets, (ii) the Company has used security measures designed to protect the IT Assets from any viruses, worms, trojan horses, bugs or faults, breakdowns, contaminants or continued substandard performance that would be expected to cause any disruption or interruption in or to the use of any such IT Assets or to the business of the Company, and (iii) the IT Assets contain no such viruses, bugs or faults. The Company and the Company Subsidiaries have implemented backup, security and disaster recovery technology as determined by the Company and the Company Subsidiaries in its and their reasonable business judgment.

(l)    Since January 1, 2019, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Processing of any Personal Data by the Company and the Company Subsidiaries has not violated, and does not violate, any applicable Privacy and Data Security Requirements. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there is no Legal Proceeding pending, asserted in writing or threatened in writing against the Company or any of the Company Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the Knowledge of the Company, no valid basis exists for any such Legal Proceeding. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the Knowledge of the Company, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of the Company Subsidiaries of any applicable Privacy and Data Security Requirements.

(m)    Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has contractually obligated all data processors that Process Personal Data for or on behalf of the Company or any of the Company Subsidiaries to contractual terms relating to the protection and use of IT Assets, or Personal Data or confidential information thereon, that obligate such data processors to comply with all applicable Privacy and Data Security Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure. To the Knowledge of the Company, there have not been any violations of such contractual obligations that would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

(n)    To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure or use, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company or the Company Subsidiaries or (ii) any IT Assets that Process Personal Data related to the business of the Company or the Company Subsidiaries, its respective Personal Data processors, customers, subcontractors or vendors, or any other Persons on its behalf. Neither the Company nor the Company Subsidiaries has notified or, as of the date hereof, plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements any affected individual, any third party, any

Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Data of the Company or the Company Subsidiaries.

Section 3.15    Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or similar organized employee representative (collectively, “CBAs”), nor is any such contract, agreement or understanding presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material liability to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice and there are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before a Governmental Authority, (b) the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor and employment, including all Laws relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees and other service providers, immigration, visa, work status, pay equity and workers’ compensation, and (c) no Legal Proceeding with respect to the Company or any of the Company Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened. Since January 1, 2019, the Company and the Company Subsidiaries have not received or been involved in any complaints, claims or Legal Proceeding involving any Company Employee with an annual base salary of $125,000 or more relating to sexual harassment, bullying or discrimination or alleging a workplace culture that would encourage or be conducive to the foregoing.

Section 3.16    Insurance. The Company and the Company Subsidiaries maintain insurance policies as set forth on Section 3.16 of the Company Disclosure Letter (“Insurance Policies”), which may be renewed or replaced in the ordinary course of business. To the Knowledge of the Company, all such Insurance Policies or their replacements are in full force and effect with no notices of cancellation pending, and all premiums due have been paid to date. The Insurance Policies provide reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and the Company Subsidiaries, except where the failure to have and maintain such coverage would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17    Material Contracts.

(a)    Except for this Agreement or as set forth in Section 3.17 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i)    any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii)    any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii)    any Contract that relates to the formation, creation, governance, economics or control of any material joint venture, partnership or other similar arrangement;

(iv)    any Contract for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case (a) entered into since January 1, 2019 and involving amounts in excess of $10,000,000 or (b) pursuant to which the Company or any Company Subsidiary has material continuing obligations;

(v)    any Contract relating to the borrowing or lending of Indebtedness in a principal amount in excess of $2,000,000, except for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business and extensions of credit to customers or from vendors in the ordinary course of business;

(vi)    any Contract (excluding purchase orders) that is one of the top 10 Contracts with a customer or strategic partner, measured by aggregate payments received by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2020;

(vii)    any Contract (excluding purchase orders) that (A) is one of the top 10 Contracts for the purchase of materials, supplies, goods, services, equipment or other assets, measured by aggregate payments made by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2020 or (B) relates to the purchase of materials, supplies, goods, services, equipment or other assets relating to the Company’s Verigene platform (provided, clause (B) shall only include Contracts that are material, individually or in the aggregate, to the Company’s Verigene platform);

(viii)    any Contract that is with a Governmental Authority involving aggregate payments made or received by the Company and the Company Subsidiaries in excess of $1,000,000 during the fiscal year ended December 31, 2020;

(ix)    any Contract that contains (A) any covenant that purports to materially limit or otherwise materially restrict the ability of the Company or the Company Subsidiaries to compete in any business or geographic area, (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party or (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets or any business;

(x)    any Contract that contains a license to any material Intellectual Property Rights, except for shrink wrap or click wrap licenses for off the shelf computer software; or

(xi)    any Contract relating to the settlement of any Legal Proceeding (A) involving amounts to be paid by the Company or any of the Company Subsidiaries in excess of $2,000,000 or (B) involving material injunctive or equitable relief or imposing restrictions on the business activities of the Company or any of the Company Subsidiaries, in each case for which there are ongoing material continuing obligations of, or restrictions on, the Company or any Company Subsidiary.

(b)    The Company has made available to Parent true and correct copies of each Company Material Contract in effect as of the Agreement Date (it being understood that, for the purposes of this sentence, any document that is publicly available in a Company SEC Report shall be deemed to have been “made available” to Parent). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default (or, to the Knowledge of the Company, has received notice of an alleged breach or default) under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18    Real Property.

(a)    Section 3.18(a) of the Company Disclosure Letter sets forth a true and correct description of all of the real property owned in fee simple by the Company or a Company Subsidiary as of the Agreement Date (the “Owned Real Property”) and the name of the fee owner with respect thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens and (ii) the Company or a Company Subsidiary has sufficient rights of ingress and egress to the Owned Real Property in all material respects.

(b)    Section 3.18(b) of the Company Disclosure Letter sets forth a true and correct list of all properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease, and (iv) neither the Company nor any Company Subsidiary has received any written notice from the counterparty under any Real Property Lease that such counterparty intends to terminate such Real Property Lease. The Company has delivered or made available to Parent complete and accurate copies of all Real Property Leases.

(c)    Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Owned Real Property or Leased Real Property to any Person.

(d)    Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Owned Real Property or Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to use and operate the Owned Real Property or Leased Real Property as currently used and operated.

Section 3.19    Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.20    Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company, the Company Subsidiaries and their respective products are and, since January 1, 2019, have been in compliance with any Environmental Law; (ii) the Company and the Company Subsidiaries possess all Permits required under Environmental Law (“Environmental Permits”) and are and, since January 1, 2019, have been in compliance with such Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries; (iv) there have been no Releases by the Company or any Company Subsidiary or, to the Knowledge of the Company, any third party of or exposure to any Hazardous Substances that would reasonably be expected to require remedial activities by or form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and (v) none of the Company or the Company Subsidiaries has retained or assumed any liabilities or obligations by contract that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1    Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to the Agreement Date, of Merger Subsidiary and Parent.

Section 4.2    Authorization; No Conflict.

(a)    The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions (including the Financing) are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.17, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions (including the Financing) require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Nasdaq, (v) compliance with Section 721, (vi) compliance with the matters set forth on Section 3.3(c) of the Company Disclosure Letter and (vii) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions.

(c)    The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions (including the Financing) do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions (including the Financing).

Section 4.3    No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.4    Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent or any of its Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5    Broker’s or Finder’s Fees. Except for Morgan Stanley & Co. International plc and its Affiliates (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6    Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7    Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8    Solvency. None of Parent or Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and Parent and its Subsidiaries (on a consolidated basis) will, after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to any Person and with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) will exceed their debts, (b) such Person and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) such Person and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9    Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, that relate in any way to the Company, the Company Subsidiaries or any of their respective businesses or the Transactions or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10    Financing.

(a)    Parent has delivered to the Company (i) a correct and complete executed copy of the Senior Facilities Agreement, dated as of April 11, 2021 (the “Senior Facilities Agreement”), among Parent, DiaSorin Inc., a wholly owned Subsidiary of Parent (“Borrower”), the bookrunners and mandated lead arrangers party thereto, the lenders party thereto and Mediobanca – Banca di Credito Finanziario S.p.A, as agent (the “Agent”), (ii) a correct and complete executed copy of the Project Light – CP Status Letter dated as of April 11, 2021 from the Agent to the Borrower in respect of the Senior Facilities Agreement (the “CP Status Letter”), and (iii) correct and complete fully executed copies of the fee letters (the “Fee Letters”) referenced therein (together with the Senior Facilities Agreement and the CP Status Letter, the “Financing Documents”) (it being understood that the Senior Facilities Agreement and Fee Letters have been redacted to remove the fee amounts and other economic terms that could not reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing). Pursuant to, and subject to the terms and conditions of, the Senior Facilities Agreement, the lenders thereunder have agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Senior Facilities Agreement. The Financing Documents have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement.

(b)    As of the execution and delivery of this Agreement, the Financing Documents are in full force and effect and constitute the legal, valid and binding obligations of each of Parent and Borrower, as applicable, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their terms against Parent and Borrower, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c)    There are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in the Senior Facilities Agreement, as modified by the CP Status Letter. Subject to the terms and conditions of the Senior Facilities Agreement, and assuming the accuracy of the Capitalization Representations, the net proceeds contemplated from the Financing, together with other financial resources available to Parent and its Subsidiaries, will, in the aggregate, be sufficient for the payment of the Merger

Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby.

(d)    As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent under the Financing Documents, in each case, on the part of Parent, Borrower or, to the Knowledge of Parent, any other applicable party to the Financing Documents and (ii) to the Knowledge of Parent, all of the conditions to the funding of the full amount of the Financing are capable of being satisfied such that the Financing or any other funds necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement will be available to Parent on the Closing Date, in each of clauses (i) and (ii), assuming the satisfaction or waiver of the conditions to Closing set forth in Article VI in accordance with the terms of this Agreement. Parent has fully paid or caused to be paid all fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, there are no side letters or other Contracts related to the funding of the Financing.

Section 4.11    No Other Company Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

ARTICLE V

COVENANTS

Section 5.1    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives (including the Financing Parties) with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives (including the Financing Parties) with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as

Parent or the Financing Parties may reasonably request. During such period described in the immediately preceding sentence, subject to applicable Law, the Company shall direct its Representatives, officers and personnel to reasonably cooperate with Parent and Parent’s Representatives with respect to the foregoing, including for the purposes of facilitating transition and integration planning. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) result in a violation of applicable Law or (B) result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine; provided, that, in any such case, the Company shall use its commercially reasonable efforts to provide such access or information in a manner that would not result in any such violation or loss of legal protection. Notwithstanding anything to the contrary in this Section 5.1, the Company may satisfy its obligations set forth above by electronic means if physical access would not be permitted or reasonably practical in light of any COVID-19 Measures.

Section 5.2    Operation of the Company’s Business.

(a)    Except (i) as expressly contemplated, required or expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Letter, (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed) or (v) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19, during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its and their respective businesses in the ordinary course consistent with past practice in all material respects; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or the Company Subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b)    Except (w) as expressly contemplated, required or expressly permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(b) of the Company Disclosure Letter or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)    except as permitted by clauses (y) or (z) of Section 5.2(b)(ii), declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than (x) dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary or (y) dividends paid by the Company to holders of shares of Company Common Stock, not in excess of $0.10 per share per fiscal quarter, in each case consistent in all material respects with past practice, including with respect to the timing of the declaration, record date and payment thereof); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) pursuant to the Company’s right to acquire Company Restricted Shares held by a Company Employee upon termination of such Company Employee’s employment and (2) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date, and (3) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof;

(ii)    sell, issue, grant or authorize the sale, issuance, or grant of any Equity Interests, except that (x) the Company may issue shares of Company Common Stock pursuant to the exercise or settlement of

Company Equity Awards under the Stock Plans outstanding on the Agreement Date in accordance with the terms of such Company Equity Awards; (y) the Company may issue shares of Company Common Stock in connection with the conversion of the Convertible Notes to the extent expressly required by the terms of the Indenture in effect as of the Agreement Date; and (z) the Company may issue shares of Company Common Stock to the extent expressly required by the terms of the agreements governing the Convertible Note Warrants;

(iii)    except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv)    amend or permit the adoption of any amendment to the Company Charter Documents or the certificate of incorporation and bylaws (or other similar organizational documents) of any of the Company Subsidiaries;

(v)    (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, (1) any Equity Interest of any other Person or (2) any assets (other than (x) purchases pursuant to commitments under Contracts of the Company or any Company Subsidiary as in effect on the date of this Agreement, (y) acquisitions of raw materials or supplies in the ordinary course of business or (z) acquisitions of assets having a purchase price not exceeding $1,000,000 in the aggregate for all such acquisitions), (B) otherwise effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or (C) propose or adopt a plan of complete or partial liquidation, dissolution restructuring or other reorganization of the Company or any Company Subsidiary;

(vi)    make or authorize any capital expenditures, except for (A) those that are consistent with the Company’s current capital expenditure budget, made available to Parent on or prior to the Agreement Date or (B) unbudgeted capital expenditures in an amount not to exceed $1,000,000 (net of commitments or obligations from third parties to reimburse such expenditures) in the aggregate in any given year;

(vii)    enter into any Company Material Contract of the type set forth in clauses (ii), (iii) or (x) of the definition thereof or, other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract or Real Property Lease;

(viii)    sell, assign, transfer or otherwise dispose of, lease or license or subject to any Lien (other than Permitted Liens) any right, asset or property, except for (A) dispositions of inventory or products in the ordinary course of business or (B) rights, assets, or property having an aggregate value, taken together with the aggregate value of all other rights, assets or property sold, disposed of, leased, licensed or subjected to a Lien pursuant to this clause (B), not in excess of $5,000,000;

(ix)    sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any material Company Intellectual Property (except for non-exclusive licenses granted in the ordinary course of business) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any material Company Intellectual Property;

(x)    (A) lend money to, or make any advances to, capital contributions to or investments in, any Person (other than (x) advances to customers or Company Employees in the ordinary course of business or (y) loans, advances, capital contributions or investments to or in a direct or indirect wholly owned Company Subsidiary), (B) guarantee any Indebtedness (other than in the ordinary course of business), (C) incur any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business), (D) enter into any “keep well” or other agreement to maintain any financial statement condition or (E) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(xi)    except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date or applicable Law, (A) provide for any increase in compensation or benefits payable to any current or former director, officer or employee of the Company or any of the Company Subsidiaries, other than base salary increases in the ordinary course of business with respect to employees below the Vice President level; (B) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer or employee of the Company or any of the Company Subsidiaries, other than (x) providing severance in the ordinary course of business consistent with past practice to Company Employees terminated other than for cause (as determined by the Company in its reasonable discretion or as defined in any applicable Company Employee Agreement(s)) and (y) providing cash bonus awards not to exceed $500,000 in the aggregate to employees below the Vice President level; (C) establish, adopt, enter into or amend in any material respect any Company Plan or any CBA, other than entry into offer letters or other employment Contracts with new hires permitted by subsection (E) hereof in the ordinary course of business consistent with past practice or in connection with the payment of severance to the extent permitted by subsection (B) hereof; (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Benefit Plan; (E) hire any employee at the level of Vice President or above; or (F) terminate the employment of any employee at the level of Vice President or above, other than for cause (as determined by the Company in its reasonable discretion or as defined in any applicable Company Employee Agreement(s));

(xii)    other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xiii)    make any material change to any method of Tax accounting or any annual Tax accounting period, make or change any material Tax election, file any amended U.S. federal or other material Tax Return, enter into any closing agreement or settlement with respect to any material Tax claim, surrender any right to claim a refund with respect to material Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim;

(xiv)    except as with respect to Transaction Litigation, which shall be governed by Section 5.11, settle any pending or threatened Legal Proceeding against the Company or any of the Company Subsidiaries if (A) the amount to be paid by the Company or any of its Subsidiaries in any such settlement, taken together with the amounts to be paid in connection with any other settlements entered into since the Agreement Date, would be in excess of $2,000,000 or (B) such settlement would involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company or any of the Company Subsidiaries; or

(xv)    authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3    Acquisition Proposals.

(a)    No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as permitted by this Section 5.3, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly:

(i)    initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, informing such Person of the provisions contained in this Section 5.3(a));

(ii)    engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, informing such Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)    otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(iv)    except as permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).

(b)    Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who makes an unsolicited bona fide Acquisition Proposal following the Agreement Date if (x) such Acquisition Proposal did not result from a violation of Section 5.3(a), (y) prior to providing such information, the Company receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement (1) need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal and (2) may not contain terms that prevent the Company from complying with its obligations under this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (y) being an “Acceptable Confidentiality Agreement”)) and (z) the Company promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent (including via the Electronic Data Room) any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited Acquisition Proposal; or (iii) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) prior to taking any action described in clause (i) or (ii) above, the Company Board has determined in good faith (after consultation with the Company’s outside legal and financial advisors) based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal and the Company has complied with Section 5.3(e) with respect to such Acquisition Proposal prior to taking such action.

(c)    Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent (i) if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) if any non-public information is requested from the Company in connection with an Acquisition Proposal and (iii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company, any Company Subsidiary or any of its or their respective Representatives, and in each case will provide, in connection with such notice, the identity of the Person making such inquiry, proposal, offer or request and the terms and conditions of any inquiries, proposals, offers or requests (including, if applicable, unredacted copies of any written inquiries, requests, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal (including any proposals, offers, counterproposals, counteroffers and amendments in connection therewith) and the status of any such discussions or negotiations and shall provide Parent with unredacted copies of all written inquiries, requests, proposals, offers, counterproposals and counteroffers, including proposed and draft agreements and other documentation, that are subsequently received or exchanged.

(d)    No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i)    (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, or (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii)    cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)).

(e)    Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, (x) the Company Board may make a Change of Recommendation (1) if the Company receives a bona fide unsolicited Acquisition Proposal following the Agreement Date that did not result from a violation of Section 5.3(a) and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal or (2) other than in connection with an Acquisition Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known by the Company Board prior to the Agreement Date, in either case of (1) or (2), only if the Company Board determines in good faith that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (x)(1), the Company may also terminate this Agreement pursuant to Section 7.1 to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board or the Company shall take any of the foregoing actions unless:

(i)    the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(ii)    the Company shall have, and shall have used reasonable best efforts to cause its Representatives to have, during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that (A) the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(i) and this Section 5.3(e)(ii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby (except that the Notice Period in respect of such new Determination Notice shall be the longer of (x) three Business Days and (y) the period remaining under the initial Notice Period);

(iii)    at or following the end of such Notice Period, the Company Board shall have determined in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that (A) failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(iv)    in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1 and paid the Company Termination Fee in accordance with Section 7.4.

(f)    Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under the U.S. federal securities Laws with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g)    Existing Discussions. Upon execution and delivery of this Agreement, the Company agrees that it will, and will cause the Company Subsidiaries and direct its and their respective Representatives, to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) immediately cease providing any information to any such Person or its Representatives, (iii) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (iv) promptly request that any such Person and its Representatives promptly return to the Company or destroy any non-public information concerning the Company or the Company Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Person.

(h)    Breach By Representatives. The Company agrees that any breach of this Section  5.3 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

Section  5.4    Proxy Filing. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(c) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

Section 5.5    Stockholders Meeting. The Company will take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of holders of the Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. In connection therewith, the Company shall establish a record date for the Stockholders Meeting that is as early as is reasonably practicable, which such record date shall not be changed once established without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned, recessed or postponed, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law. Notwithstanding the foregoing, if, on a date that is two Business Days prior to the date the Stockholders Meeting is scheduled (the “Original Date”), (a) the Company reasonably believes it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present, or (b) it is necessary to adjourn, recess or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, the Company may adjourn, recess or postpone or make one or more successive postponements or adjournments of, the Stockholders Meeting, as long as the date of the Stockholders Meeting is not adjourned, recessed or postponed more than ten days from the Original Date in reliance on this sentence. Subject to Section 5.3, the Company Board shall recommend such adoption and shall take all lawful action to solicit the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Stockholders Meeting. For the avoidance of doubt, notwithstanding any Change of Recommendation, unless this Agreement has been terminated in accordance with its terms prior to the time of the Stockholders Meeting, the Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval.

Section 5.6    Filings; Other Actions; Notification.

(a)    Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and to promptly resolve such comments with the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance. Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.

(b)    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including (x) preparing and filing as promptly as practicable (and in any event shall make appropriate filings pursuant to the HSR Act within ten (10) Business Days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the Company and Parent will each request, where available, early termination of the waiting period with respect to the Merger under the HSR Act and under applicable Foreign Antitrust Laws. In furtherance of the foregoing, the Company and Parent shall submit, or cause to be submitted as promptly as practicable following the execution of this Agreement, (I) a draft of the joint notice to CFIUS (“CFIUS Notice”) contemplated under 31 C.F.R. § 800.501(g) with respect to the Merger, (II) as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS Notice referenced in clause (I), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a), and (III) as soon as possible (and in any event in accordance with applicable regulatory requirements) any other submissions that are formally requested by CFIUS to be made, or which the Company and Parent mutually agree should be made, in each case in connection with this Agreement and the Transactions. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws or the CFIUS Notice hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law concerning the Merger or any of the other Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all meetings, conferences, or substantive discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company, the Company Subsidiaries, Parent or any of Parent’s Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties hereto, but in consultation with the Company, (A) control and lead all communications and strategy for dealing with any Governmental Authority with respect to any consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained therefrom and (B) control and lead the defense strategy for dealing with any Legal Proceeding challenging this Agreement or the consummation of the Merger or the other Transactions. In no event shall the Company or the Company Subsidiaries agree to any obligation or concession or other action relating to any consent, registration, approval, permit or authorization to be obtained from a Governmental Authority without the prior written consent of Parent.

(c)    Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority.

(d)    Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other communications sent or received by Parent, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other party in advance and (ii) unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or substantive discussion.

(e)    Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company (in the case of

Section 5.6(e)(i) and Section 5.6(e)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)    the prompt provision to each and every federal, state, local or foreign court or Governmental Authority of non-privileged information and documents requested by any Governmental Authority or to permit consummation of the Transactions;

(ii)    the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law, in each case that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity (it being understood that no such action will be binding on the Company, Parent or any of their respective Affiliates unless it is contingent upon the occurrence of the Closing); and

(iii)    the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;

provided that notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to take, offer to take or agree to take any of the actions set forth in clauses (ii) or (iii) of this Section 5.6(e) (x) with respect to any assets, rights, product lines, licenses, categories of assets or businesses or other operations (A) of Parent or any of its Subsidiaries (excluding the Company and the Company Subsidiaries) or (B) of the Company or any of the Company Subsidiaries as specified in Section 5.6 of the Company Disclosure Letter or (y) with respect to any consents, approvals, permits, Orders or declarations required by CFIUS, if such actions would or would reasonably be expected to have, a Company Material Adverse Effect (clauses (x) or (y), a “Burdensome Condition”).

(f)    Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.

Section 5.7    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8    Public Announcements. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions, and to the extent practicable shall give each other a reasonable opportunity to review and comment on any such press release or announcement, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority or (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto.

Section 5.9    Indenture; Convertible Note Hedge Options and Warrants.

(a)    The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated as of May 13, 2020 (the “Indenture”) relating to the Company’s 3.00% Convertible Senior Notes Due 2025 (the “Convertible Notes”), to the trustee under the Indenture any notices, announcements, certificates or legal opinions required by the applicable Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b)    Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the Convertible Note Hedge Options and the Convertible Note Warrants are terminated at or as promptly as practicable following the Effective Time. At Parent’s request, the Company will, and will cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Convertible Note Hedge Options and the Convertible Note Warrants with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Hedge Options or the Convertible Note Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Note Hedge Options and the Convertible Note Warrants; provided that the Company shall not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. The Company will not, and will cause its Representatives not to, without Parent’s prior written consent, (x) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of, the Convertible Note Hedge Options or the Convertible Note Warrants, (y) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Convertible Note Hedge Options or the Convertible Note Warrants or (z) other than as described in this Section 5.9(b), enter into any discussions, negotiations or agreements with the counterparties to Convertible Note Hedge Options and the Convertible Note Warrants with respect to any of the foregoing. The Company will take all such other actions as may be required in accordance with the terms of the Convertible Note Hedge Options and the Convertible Note Warrants, including providing any notices or other documentation required to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice or documentation, in each case before such document is provided to the applicable counterparty, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

Section 5.10    Directors and Officers Exculpation, Indemnification and Insurance.

(a)    Existing Agreements and Protections. The Surviving Corporation, its Subsidiaries and Parent shall honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries and any indemnification agreement between any Indemnified Person and the Company or any Company Subsidiary (in each case, as in effect on the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 5.10(a) of the Company Disclosure Letter and of which the Company has made available to Parent a true and correct copy). In addition, commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents and the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, as applicable, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner except as required by applicable Law.

(b)    Indemnification. Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates that occurred prior to or at the Effective Time or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(c)    Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”); provided, that the Company shall not be permitted to expend, on such “tail” policy, an annual premium amount in excess of three hundred percent (300%) of the annual premium currently paid by the Company for the D&O Insurance; provided, further, that, if the amount necessary to procure such “tail” policy exceeds such maximum amount, the Company shall procure as much coverage as may be obtained for such maximum amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d)    Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.

(e)    No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at law or in equity).

(f)    Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.10 shall be joint and several.

(g)    Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11    Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent reasonable opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or propose or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Parent’s right to “participate” in the defense and prosecution of any Transaction Litigation shall not afford Parent any decision-making power over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12    Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Employee Matters.

(a)    For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)    During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time and (ii) benefits (including the costs thereof to Company Employee Benefit Plan participants) that are, in the aggregate, substantially comparable to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time.

(c)    In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation was waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d)    As of the Effective Time, Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to use commercially reasonable efforts to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.13(d) result in any duplication of benefits for the same period of service.

(e)    Without limiting the generality of Section 8.4, nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving

Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time or (iv) create any third-party beneficiary or other right in any other Person, including any current or former director, officer, employee or other service provider or any participant in any Company Plan, Parent Employee Benefit Plan or other employee benefit plan, program, policy, arrangement or agreement (or any dependent or beneficiary thereof), including any Covered Employee.

Section 5.14    Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of February 16, 2021 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, it being understood that the term “Recipient Representatives” thereunder shall be deemed to include the Financing Parties.

Section 5.15    Financing.

(a)    Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate the funding of the Financing or any Substitute Financing in an amount sufficient, together with cash on hand and/or the proceeds of any offering (any such offering, “Permanent Financing”) that in each case replaces or supplements the Financing consistent with the terms set forth in this Section 5.15, to consummate the Merger and the other transactions contemplated hereby (including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby) no later than the Closing, including, to the extent necessary to consummate the Merger and such other transactions, using reasonable best efforts to (i) maintain in effect the Financing Documents and in all material respects comply with all of their respective obligations thereunder and (ii) satisfy on a timely basis all the conditions to the funding of the Financing that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived or, upon funding of the Financing, shall have been satisfied or waived, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Persons providing the Financing to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby (including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby). Parent and/or Borrower shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Financing Documents.

(b)    Parent will keep the Company reasonably informed on a timely basis of the status of the Financing and the satisfaction of the conditions thereof, including providing copies of any amendment, modification, supplement or replacement of the Financing Documents (provided, that any syndication letter or fee letter may be redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing) and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the availability of the Financing necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement, including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, including, promptly after obtaining Knowledge thereof, providing the Company written notice of any (A) material breach or default by a Financing Party or any other party of any Financing Document or any other definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of any of the Financing Documents by the Financing Parties or (C) material dispute or disagreement between or among any parties to the Financing Documents or any other definitive document related to the Financing, on the one hand, and Parent or Borrower, on the other hand, in each case with respect to the obligations to fund the Financing or the amount of the

Financing to be funded at Closing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality. Parent and Borrower may amend, modify, replace, terminate, assign or agree to any waiver under the Financing Documents without the prior written approval of the Company, provided, that Parent and Borrower shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Financing Documents which would (i) reduce the aggregate cash amounts of the Financing (including by increasing the amount of fees to be paid or the original issue discount) unless the aggregate amount of the Financing following such reduction, together with cash on hand, the net proceeds of any Permanent Financing and other financial resources of Parent on the Closing Date, is sufficient to consummate the Merger and the other transactions contemplated hereby, including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby (it being understood that any such reduction in such amounts in accordance with the terms of the Financing Documents or as a result of the consummation of any Permanent Financing shall be permitted), (ii) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the funding of the Financing or (iii) otherwise expand, amend, modify or waive any provision of the Financing Documents, in a manner that in any such case would reasonably be expected to (A) materially delay or make less likely the funding of the Financing (or satisfaction of the conditions to the funding of the Financing) on the Closing Date or (B) materially adversely affect the ability of Parent or any of its Subsidiaries to timely consummate the Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent and Borrower may modify, supplement or amend the Financing Documents to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Documents as of the date of this Agreement; provided, further, that any such additional lenders which assume commitments in respect of the Financing Documents shall be bona fide lenders of substantially the same, or better, credit quality (as determined by Parent in good faith) as the Financing Parties on the date hereof. In the event that new credit agreements, syndication letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Financing Documents permitted pursuant to this Section 5.15, such new credit agreements, syndication letters and/or fee letters shall be deemed to be “Financing Documents” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Financing Documents as so amended, replaced, supplemented or otherwise modified, as applicable. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Financing Documents. If funds with respect to all or any portion of the Financing become unavailable (other than in accordance with the terms of the Financing Documents or as a result of the receipt of net proceeds of any Permanent Financing), Parent shall, and shall cause its Subsidiaries to, as promptly as practicable following the occurrence of such event (x) notify the Company in writing thereof and (y) use reasonable best efforts to obtain substitute financing, including, as applicable, a commitment to provide such substitute financing (on terms and conditions that are not materially less favorable to Parent and/or Borrower, taken as a whole, than the terms and conditions as set forth in the applicable Financing Documents) sufficient, together with cash on hand, the net proceeds of any Permanent Financing and other financial resources of Parent on the Closing Date, to enable Parent and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby (including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby) in accordance with the terms hereof (the “Substitute Financing”) and, promptly after execution thereof, deliver to the Company correct and complete copies of the new financing documents, including any new credit agreement or commitment letter and any related syndication letters and/or fee letters (in redacted form removing the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing) with respect to such Substitute Financing. Upon obtaining any such Substitute Financing (or commitment therefor), such financing shall be deemed to be a part of the “Financing” and each credit agreement or commitment letter and any related syndication letters and/or fee letters for such Substitute Financing shall be deemed to be a “Financing Document”, in each case, for all purposes of this Agreement.

(c)    The Company shall, and shall cause the Company Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with the Financing or any other debt, equity, equity-linked or other financing (including any Permanent Financing) of Parent or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby, including the following:

(i)    furnishing, or causing to be furnished, to Parent, any of the Subsidiaries of Parent and the Financing Parties and their respective agents financial information with respect to the Company and the Company Subsidiaries as may be reasonably requested by Parent, any of Parent’s Subsidiaries or the Financing Parties in connection with an offer or sale of securities in connection with such financing (other than any pro forma financial statements, which shall be the responsibility of Parent);

(ii)    using reasonable best efforts to cause the Company’s and the Company Subsidiaries’ independent accountants to participate in a manner consistent with their customary practice in drafting sessions and accounting due diligence sessions in connection with such financing;

(iii)    using reasonable best efforts to assist Parent or any of its Subsidiaries in (including by providing information relating to the Company and the Company Subsidiaries required in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents to be prepared by Parent or any of its Subsidiaries in connection with such financings;

(iv)    using reasonable best efforts to cooperate with customary marketing efforts of Parent or any of its Subsidiaries for any financing in connection with the Merger and the other transactions contemplated hereby, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times and using reasonable efforts to ensure that any syndication effort benefits from any existing lending and investment banking relationships;

(v)    delivering to Parent any materials and documentation about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the UK Money Laundering Regulations 2019) and any European Union legislation on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing (including Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015), as adopted and implemented from time to time at a national level by the country of incorporation or organization of the Company or any Company Subsidiary, to the extent reasonably requested by any Financing Party or Parent or any of Parent’s Subsidiaries not less than five (5) Business Days prior to Closing;

(vi)    cooperating with respect to the provision of guarantees, including by providing for the executing and delivering of definitive documents related thereto at the Closing in connection with such financing;

(vii)    providing customary authorization letters to the Financing Parties, authorizing the distribution of information to prospective lenders or investors and containing a customary representation that the public side versions of such documents, if any, do not include material non-public information about the

Company or the Company Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its Affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof); and

(viii)    providing reasonable assistance in the preparation of pro forma information, risk factor disclosure and other disclosures required to consummate such financing.

(d)    All non-public information regarding the Company or the Company Subsidiaries obtained by Parent or its Representatives, in each case pursuant to Section 5.15(c) or Section 5.9, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the financing that enter into confidentiality arrangements customary for financing transactions of the same type as such financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ trademarks, service marks and logos solely in connection with the financing for the Merger; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or the Company Subsidiaries.

(e)    In connection with Section 5.15(c) and Section 5.9, (w) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any liability or expenses in connection with any financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated hereby, except such expenses for which Parent or one of its Subsidiaries is obligated to reimburse the Company or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent or one of its Subsidiaries to the Company, (x) neither the Company or any Company Subsidiary nor any director or officer of the Company or any of the Company Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to such financing (except as explicitly provided in Section 5.9) that would be effective prior to the Closing (other than customary authorization letters pursuant to Section 5.5(c)(vii)), (y) any required cooperation shall not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries and (z) neither the Company nor any of the Company Subsidiaries or any of their respective Representatives shall be required to take or cause to be taken any action pursuant to Section 5.15(c) or Section 5.9 that (1) would cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries; (2) would conflict with (A) the organizational documents of the Company or the Company Subsidiaries or any material Laws or (B) obligations of confidentiality from a third party (not created in contemplation hereof) binding on the Company or the Company Subsidiaries (provided that in the event that the Company or the Company Subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and the Company Subsidiaries shall provide notice to Parent promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)); (3) would require providing access to or disclosing information that would jeopardize any attorney-client or work product privilege of the Company or any of the Company Subsidiaries (provided that the Company shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege); (4) would require its legal counsel to provide any legal opinions (except as explicitly provided in Section 5.9) or (5) would require the Company or the Company Subsidiaries to prepare any projections or pro forma financial information. The Company, the Company Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such financing to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence or willful misconduct of the Company, the Company Subsidiaries or their respective Representatives.

Parent shall promptly, upon written request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in connection with the cooperation provided under this Section 5.15 and Section 5.9, or such financing, whether or not the Merger is consummated or this Agreement is terminated.

(f)    Notwithstanding anything in this Agreement to the contrary, Parent and Merger Subsidiary each acknowledge and agree that the receipt and availability of any funds or financing is not a condition to the Closing under this Agreement.

Section 5.16    Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.18    Works Councils. Parent shall cooperate in good faith with the Company to facilitate compliance by the Company with its obligations under this Section 5.18. The Company shall comply in all material respects with all notification, consultation and other processes necessary to effectuate the Transactions, which shall include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the parties hereto are permitted to effect the Closing without such opinion or acknowledgment.

Section 5.19    Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.20    Notification of Certain Matters.

(a)    Unless prohibited by applicable Law, Parent and the Company shall each promptly notify the other party upon receiving Knowledge of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to a failure of a condition precedent in Article VI; provided, however, that the failure to make any such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VI have been satisfied or give rise to any right of termination to any party hereto under Article VII.

(b)    Unless prohibited by applicable Law, the Company shall (and shall cause the Company Subsidiaries and its and their respective Representatives to) take the actions specified on Section  5.20(b) of the Company Disclosure Letter.

Section 5.21    Tax Cooperation. The Company shall (i) furnish Parent, in a timely manner, with any information, documents, work papers and other materials as Parent may reasonably request in connection with Tax-related matters (including with respect to due diligence, restructuring and integration planning and Tax reform), (ii) make its employees, representatives and advisors available upon reasonable advance notice during normal business hours to provide explanations of such information, documents, work papers and other materials and (iii) reasonably cooperate in connection with such matters. Prior to the Company or any of the Company Subsidiaries effecting or otherwise engaging in any material Tax planning strategies or transactions, the Company shall reasonably consult with Parent. The Company shall consider in good faith any restructuring steps that Parent requests the Company or any of the Company Subsidiaries to consummate prior to the Closing.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company) of each of the following conditions at or prior to the Closing:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and the consents, approvals, permits, Orders or declarations of, filings with, or notice to, any Governmental Authority required to be made or obtained in connection with the consummation of the Merger and set forth on Section 6.1(b) of the Company Disclosure Letter (each, a “Governmental Approval”) shall have been made or obtained.

(c)    No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2    Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a)    Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(b)    Accuracy of Representations and Warranties.

(i)    The representations and warranties of the Company set forth in Section 3.2(a) and 3.2(b) (the “Capitalization Representations”) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any de minimis inaccuracies and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any de minimis inaccuracies);

(ii)    The representations and warranties of the Company set forth in Section 3.1, 3.3(a), 3.3(b), 3.3(e) and 3.8 (the “Fundamental Representations”) shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date);

(iii)    The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the

Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)    Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d)    No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(e)    No Legal Restraint. There shall not be any Legal Restraint in effect that imposes, or would upon the consummation of the Merger impose, a Burdensome Condition.

Section 6.3    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)    Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b)    Accuracy of Representations and Warranties.

(i)    The representations and warranties of Parent and Merger Subsidiary set forth in Section 4.1, 4.2(a) and 4.5 shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date); and

(ii)    The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement (other than set forth in Section 4.1, 4.2(a) and 4.5) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)    Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company if the Effective Time shall not have occurred on or before October 11, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)    by either Parent or the Company if the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)    by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e)    by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) Parent or Merger Subsidiary ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period); or

(f)    by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) the Company pays to Parent the Company Termination Fee in accordance with Section 7.4(b); or

(g)    by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(h)    by Parent in the event that a Change of Recommendation shall have occurred; or

(i)    by Parent, if any Legal Restraint that imposes, or would upon the consummation of the Merger impose, a Burdensome Condition shall be in effect and shall have become final and nonappealable.

Section 7.2    Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice, validly given.

Section 7.3    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.8, Section 5.14, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any Fraud committed in connection with this Agreement or any of Transactions and (c) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for Willful Breach in connection with this Agreement or any of the Transactions. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; provided that, without limiting the meaning of Willful Breach, the parties hereto acknowledge and agree that any failure by any party to consummate the Merger and the Transactions after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger), including as a result of a failure to have necessary financing to cause the Closing to occur, shall constitute a Willful Breach of this Agreement.

Section 7.4    Company Termination Fees.

(a)    In the event that (A) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c), (B) following the execution of this Agreement and prior to the termination thereof, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn without qualification at least ten (10) Business Days prior to the Stockholders Meeting and (C) within twelve (12) months following the termination of this Agreement, a Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing

Acquisition Transaction, then within two (2) Business Days after the earlier of the entry into an Alternative Acquisition Agreement and the consummation of a Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $59,220,000.

(b)    In the event that this Agreement is terminated pursuant to Section 7.1(f), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(d)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)    Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 7.4 or any portion thereof, the Company will pay to Parent its out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)    Acknowledgement. Each of the parties acknowledges and agrees that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and shall be (together with all interest as described in Section 7.4(e)) the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company pursuant to Section 7.4 and the Company Termination Fee is actually paid to Parent.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2    Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3    No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4    Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits hereto, the Company Disclosure Letter and the documents and instruments relating to the Merger referred to in this Agreement, constitutes, together with the Confidentiality Agreement, the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THE CONSUMMATION OF THE MERGER, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE AVAILABLE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) with respect to the Indemnified Persons who are express third party beneficiaries of Section 5.10 and (b) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3.

Section 8.5    Applicable Law; Jurisdiction.

(a)    THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceedings shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.4 are not intended to and do not adequately compensate Parent and Merger Subsidiary for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(d)    The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(e)    Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

(f)    Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, each of the Company Subsidiaries and each of the Company’s Affiliates hereby: (a) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the courts of England, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the jurisdiction of such court, (b) agrees that any such Legal Proceeding shall be governed by English Law, except as otherwise provided in any applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the courts of England, so long as such forum is and remains available, (d) agrees that service of process upon the Company, any of the Company Subsidiaries or any of the Company’s Affiliates in any such Legal Proceeding shall be effective if notice is given in accordance with Section 8.8, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Legal Proceeding brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to the Company, the Company Subsidiaries, the Company’s Affiliates or any of their respective Representatives (in each case, other than Parent and its respective Subsidiaries) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce this Section 8.5(f) and that such provisions, as well as the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Parties.

Section 8.6    Non-Reliance.

(a)    Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”), and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)    In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective

Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (b) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud, Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Merger Subsidiary or Parent:

Diasorin S.p.A

Via Crescentino snc

13040 SALUGGIA (VC) - ITALY

Email: ulisse.spada@diasorin.it

Attention: Ulisse Spada, General Counsel

with a copy to (which copy shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:          Robert I. Townsend, III

                           Damien R. Zoubek

Email:                rtownsend@cravath.com

                 dzoubek@cravath.com

if to the Company:

Luminex Corporation

12212 Technology Blvd., Suite 130

Austin, TX 78727

Email: rrew@luminex.com

Attention: Richard Rew (Sr. VP, General Counsel and Corporate Secretary; Chief Compliance Officer)

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention: John J. Gilluly, III, PC

Facsimile: (512) 457-7001

E-mail: john.gilluly@dlapiper.com

Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10    Construction.

(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    The phrases “made available to”, “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the Electronic Data Room, prior to the execution and delivery of this Agreement.

Section 8.11    Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIASORIN S.P.A.

By:	/s/ Kay Williams
Name:	Kay Williams
Title:	Special attorney

DIAGONAL SUBSIDIARY INC.

By:	/s/ John Gerace
Name:	John Gerace
Title:	President

LUMINEX CORPORATION

By:	/s/ Nachum “Homi” Shamir
Name:	Nachum “Homi” Shamir
Title:	President, Chairman and CEO

EXHIBIT A

DEFINITIONS

1.1    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agent	Section 4.10(a)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Borrower	Section 4.10(a)
Burdensome Condition	Section 5.6(e)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)
CBAs	Section 3.15
Certificates	Section 1.3(a)
CFIUS Notice	Section 5.6(b)
Change of Recommendation	Section 5.3(d)(i)
Claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III
Company Financial Advisor	Section 3.8
Company Material Contract	Section 3.17(a)
Company Option Merger Consideration	Section 1.5(a)
Company Plans	Section 3.9(a)
Company Preferred Stock	Section 3.2(a)
Company Proprietary Software	Section 3.14(i)
Company Registered Intellectual Property	Section 3.14(a)
Company RSA Merger Consideration	Section 1.5(c)
Company RSU Merger Consideration	Section 1.5(b)
Company SEC Reports	Section 3.5(a)
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Convertible Notes	Section 5.9
Covered Employees	Section 5.13(a)
CP Status Letter	Section 4.10(a)
D&O Insurance	Section 5.10(c)
Debt	Section 4.8
Determination Notice	Section 5.3(e)(i)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4

Terms	Definition
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Environmental Permits	Section 3.20
Equity Interests	Section 3.2(b)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
FDA	Section 3.13
Fee Letters	Section 4.10(a)
Financing	Section 4.10(a)
Financing Documents	Section 4.10(a)
Foreign Antitrust Laws	Section 3.3(c)
Fundamental Representations	Section 6.2(b)(i)
Government Antitrust Entity	Section 5.6(e)(i)
Governmental Approvals	Section 6.1(b)
Indemnified Persons	Section 5.10(a)
Indenture	Section 5.9
Insurance Policies	Section 3.16
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(b)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	Recitals
Notice Period	Section 5.3(e)(i)
Original Date	Section 5.5
Owned Real Property	Section 3.18(a)
Parent Employee Benefit Plan	Section 5.13(c)
Parent	Preamble
Permanent Financing	Section 5.15(a)
Permits	Section 3.12(c)
Proxy Statement	Section 5.4
Qualified Company Employee Benefit Plan	Section 3.9(c)
Risk Factors	Article III
SEC	Section 3.5(a)
Section 721	Section 3.3(c)
Senior Facilities Agreement	Section 4.10(a)
Solvent	Section 4.8
Stockholders Meeting	Section 5.5
Substitute Financing	Section 5.15(b)
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Uncertificated Shares	Section 1.3(a)
Willful Breach	Section 7.3

1.2    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person; or (iii) any sale, lease, exchange, transfer or other disposition to any Person of more than fifteen percent (15%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, London or Milan are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.

“CFIUS” shall mean the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“Code” means Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any third party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any Company Product.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any material liability.

“Company Equity Awards” means the Company Options, Company RSUs and Company Restricted Shares.

“Company ESPP” means the Luminex Corporation Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary (whether solely or jointly with one or more other Persons).

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that with respect to clause (a) only, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:

(i)    general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii)    conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iv)    political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)    (A) any actions taken by Parent or any of its controlled Affiliates, (B) the failure of Parent or Merger Subsidiary to comply with their respective obligations under this Agreement, (C) any actions taken by the Company or the Company Subsidiaries to which Parent has expressly consented or requested in writing or (D) the Company taking any action expressly required by this Agreement (other than by Section 5.2);

(vi)    any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(vii)    other than for purposes of Section 3.3(c), Section 3.3(d), Section 4.3 and the conditions to Closing related thereto, the announcement, pendency or completion of this Agreement, including, to the extent resulting therefrom, (A) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, or (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners;

(viii)    any natural or man-made hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;

(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded); and

(x)    the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary;

(xi)    any litigation, claim, action or other proceeding threatened, made or brought based upon, arising out of or with respect to allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or any of the Transactions; or

except, in the case of clause (i), (ii), (iii), (iv), (vi) or (viii), to the extent the Company or the Company Subsidiaries are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect).

“Company Option” means an option to purchase shares of Company Common Stock pursuant to a Stock Plan.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company Restricted Share” means a share of restricted Company Common Stock granted under a Stock Plan.

“Company RSU” means an award of restricted stock units granted under a Stock Plan.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Convertible Note Hedge Options” means any call options entered into in connection with the Convertible Notes, including those evidenced by (a) the call option confirmation, dated as of May 7, 2020, between the Company and JPMorgan Chase Bank, National Association, New York Branch, (b) the call option confirmation, dated as of May 7, 2020, between the Company and Goldman Sachs & Co. LLC and (c) the call option confirmation, dated as of May 7, 2020, between the Company and Bank of America, N.A., in each case as modified from time to time prior to the Agreement Date.

“Convertible Note Warrants” means any warrants issued in connection with the Convertible Notes, including those evidenced by (a) the warrant confirmation, dated as of May 7, 2020, between the Company and JPMorgan Chase Bank, National Association, New York Branch, (b) the warrant confirmation, dated as of May 7, 202, between the Company and Goldman Sachs & Co. LLC and (c) the warrant confirmation, dated as of May 7, 2020, between the Company and Bank of America, N.A., in each case as modified from time to time prior to the Agreement Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, law, order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) each other employee benefit plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, Orders, demands, claims, liens, investigations, proceedings or notices of noncompliance by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of or resulting from (A) the presence, Release, sale or distribution of, or exposure to, any Hazardous Substance, (B) the failure to comply with any Environmental Law or (C) the term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, regulation, Order or permit requirement of any governmental jurisdiction relating to pollution, the protection, investigation or restoration of the environment, the climate or natural resources, the protection of human health and safety (as each concern exposure to hazardous or toxic substances), or the use, production, generation, storage, Release, registration, classification, export, import or labeling of hazardous or toxic substances or products containing such substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA Fraud Policy” means the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

“Financing Parties” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent or any of its Subsidiaries in lieu of the Financing under the Financing Documents, in connection with the Merger, and their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.

“Fraud” means the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited or regulated, or that can result in liability, under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA.

“Health Law” means any applicable Law regarding medical device and health care products and services applicable to the Company or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of such products, any applicable Law relating to the import or export of the Company Products, any applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, packaging, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and relating to promotion and sales of medical devices and health care products to providers and facilities that bill or submit claims under government healthcare programs, including (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Clinical Laboratory Improvement Amendments of 1988, (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (v) the Stark Law (42 U.S.C. 1395nn et seq.), (vi) the False Claims Act (31 U.S.C. § 3729 et seq.), (vii) the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (ix) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (x) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (xi) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (xiii) Medicare (Title XVIII of the Social Security Act), (xiv) Medicaid (Title XIX of the Social Security Act), (xv) the Occupational Safety and Health Act and (xvi) all applicable state privacy and confidentiality laws, and state laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, and (c) all indebtedness of another Person referred to in clauses (a) and (b) above guaranteed by such Person.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof (collectively, “Patents”); (ii) all Trade Secrets; (iii) copyrights and all other rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“IT Assets” means all computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, in each of the foregoing, owned, licensed or used by the Company or any of the Company Subsidiaries.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Letter and (b) Parent or Merger Subsidiary, the actual knowledge of the Chief Financial Officer or the General Counsel of Parent.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Licensed Intellectual Property” means all of the Intellectual Property Rights owned by a third party that is licensed to the Company or any Company Subsidiary pursuant to a Contract to which Company or a Company Subsidiary is a party.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal or offer, preemptive right, reversion interest, restriction on ownership, limitation on voting rights or disposition rights, conditional and installment sale agreement, encumbrance or community property interest of any kind or nature whatsoever.

“Medical Device Reports” shall mean all reports of deaths, serious or unexpected adverse effects associated with the use of the Company Products, or malfunctions of the Company Products occurring during clinical studies or commercial use required to be reported to FDA in accordance with 21 C.F.R. Part 803 or required to be reported to comparable Health Authorities pursuant to comparable requirements.

“Nasdaq” means The NASDAQ Market, LLC.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP; (iii) Liens affecting the fee interest of the grantor of any easements benefiting any real property; (iv) minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (v) zoning, building and other similar Laws (excluding violations thereof); (vi) any conditions that would be disclosed by a current, accurate survey provided to Parent prior to the date of this Agreement or that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the subject real property; (vii) Liens discharged at or prior to the Closing; (viii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (x) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (xi) non-monetary Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means (i) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (ii) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth and (iii) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. § 160.103. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Privacy and Data Security Requirements” means (i) any Laws regulating the Processing of Personal Data, (ii) obligations under all Contracts to which the Company or any of the Company Subsidiaries is a party that relate to Personal Data and (iii) all of the Company’s and the Company Subsidiaries’ internal and publicly posted policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Public Software” means (i) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org), and (ii) any other Software that is distributed as freeware, or under similar licensing or distribution models.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Owned Real Property or Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, clearances, exemptions, registrations, listing, concessions or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Authorities pursuant to a Health Law in order to allow the conduct of a regulated activity.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, depositing or disposing or migrating into or through the indoor or outdoor environment.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means any and all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including any and all software implementations of algorithms, models and methodologies for any of the foregoing, whether in Source Code, Object Code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means, collectively, the Luminex Corporation 2018 Equity Incentive Plan and Luminex Corporation 2006 Equity Incentive Plan, as amended.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith: (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation and materials therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

Annex B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

OPINION OF PERELLA WEINBERG PARTNERS LP

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com

April 10, 2021

Board of Directors

Luminex Corporation

12212 Technology Blvd.

Austin, TX 78727

Members of the Board:

We understand that Luminex Corporation, a Delaware corporation (the “Company”), DiaSorin S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent”), and Diagonal Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (a) Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”) and (b) pursuant to the Merger, each share of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company other than dissenting shares, shares owned by the Company or any of its wholly-owned subsidiaries, and shares owned directly or indirectly by Parent, will be converted into the right to receive $37.00 in cash (the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Company Common Stock of the Merger Consideration provided for in the Merger Agreement.

For purposes of the opinion set forth herein, we have, among other things:

1.    reviewed certain publicly-available financial statements and other business and financial information with respect to the Company, including equity research analyst reports;

2.    reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.    discussed the past and current business, operations, financial condition and prospects of the Company with the management and other representatives of the Company;

4.    compared the financial performance of the Company with that of certain other publicly-traded companies which we believe to be generally relevant;

5.    compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant;

6.    reviewed the historical trading prices for the Company Common Stock and compared such prices with those of securities of certain other publicly-traded companies which we believe to be generally relevant;

7.    participated in discussions among representatives of the Company and Parent and their respective advisors;

8.    reviewed a draft, dated April 9, 2021 of the Merger Agreement; and

9.    conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that, to their knowledge, the information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future stand-alone financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals. Nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement (or the impact of the Merger thereon), including under any applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement will not differ from the form of the Merger Agreement reviewed by us in any respect material to our analysis, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without modification, waiver or delay in any respect material to our analysis. In addition, we have assumed that in connection with the receipt of all the necessary approvals for the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger, in each case, in any way meaningful to our analysis. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the outstanding shares of Company Common Stock pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or to be entered into in connection with the Merger Agreement, the form, structure or financing of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision by the Company to enter into the Merger Agreement or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion (or would have become payable if we had determined that we were not able to deliver this opinion) and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement.

During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however, Perella Weinberg Partners LP and its affiliates in the future may provide investment banking and other financial services to Parent and its affiliates and in the future may receive compensation for the rendering of such services. In the past, Perella Weinberg Partners LP and its affiliates have provided investment banking and other financial services to the Company and its affiliates unrelated to the Merger, for which they have received compensation and Perella Weinberg Partners LP and its affiliates in the future may provide investment banking and other financial services to the Company and its affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock or any other person as to how such person should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

LUMINEX CORPORATION 12212 TECHNOLOGY BLVD. AUSTIN, TX 78727 ATTN: KENDEL MARTIN VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D54775-S24041 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LUMINEX CORPORATION The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of April 11, 2021, as it may be amended, supplemented or modified from time to time, by and among Luminex Corporation, DiaSorin S.p.A., and Diagonal Subsidiary Inc. and approve the Merger. 2. To adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement is provided to the stockholders of Luminex Corporation a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger. 3. To approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to Luminex Corporation’s named executive officers that is based on or otherwise relates to the Merger. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D54776-S24041 LUMINEX CORPORATION Special Meeting of Stockholders June 21, 2021, 10:00 a.m. Central Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Nachum “Homi” Shamir, Harriss T. Currie, and Richard W. Rew II (“the Named Proxies”), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Luminex Corporation, a Delaware corporation (“the Company”), that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 12212 Technology Boulevard, Austin, Texas 78727 on June 21, 2021 at 10:00 a.m., Central Daylight Time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side